As filed with the Securities and Exchange Commission on September 19, 2008

Registration No.      333-153423

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

AMENDMENT No. 1

TO

FORM S-1/A

Registration Statement Under The Securities Act of 1933

LPATH, INC.

(Exact name of Registrant as specified in its Charter)

Nevada	2836	16-1630142
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

6335 Ferris Square, Suite A, San Diego, California 92121 Phone: (858) 678-0800 (Address and telephone number of registrants principal	Scott R. Pancoast Chief Executive Officer 6335 Ferris Square, Suite A, San Diego, California 92121 Phone: (858) 678-0800
executive offices and principal place of business)	(Name, address and telephone number of agent for service)

Copies to:

WESLEY J. PAUL, ESQ.

Eilenberg Krause & Paul LLP

11 East 44th St., 19th Floor

New York, New York 10017

Telephone:  (212) 986-9700

Approximate date of proposed sale to public:  From time to time after the effectiveness of the registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933,  as amended (the “Securities Act”), other than securities offered only in connection with dividend  or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $.001 per share (2)	7,090,999	$1.425	(3)	$10,104,673.58	$397.11
Class A Common Stock, $.001 per share (4)	1,939,488	$1.25	(5)	$2,424,360.00	$95.28
Class A Common Stock, $.001 per share (6)	81,229	$1.03648	(5)	$84,192.23	$3.30
Total	9,111,716			$12,613,225.81	$495.69	(7)

(1)          In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)          Represents shares of Class A common stock currently outstanding to be sold by the selling security holders.

(3)          Fee calculated in accordance with Rule 457(c) of the Securities Act.  Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the average of the last reported bid and ask price for our common stock on the OTC Bulletin Board on September 5, 2008.

(4)          Represents shares of Class A common stock issuable upon the exercise of outstanding warrants.

(5)          Pursuant to Rule 457(g), calculated based upon the exercise price of the warrants held by the selling security holders.

(6)          Represents shares of Class A common stock issuable upon the exercise of outstanding warrants that were issued pursuant to anti-dilution rights.

(7)          Fee Previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED, SEPTEMBER 19, 2008

LPATH, INC.

7,090,999 shares of Common Stock

2,020,717 shares of Common Stock Issuable Upon the exercise of Warrants

The prospectus relates to the resale by certain selling security holders of Lpath, Inc. of up to 9,111,716 shares of our Class A common stock in connection with the resale of:

•                  up to 7,090,999 shares of our Class A common stock which were issued in connection with a private placement that closed on August 12 and 18, 2008;

•                  up to 1,939,488 shares of our Class A common stock which may be issued upon exercise of certain warrants issued in connection with a private placement that closed in August 2008 (including warrants issued to our placement agents in such offering); and

•                  up to 81,229 shares of our Class A common stock which may be issued upon exercise of certain warrants issued in connection with anti-dilution rights granted in our 2007 private placement which rights were triggered by the sale of common stock issued in connection with a private placement that closed on August 12 and 18, 2008.

Our Class A common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol “LPTN.” On September 18, 2008, the closing sale price of our Class A common stock on the OTC Bulletin Board was $1.17.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

Our offices are located at 6335 Ferris Square, Suite A, San Diego, California 92121. Our telephone number is (858) 678-0800. Our website can be found at www.lpath.com.

The date of the prospectus is     , 2008.

You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date. In this prospectus, (i) “Lpath,” “the Company,” “we,” “us,” and “our” refer to Lpath, Inc., a Nevada corporation, unless the context otherwise requires; (ii) references to “Lpath Therapeutics” or “LTI” refer to Lpath Therapeutics, Inc., our wholly owned subsidiary; and (iii) references to “common stock” or “Class A common stock” refer to the Company’s Class A common stock, par value $0.001.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

Corporate Background

We are a biotechnology company focused on the discovery and development of lipidomic-based therapeutics, an emerging field of medical science whereby bioactive lipids are targeted to treat human diseases

Lpath Therapeutics Inc., our predecessor company, was incorporated in September 1997 in the state of Delaware as Medlyte Diagnostics, Inc. The company commenced operations in January 1998. Our predecessor company changed its name to Medlyte, Inc. in July 2001 and to Lpath Therapeutics Inc. in July 2004.

Effective November 30, 2005, Neighborhood Connections, Inc. (“NCI”), a publicly traded Nevada corporation, completed the acquisition of Lpath Therapeutics (“LTI”) through a reverse triangular merger in which Neighborhood Connections Acquisition Corporation (“NCI Sub”), a wholly owned subsidiary of NCI formed solely for the purpose of facilitating the merger, merged with and into Lpath Therapeutics (“the Merger”).  Lpath Therapeutics was the surviving corporation in the Merger and, as a result, became a wholly owned subsidiary of NCI.  On December 2, 2005, NCI amended its Articles of Incorporation to change its name to Lpath, Inc.

Although NCI acquired Lpath Therapeutics as a result of the Merger, the stockholders of Lpath Therapeutics received a majority of the voting interest in the combined enterprise as consideration for entering into the Merger. Additionally, the Merger resulted in Lpath Therapeutics’s management and Board of Directors assuming operational control of NCI. At the time of the Merger, NCI fell within the definition of a “shell company” as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934.

Immediately preceding the Merger on November 30, 2005, Lpath Therapeutics raised $6.0 million through the private placement of units consisting of two shares of LTI common stock and one LTI warrant.

For accounting purposes, this Merger is being accounted for in accordance with guidance set forth for transactions of this type by the Securities and Exchange Commission, which views mergers of this type to be capital transactions rather than business combinations.  Therefore, the Merger was accounted for as the issuance of LTI common stock by Lpath Therapeutics for the net monetary assets of NCI, accompanied by a recapitalization.

Our offices are located at 6335 Ferris Square, Suite A, San Diego, California 92121. Our telephone number is (858) 678-0800. Our website can be found at www.lpath.com.

Recent Developments

On August 12, 2008 and August 18, 2008, we entered into a Securities Purchase Agreement with various accredited investors whereby we sold shares of our Class A common stock at a price of $0.95 per share.  Each investor also received warrants in an amount equal to 25% of the shares purchased by such respective investor.  These warrants are exercisable to purchase our Class A common stock at an exercise price of $1.25 per share.  We raised approximately $6.7 million pursuant to the 7,090,999 shares of Class A common stock and 1,939,488 million warrants sold pursuant to the purchase agreements.

We issued the shares and the warrants pursuant to this offering subject to an exemption from registration of such shares and warrants under Section 4(2) of the Securities Act of 1933, as amended (the “Act”) as a transaction by an issuer not involving a public offering.  All of the investors in this private offering were accredited investors as defined in Rule 501 of Regulation D as promulgated under the Act.

Some of the Investors in the this private placement included (i) our Chief Executive Officer, (ii) a trust controlled by one of our current directors and (iii) some of our current stockholders (some of whom participated by means of an exercise of rights to participate in this private placement granted pursuant to the Securities Purchase Agreement dated April 6, 2007 listed as Exhibit 10.14 to the Registration Statement on Form SB-2 filed June 29, 2007 with the Securities Exchange Commission).

Investors in this offering were granted certain registration rights with respect to the shares of our Class A common stock purchased by such investors as well as with respect to shares of our Class A common stock which such investors may receive as a result of exercise of the warrants described above.

THE OFFERING

Key Facts of the Offering

Shares of Class A common stock being registered	7,090,999

Total shares of Class A common stock outstanding as of the date of this prospectus	52,506,483

Number of shares of Class A common stock issuable upon the exercise of warrants	2,020,717

Total proceeds raised by us from the disposition of the Class A common stock by the selling security holders or their transferees

We will receive no proceeds from the disposition of already outstanding shares of Class A common stock by the selling security holders or their transferees. We may receive proceeds of up to $2,508,552 from the exercise of 2,020,717 warrants covered by this prospectus.

Summary Financial Data

The following table summarizes certain of our financial data for the fiscal years ended December 31, 2007 and 2006, and for the six-month periods ended June 30, 2008 and 2007.  We derived the data for the years ended December 31, 2007 and 2006 from our audited consolidated financial statements included elsewhere in this prospectus. The information contained in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes included in this prospectus.

	Six Months Ended June 30,		Years Ended December 31,
	2008	2007	2007	2006
Statement of Operations Data:
Grant Revenue	$474,714	$349,920	$372,348	$511,862
Research and Development Expense	5,643,389	5,006,510	12,418,554	4,035,552
General and Administrative Expense	2,418,411	1,700,430	3,429,676	2,242,297
Loss from Operations	(7,587,086)	(6,357,020)	(15,475,882)	(5,765,987)
Net Loss	(7,511,163)	(6,239,712)	(15,091,760)	(5,604,743)
Loss per Share	$(0.17)	$(0.19)	$(0.39)	$(0.23)

	June 30,	December 31,
	2008	2007	2006
Balance Sheet Data:
Working Capital	$611,928	$6,127,775	$963,158
Total Assets	3,198,285	8,651,988	2,354,235
Current Liabilities	1,709,498	1,621,379	717,592
Total Stockholders’ Equity	827,777	6,335,228	1,558,776

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements set forth in this prospectus, including information incorporated by reference, constitute “Forward Looking Statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may,” or words or expressions of similar meaning. All such forward looking statements involve risks and uncertainties, including, but not limited to: statements regarding our research and development programs; proposed marketing and sales; patents and regulatory approvals; the effect of competition and proprietary rights of third parties; the need for and availability of additional financing and our access to capital; the future trading of our Class A common stock; the seeking of joint development, licensing or distribution and collaboration and marketing arrangements with pharmaceutical companies; and the period of time for which our existing cash will enable us to fund our operations. In addition to the items described in this report under the heading “Risk Factors,” many important factors affect our ability to achieve our stated objectives and to successfully develop and commercialize any product candidates, including, among other things, our ability to obtain substantial additional funds, to obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each stage of development, to meet applicable regulatory standards and to receive required regulatory approvals, to meet obligations and required milestones under agreements, to be capable of manufacturing and distributing products in commercial quantities at reasonable costs, to compete successfully against other products and to market products in a profitable manner. Therefore, prospective investors are cautioned that the forward-looking statements included in this report may prove to be inaccurate. In light of the significant uncertainties inherent to the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or warranty by us or any other person that our objectives and plans will be achieved in any specified time frame, if at all. Except to the extent required by applicable laws or rules, we do not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

RISK FACTORS

Investing in us entails substantial risks. Factors that could cause or contribute to differences in our actual results include those discussed in the following section. You should consider carefully the following risk factors, together with all of the other information included in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of our common stock.

Risks primarily associated with the manner in which the Company conducts its business:

Our intellectual property rights are valuable, and our inability to protect them could reduce the value of our products, services and brand.

Our patents, trademarks, trade secrets, copyrights, and other intellectual property rights are critically important assets to us. Events outside of our control could jeopardize our ability to protect our intellectual property rights. For example, effective intellectual property protection may not be available in every country in which our products and services are distributed. In addition, the efforts we have taken to protect our intellectual property rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Protecting our intellectual property rights is costly and time consuming, and the unauthorized use of our intellectual property could cause these costs to rise significantly and materially affect our operating results.

While our goal is to obtain patent protection for our innovations, they may not be patentable or we may choose not to protect certain innovations that later turn out to be important for our business. Even if we do obtain protection for our innovations, the scope of protection gained may be insufficient or a patent issued may be deemed invalid or unenforceable, as the issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. The patenting process, enforcement of issued patents, and defense against claims of infringement are inherently costly and risky. We may not have the financial resources to defend our patents, thereby reducing our competitive position and our business prospects. Specific risks associated with the patent process include the following:

•                  The United States or foreign patent offices may not grant patents of meaningful scope based on the applications we have already filed and those we intend to file.

•                  If our current patents do not adequately protect our drug molecules and the indications for their use, then we will not be able to prevent imitation and any product may not be commercially viable.

•                  Some of the issued patents we now license may be determined to be invalid.

•                  If we have to defend the validity of the patents that we have in-licensed, the costs of such defense could be substantial, and there is no guarantee of a successful outcome.

•                  In the event any of the patents we have in-licensed is found to be invalid, we may lose competitive position and may not be able to receive royalties for products covered in part or whole by that patent under license agreements.

In addition, changes in or different interpretations of patent laws in the United States and foreign countries may permit others to use our discoveries or to develop and commercialize our technology and products without providing any compensation to us. The laws of some countries do not protect intellectual property rights to the same extent as U.S. laws and those countries may lack adequate rules and procedures for defending our intellectual property rights. For example, some countries, including many in Europe, do not grant patent claims directed to methods of treating humans, and in these countries patent protection may not be available at all to protect our drug candidates.

Although we try to avoid infringement, there is the risk that we will use a patented technology owned by another person or entity and/or be sued for infringement. For example, U.S. patent applications are confidential while pending in the Patent and Trademark Office, and patent offices in foreign countries often publish patent applications for the first time six months or more after filing. Further, we may not be aware of published or granted conflicting patent rights. Any conflicts resulting from patent applications and patents of others could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. In addition, defending or indemnifying a third party against a claim of infringement can involve lengthy and costly legal actions, and there can be no guarantee of a successful outcome.

Specifically, we have filed patents to protect our compositions of matter and methods to treat several disease states, including cancer, cardiovascular disease, cerebrovascular disease, hyperproliferative diseases, and Angiogenesis. We do not know whether our claims will be granted. Even if we do obtain protection for our innovations, the scope of protection gained may be insufficient or a patent issued may be deemed invalid or unenforceable.

We also seek to maintain certain intellectual property as trade secrets. The secrecy of this information could be compromised by third parties, or intentionally or accidentally disclosed to others by our employees, which may cause us to lose any competitive advantage we enjoy from maintaining these trade secrets.

We may in the future be subject to intellectual property rights claims, which are costly to defend, which could require us to pay damages, and which could limit our ability to use certain technologies in the future.

Companies in the pharmaceutical, biopharmaceutical and biotechnology industries own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations by others of intellectual property rights. As our products get closer to commercialization, there is greater possibility that we may become subject to an infringement claim based on use of our technology such that we would be unable to continue using the technology without obtaining a license or settlement from third parties. Any intellectual property claims, whether merited or not, could be time-consuming and expensive to litigate and could cause us to divert critical management and financial resources to the resolution of such claims. We may not be able to afford the costs of litigation. Any legal action against our company or our collaborators or us could lead to:

•                  payment of damages, potentially treble damages, if we are found to have willfully infringed a party’s patent rights;

•                  injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell products; or

•                  we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all.

As a result, an adverse determination also could prevent us from offering our products to the marketplace.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and costly, and an unfavorable outcome could harm our business.

There is significant litigation in our industry regarding patent and other intellectual property rights. Biotechnology companies that are much larger and with greater financial strength have gone out of business after fighting and losing an infringement battle. We may be exposed to future litigation by third parties based on claims that our drug candidates, technologies or activities infringe the intellectual property rights of others. If our drug development activities are found to infringe any such patents, we may have to pay significant damages. A patentee could prevent us from licensing the patented technology for the identification or development of drug compounds. There are also many patents relating to chemical compounds and the uses thereof. If our compounds are found to infringe any such patents, we may have to pay significant damages. A patentee could prevent us from making, using or selling the patented compounds. We may need to resort to litigation to enforce a patent issued or licensed to us, protect our trade secrets or determine the scope and validity of third-party proprietary rights. From time to time, we may hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

We may be required to license technology from competitors or others in order to develop and commercialize some of our products and services, and it is uncertain whether these licenses would be available.

 Third party patents may cover some of the products or services that we are developing or plan to develop (either directly or with strategic collaborative partners).   To the extent valid third party patent rights cover our products, we (or our strategic collaborative partners) would be required to seek licenses from the holders of these patents in order to continue developing such products, and payments under such licenses would reduce increase our operating expenses.  We may not be able to obtain these licenses on acceptable terms, or at all.  If we fail to obtain a required license or are unable to alter the design of our technology to fall outside the scope of a third party patent, we may be unable to market some of our products, which would limit our prospects for profitability.

If we lose the services of key management personnel, we may not be able to execute our business strategy effectively.

Our future success depends in a large part upon the continued service of key members of our senior management team.   In particular, our CEO Scott Pancoast, our founder and CSO Roger Sabbadini, Ph.D., our Vice President of Drug Development, William Garland, Ph.D., and our Head of Ocular, Glenn Stoller, M.D., are all critical to our overall management as well as the development of our technology, our culture, and our strategic direction.   All of our executive officers and key employees are at-will employees, and we do not maintain any key-person life insurance policies.  The loss of any of our management or key personnel could materially harm our business.

We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire additional qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense, especially in the Southern California market, and it is likely that certain of our competitors will directly target certain of our employees. Our continued ability to compete effectively depends on our ability to retain and motivate our existing employees.

We may also need to hire additional qualified personnel with expertise in preclinical testing, clinical research and testing, government regulation, formulation and manufacturing, and sales and marketing. We compete for qualified individuals with numerous biopharmaceutical companies and other emerging entrepreneurial companies, as well as universities and research institutions. Competition for such individuals, particularly in the Southern California area, is intense, and may not be able to successfully recruit or retain such personnel. Attracting and retaining qualified personnel will be critical to our success.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property.

Because we operate in the highly technical field of drug discovery and development, we rely in part on trade secret protection in order to protect our proprietary technology and processes. However, trade secrets are difficult to protect. We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us. These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming and the outcome is unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

Our industry is highly competitive, so, even if our products ultimately get approved by the FDA, our success depends on our ability to sustain competitive advantages.

The pharmaceutical, biopharmaceutical and biotechnology industries are very competitive, fast moving and intense, and expected to be increasingly so in the future. Other companies have developed and are developing drugs that, if not similar in type to our drugs, are designed to address the same patient or subject population. Therefore, our lead product, other products we have in development, or any other products we may acquire or in-license may not be the best, the safest, the first to market, or the most economical to make or use. If a competitor’s product is better than ours, for whatever reason, then we could make less money from sales, if we are able to generate sales at all.

There are many reasons why a competitor might be more successful than we are, including:

•                  Most competitors have greater financial resources and can afford more technical and development setbacks than we can.

•                  Most competitors have been in the drug-discovery and drug-development business longer than we have. They have greater experience than us in critical areas like clinical testing, obtaining regulatory approval, and sales and marketing. This experience and their name recognition give them a competitive advantage over us.

•                  Some competitors may have a better patent position protecting their technology than we have or will have to protect our technology. If we cannot use our proprietary rights to prevent others from copying our technology or developing similar technology, then our competitive position will be harmed.

•                  Some companies with competitive technologies may move through stages of development, approval, and marketing faster than we do. If a competitor receives FDA approval before we do, then it will be authorized to sell its products before we can sell ours. Because the first company “to market” often has a significant advantage over latecomers, a second-place position could result in less-than-anticipated sales.

•                  The recent completion of the sequencing of the human genome may result in an acceleration of competing products due to enhanced information about disease states and the factors that contribute to the disease.

The United States Food, Drug, and Cosmetic Act and FDA regulations and policies provide incentives to manufacturers to challenge patent validity or create modified, non-infringed versions of a drug in order to facilitate the approval of abbreviated new drug application for generic substitutes. These same incentives also encourage manufacturers to submit new drug applications, known as 505(b)(2) applications, that rely on literature and clinical data not originally obtained by the drug sponsor. In light of these incentives and especially if our lead product (or our other drug candidates in development or any other products we may acquire or in-license) are commercially successful, other manufacturers may submit and gain successful approval for either an abbreviated new drug application or a 505(b)(2) application that will compete directly with our products. Such competition will cause a reduction in our revenues.

We may not successfully manage any growth that we may experience.

Our success will depend upon the expansion of our operations and the effective management of any such growth, which will place a significant strain on our management and on our administrative, operational, and financial resources. To manage any such growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

Our drug-development programs depend upon third-party researchers who are outside our control.

We depend upon independent investigators and collaborators, such as universities, medical institutions, and clinical research organizations to conduct our pre-clinical and clinical trials under agreements with us. These collaborators are not our employees, and we cannot control the amount or timing of resources that they devote to our programs. These investigators may not assign as great a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves. If outside collaborators fail to devote sufficient time and resources to our drug-development programs, or if their performance is substandard, the approval of our FDA applications, if any, and our introduction of new drugs, if any, will be delayed. These collaborators may also have relationships with other commercial entities, some of whom may compete with us. If our collaborators assist our competitors at our expense, our competitive position would be harmed.

If conflicts arise with our collaborators, they may act in their self-interests, which may be adverse to our interests.

Conflicts may arise in our collaborations we have entered into or may enter into due to one or more of the following:

•                  disputes with respect to payments that we believe are due under a collaboration agreement;

•                  disagreements with respect to ownership of intellectual property rights;

•                  unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities;

•                  delay of a collaborator’s development or commercialization efforts with respect to our drug candidates; or

•                  termination or non-renewal of the collaboration.

In addition, in our collaborations, we may be required to agree not to conduct independently, or with any third party, any research that is competitive with the research conducted under our collaborations. Our collaborations may have the effect of limiting the areas of research that we may pursue, either alone or with others. Our collaborators, however, may be able to develop, either alone or with others, products in related fields that are competitive with the products or potential products that are the subject of these collaborations.

Our collaborations with outside scientific and clinical advisors may be subject to restriction and change.

We work with scientific and clinical advisors at academic and other institutions who are experts in the fields of cancer, ophthalmology, inflammatory diseases, and cardiovascular system disorders. They assist us in our research and development efforts and advise us with respect to our clinical trials. These advisors are not our employees and may have other commitments that would limit their future availability to us. Although our scientific and clinical advisors and collaborators generally agree not to engage in competing work, if a conflict of interest arises between their work for us and their work for another entity, we may lose their services, which may impair our reputation in the industry and delay the clinical development of our drug candidates.

We are dependent on third-party manufacturers, over whom we have limited control, to manufacture our products.

The manufacturing process of ASONEP and any other therapeutic products we may want to commercialize is expected to involve a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA. Moreover, our proposed products may be manufactured only in a facility that has undergone a satisfactory inspection and certification by the FDA. We do not have any manufacturing facilities ourselves and expect to rely on one or more third-party manufacturers to properly manufacture our lead product ASONEP and any other products we may develop or in-license and may not be able to quickly replace our manufacturing capacity if we were unable to use a third party’s manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure or other difficulty, or if such facilities are deemed not in compliance with the GMP requirements, and the noncompliance could not be rapidly rectified. Our inability or reduced capacity to have ASONEP and any other products we may develop or in-license manufactured would prevent us from successfully commercializing our proposed products. Our dependence upon third parties for the manufacture of our proposed products may adversely affect our profit margins and our ability to develop and deliver proposed products on a timely and competitive basis. Any delays in formulation and manufacturing objectives may cause a delay in our clinical program, and could have an adverse effect on the price of our company’s shares.

We have a limited product and technology portfolio at the current time.

Although our clinical and pre-clinical drug candidate, ASONEP and iSONEP might ultimately show clinical relevance in multiple disease states, we have validated it only against cancer and age-related macular degeneration (“AMD”) and only in animal models.

Our ImmuneY2 process of generating monoclonal antibodies against lipid mediators may not be successful against future targets. As such, there can be no assurance that we will be able to develop a monoclonal antibody against our next target, and thus, Lpathomab may fail to become a drug candidate at all.

There can be no assurance that any of Lpath’s other product ideas will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

There can be no assurance that any programs or technologies that Lpath might license in or acquire in the future will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs or be successfully marketed.

Acquisitions or in-licensing of drug-development programs could result in operating difficulties, dilution and other harmful consequences.

We may acquire complementary companies, products, or technologies or seek to in-license certain technologies, but have only limited experience in these types of transactions. We have evaluated, and expect to continue to evaluate, a wide array of potential strategic transactions. From time to time, we may engage in discussions regarding potential acquisitions or the in-licensing or certain technologies we believe are critical to our business. Any one of these transactions could have a material effect on our financial condition and operating results. In addition, the process of integrating an acquired company, business, or technology may create unforeseen operating difficulties and expenditures and therefore entails significant risk. As a result, we will incur a variety of costs in connection with an acquisition and may never realize its anticipated benefits.

Any acquisitions we make may disrupt operations and divert management’s attention from day-to-day operations, which could impair our relationships with current employees, customers, and strategic partners. We may also have to, or choose to, incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for an acquisition could be substantially dilutive to our stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization or impairment costs for acquired goodwill and other intangible assets.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any products we may develop, we may not be able to generate product revenue.

We do not currently have an organization for the sales, marketing, and distribution of pharmaceutical products. In order to market any products that may be approved by the FDA, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. In addition, we have no experience in developing, training or managing a sales force and will incur substantial additional expenses in doing so. The cost of establishing and maintaining a sales force may exceed its cost effectiveness. Furthermore, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these companies. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable.

Risks associated with the financing, revenue, and internal controls of the Company:

We are a start-up company, and we may be unable to generate significant revenues and may never become profitable.

We are a start-up company that has generated approximately $2.5 million in revenues to date. All of our revenue has been from grants to support our research and development activities. We expect to incur significant operating losses for the foreseeable future. We may not be able to validate and market products in the future that will generate significant revenues. In addition, any revenues that we may generate may be insufficient for us to become profitable.

In particular, potential investors should be aware that we have not proven that we can:

•                  raise sufficient additional capital in the public and/or private markets to continue the development of our drug product candidates through clinical trials and other regulatory thresholds;

•                  obtain the regulatory approvals necessary to commence selling our therapeutic drugs or diagnostic products in the U.S., Europe or elsewhere;

•                  develop and manufacture drugs in a manner that enables us to be profitable and meets regulatory, strategic partner and customer requirements;

•                  develop and maintain relationships with key vendors and strategic partners that will be necessary to optimize the market value of the drugs we develop;

•                  respond effectively to competitive pressures; or

•                  recruit and build a management team to accomplish our business plan.

If we are unable to accomplish these goals, our business is unlikely to succeed.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

We have a limited operating history from which to evaluate our business.  We have only generated approximately $2.5 million in revenues to date, and have not received FDA approval for marketing any of our product candidates.  Failure to obtain FDA approval for our products would have a material adverse effect on our ability to continue operating.  Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of development.  We may not be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, operating results, and financial condition.

Because of this limited operating history and because of the emerging nature of the markets in which we compete, our historical financial data is of limited value in estimating future operating expenses.  Our budgeted expense levels are based in part on our expectations concerning future revenues.  However, our ability to generate any revenues beyond grants depends largely on receiving marketing approval from the FDA.  Moreover, if FDA approval is obtained, the size of any future revenues depends on the choices and demand of individuals, which are difficult to forecast accurately.  We may be unable to adjust our operations in a timely manner to compensate for any unexpected shortfall in revenues.  Accordingly, a significant shortfall in demand for our products could have an immediate and material adverse effect on our business, results of operations, and financial condition.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control.  For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as any indication of our future performance.  Our quarterly and annual expenses are likely to increase substantially over the next several years, and revenues from the SBIR grants may not continue at the current levels.  Our operating results in future quarters may fall below expectations.  Any of these events could adversely impact our business prospects and make it more difficult to raise additional equity capital at an acceptable price per share.  Each of the risk factors listed in this “Market Risks” section may affect our operating results.

Our business and our industry are constantly changing and evolving over time.  Furthermore, we compete in an unpredictable industry and regulatory environment.  Our ability to succeed depends on our ability to compete in this fluctuating market.  As such, our actual operating results may differ substantially from our projections.

The report of the independent registered public accounting firm on our 2007 consolidated financial statements contains a going concern modification.

Even though we raised net proceeds of approximately $15.8 million in a private placement that we closed in the second quarter of 2007 (the “2007 Private Placement”), of which $7.5 million remained at December 31, 2007, the report of the independent registered public accounting firm covering our consolidated financial statements for the years ended December 31, 2007 and December 31, 2006 stated that certain factors, including our net losses and our net cash used in our operating activities, when compared with our net cash position, raise substantial doubt as to our ability to continue as a going concern notwithstanding the proceeds from our private placement.

Although we raised net proceeds of approximately $6.4 million in 2008, we will still require substantial additional financing in order to carry out our planned activities in 2009 and beyond.

The amount of cash we had on hand as of June 30, 2008 was approximately $1.9 million.  In addition, we raised net proceeds of approximately $6.4 million from a private placement in August 2008.  These amounts combined will not be sufficient to meet our cash requirements in beyond March 31, 2009.  Substantial additional funding will be required to support the continued development and commercialization of our product candidates currently in the clinical and pre-clinical stages of development.  Consequently, we will be required to issue additional equity or debt securities or enter into other financial arrangements, including relationships with corporate and other partners, in order to raise substantial additional capital necessary to fund the next five to ten year period during which we will be required to conduct product development and FDA testing through Phase III testing. Depending upon market conditions, we may not be successful in raising sufficient additional capital for our long-term requirements. If we fail to raise sufficient additional financing we will not be able to develop our product candidates, we will be required to reduce staff, reduce or eliminate research and development, slow the development of our product candidates and outsource or eliminate several business functions. Even if we are successful in raising such additional financing, we may not be able to successfully complete planned clinical trials, development, and marketing of all, or of any, of our product candidates. In such event, our business, prospects, financial condition and results of operations could be materially adversely affected. We may be required to reduce our staff, discontinue certain research or development programs of our future products, and cease to operate.

We may be unable to maintain an effective system of internal controls and accurately report our financial results or prevent fraud, which may cause our current and potential stockholders to lose confidence in our financial reporting and adversely impact our business and our ability to raise additional funds in the future.

Effective internal controls are necessary for us to provide reliable financial statements and effectively prevent fraud.  If we cannot provide reliable financial statements or prevent fraud, our operating results and our reputation could be harmed as a result, causing stockholders and/or prospective investors to lose confidence in management and making it more difficult for us to raise additional capital in the future.

A primary source of revenue, grant funds from the National Institutes for Health, may not continue to be a source of revenue in the future.

Although we have applied for many grants thus far and have been awarded five of them, in the future, the National Institutes of Health (“NIH”) may not find our grant applications worthy of such grants.  In addition, the NIH requires audits of those recipients of grant funds exceeding $500,000 in any year, a threshold that we exceeded in 2005 and 2006, and expect to exceed in 2008.  Such audits test the allowability and allocation of expenditures and ultimately compliance with OMB Circular A-133 audit requirements.  There can be no assurance that we will pass such an audit in the future, and failure to pass could result in a material adverse effect on our cash flow and our business operations.

Risks primarily associated with the Company’s stock:

The price of our common stock may be volatile.

The trading price of our common stock may fluctuate substantially.  Our common stock began trading on the Over-the-Counter Bulletin Board (“OTCBB”) on December 6, 2005 and is quoted under the symbol LPTN.OB. The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility.

The price of the common stock that will prevail in the market after the sale of the shares of common stock by the selling stockholders may be higher or lower than the price you have paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Those factors that could cause fluctuations include, but are not limited to, the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	actual or anticipated changes in our earnings or fluctuations in our operating results or in the expectations of securities analysts;

•	general economic conditions and trends;

•	sales of large blocks of our stock;

•	departures of key personnel;

•	changes in the regulatory status of our product candidate or clinical trials;

•	announcements of new products or technologies;

•	regulatory developments in the United States and other countries; and

•	failure of our common stock to be listed quoted on the Nasdaq Capital Market, American Stock Exchange or other national market system.

If additional authorized shares of our common stock available for issuance or shares eligible for future sale were introduced into the market, it could hurt our stock price

We are authorized to issue 100,000,000 shares of common stock.  As of August 31, 2008, there were an aggregate of 74,802,427 shares of our common stock outstanding on a fully diluted basis. That total includes 3,817,538 shares of common stock that may be issued upon the exercise of outstanding stock options, 2,009,675 shares of common stock that may be issued upon the vesting of outstanding restricted stock units, and 16,468,731 shares of common stock that may be issued upon the exercise of outstanding warrants. The exercise of options and/or warrants may cause substantial dilution to those who hold shares of common stock prior to such exercises.  We are also unable to estimate the amount, timing or nature of future sales of outstanding common stock.  Sales of substantial amounts of the common stock in the public market by these holders or perceptions that such sales may take place may lower the common stock’s market price.

Sales of additional equity securities may adversely affect the market price of our Class A common stock and your rights in us may be reduced.

We expect to continue to incur product development and selling, general and administrative costs, and in order to satisfy our funding requirements, we will need to sell additional equity securities, in transactions similar in size and scope to our prior private placements, which may be subject to registration rights (as in our prior private placements). The sale or the proposed sale of substantial amounts of our common stock in the public markets may adversely affect the market price of our common stock and our stock price may decline substantially.  Our stockholders may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their shares. Also, new equity securities issued may have greater rights, preferences or privileges than our existing common stock.

There is no assurance of an established public trading market.

A regular trading market for our common stock may not be sustained in the future. The FINRA (formerly, NASD) has enacted changes that limit quotation on the OTCBB to securities of issuers that are current in their reports filed with the SEC.  The effect on the OTCBB of these rule changes and other proposed changes cannot be determined at this time.  The OTCBB is an inter-dealer, over-the-counter market that provides significantly less liquidity than a listing on the Nasdaq Stock Markets or other national securities exchange.  Quotes for stocks included on the OTCBB are not listed in the financial sections of newspapers as are those for the Nasdaq Stock Market.  Therefore, prices for securities traded solely on the OTCBB may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.  Market prices for our common stock will be influenced by a number of factors, including:

•	the issuance of new equity securities pursuant to a future offering;

•	competitive developments,

•	variations in quarterly operating results

•	change in financial estimates by securities analysts;

•	the depth and liquidity of the market for our common stock;

•	investor perceptions of our company and the technologies industries generally; and

•	general economic and other national conditions.

Our common stock is considered “a penny stock,” and, as a result, it may be difficult to trade a significant number of shares of our common stock.

The Securities and Exchange Commission (“SEC”) has adopted regulations that generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. Following our reorganization and merger on November 30, 2005, the market price of our common stock has been less than $5.00 per share.  As a result of our prior private placements, we have doubled the number of shares outstanding by the issuance of approximately 24.8 million additional shares of common stock (which number does not include shares of our common stock issuable upon the exercise of warrants sold to investors in our prior private placements).  Consequently, it is likely that the market price for our common stock will remain less than $5.00 per share for the foreseeable future and therefore may be a “penny stock” according to SEC rules.  This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors hereunder to sell their shares.  In addition, because our common stock is traded on the OTC Bulletin Board, investors may find it difficult to obtain accurate quotations of the stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

We are able to issue shares of preferred stock with rights superior to those of holders of our Class A common stock.

Our Certificate of Incorporation provide for the authorization of 5,000,000 shares of “blank check” preferred stock.  Pursuant to our Certificate of Incorporation, our Board of Directors is authorized to issue such “blank check” preferred stock with rights that are superior to the rights of stockholders of our common stock, at a purchase price then approved by our Board of Directors, which purchase price may be substantially lower than the market price of shares of our common stock, without stockholder approval.  Pursuant to agreements with us, until July 2009 some of our investors have pre-emptive rights with respect to the issuance of additional shares of capital stock in most capital raising transactions (which includes preferred stock).

We do not intend to pay dividends.

We have never declared or paid any dividends on our securities. We currently intend to retain our earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future.

Risks primarily associated with the drug discovery and development industry and with market and regulatory conditions in general:

We must obtain governmental approval for each of our products, which is an expensive and complicated process in which any of a number problems could arise that would adversely affect our business.

The development, production, and marketing of our products are subject to extensive regulation by government authorities in the United States and most other developed countries.  The process of obtaining approval from the FDA in the United States requires conducting extensive pre-clinical and clinical testing.

We have limited experience in, and limited resources available for, regulatory activities. Failure to comply with applicable regulations can, among other things, result in non-approval, suspensions of regulatory approvals, fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Any of the following events can occur and, if any did occur, any one could have a material adverse effect on our business, financial conditions, and results of operations:

•	difficulty in securing centers to conduct trials;

•	difficulty in enrolling patients in conformity with required protocols or projected timelines;

•	unexpected adverse reactions by patients or a temporary suspension or complete ban on trials of our products due to adverse side effects;

•

clinical trials may not yield sufficiently conclusive results for regulatory agencies to approve the use of our lead product, other products in development, or any other products we may acquire or in-license;

•	there can be delays, sometimes long delays, in obtaining approval for our product candidates, including, but not limited to, requests for additional clinical trials;

•	the rules and regulations governing product candidates such as ours can change during the review process, which can result in the need to spend time and money for further testing or review;

•

if approval for commercialization is granted, it is possible the authorized use will be more limited than we believe is necessary for commercial success, or that approval may be conditioned on completion of further clinical trials or other activities; and

•	once granted, approval can be withdrawn, or limited, if previously unknown problems arise with our human-use product or data arising from its use.

In addition, most of our product candidates target lipids, as opposed to proteins, and the FDA has not previously approved any similar product.  Thus, we may encounter unexpected safety, efficacy, or manufacturing issues as we seek to obtain marketing approval.

These and other factors could delay marketing approval from the FDA or cause us to fail to receive any approval from the FDA or other governmental authorities.

Clinical trials are expensive, time-consuming, and difficult to design and implement.

Human clinical trials are expensive and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. Further, the medical, regulatory and commercial environment for pharmaceutical products changes quickly and often in ways that we may not be able to accurately predict. The clinical trial process is also time-consuming, and we do not know whether planned clinical trials will begin on time or whether we will complete any of our clinical trials on schedule or at all. We estimate that the clinical trials for our first product candidate, ASONEP, will not be completed before 2012 at the earliest.  Significant delays may adversely affect our financial results and the commercial prospects for ASONEP (or our other potential products or any other products we may acquire or in-license), and delay our ability to become profitable. Product development costs to us and our collaborators will increase if we have delays in testing or approvals or if we need to perform more or larger clinical trials than planned. Furthermore, as failure can occur at any stage of the trials, we could encounter problems that cause us to abandon or repeat clinical trials. The commencement and completion of clinical trials may be delayed by several factors, including:

•	changes to applicable regulatory requirements;

•	unforeseen safety issues;

•	determination of dosing issues;

•	lack of effectiveness in the clinical trials;

•	slower than expected rates of patient recruitment;

•	inability to monitor patients adequately during or after treatment;

•	inability or unwillingness of medical investigators to follow our clinical protocols;

•	inability to maintain a supply of the investigational drug in sufficient quantities to support the trials; and

•

suspension or termination of clinical trials for various reasons, including noncompliance with regulatory requirements or changes in the clinical care protocols and standards of care within the institutions in which our trials take place.

In addition, we or the FDA may suspend our clinical trials at any time if it appears that we are exposing participants to unacceptable health risks or if the FDA finds deficiencies in any INDs or the conduct of these trials.  A number of companies in the biotechnology and drug development industries have suffered significant setbacks in advanced clinical trials despite promising results in earlier trials. In the end, we may be unable to develop marketable products.

The results of our clinical trials may not support our product candidate claims.

Even if our clinical trials are completed as planned, their results may not support our product-candidate claims, or the FDA or government authorities may not agree with our conclusions regarding such results. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and the results from any later clinical trials may not replicate the results of prior clinical trials and pre-clinical testing. The clinical trial process may fail to demonstrate that our product candidates are safe for humans and effective for indicated uses. This failure would cause us to abandon a product candidate and may delay development of other product candidates. Any delay in, or termination of, our clinical trials will delay the filing of our NDAs with the FDA and, ultimately, our ability to commercialize our product candidates and generate product revenues.

Delays in patient enrollment for clinical trials could increase costs and delay regulatory approvals.

The rate of completion of our clinical trials will depend on the rate of patient enrollment. There may be substantial competition to enroll patients in clinical trials for our lead product ASONEP and any other products we may develop or in-license. This competition has delayed the clinical trials of other biotechnology and drug development companies in the past. In addition, recent improvements in existing drug therapy may make it more difficult for us to enroll patients in our clinical trials as the patient population may choose to enroll in clinical trials sponsored by other companies or choose alternative therapies. Delays in patient enrollment can result in increased development costs and delays in regulatory approvals.

Health care reform, which includes recent amendments to the Food and Drug Act, may adversely impact our business.

The United States government and other governments have shown significant interest in pursuing healthcare reform. Any government-adopted reform measures could adversely impact:

•	the pricing of healthcare products in the United States or internationally; and

•	the amount of reimbursement available from governmental agencies or other third party payors.

New laws, regulations and judicial decisions, or new interpretations of existing laws, regulations and decisions, that relate to healthcare availability, methods of delivery or payment for products and services, or sales, marketing or pricing may cause our revenue to decline, and we may need to revise our research and development programs.

On September 27, 2007, the Food and Drug Administration Amendments Act of 2007 was enacted, giving the FDA enhanced post-market authority, including the authority to require post-market studies and clinical trials, labeling changes based on new safety information, and compliance with risk evaluation and mitigation strategies approved by the FDA. The FDA’s exercise of its new authority could result in delays or increased costs during the period of product development, clinical trials and regulatory review and approval, increased costs to assure compliance with new post-approval regulatory requirements, and potential restrictions on the sale of approved products.

We will incur increased costs as a result of recently enacted and proposed changes in laws and regulations relating to corporate governance matters.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed by the SEC, will result in increased costs to us as we evaluate the implications of these laws and regulations and respond to their requirements.  In particular, we expect that our auditing and other related fees and expenses will increase substantially in the near future.  These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are presently evaluating and monitoring developments with respect to these laws and regulations and cannot predict or estimate the amount or timing of additional costs we may incur to respond to their requirements.

We may incur significant or currently undeterminable costs in complying with environmental laws and regulations.

We use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. As appropriate, we will store these materials and wastes resulting from their use at our or our outsourced laboratory facility pending their ultimate use or disposal. We will contract with a third party to properly dispose of these materials and wastes. We will be subject to a variety of federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these materials and wastes. We may also incur significant costs complying with environmental laws and regulations adopted in the future.

If Medicare and other third-party payors, including managed care organizations, do not provide adequate reimbursement for our drugs or our diagnostic products, if commercialized, the commercial success of our product candidates could be compromised.

Reimbursement by a third-party payor may depend on a number of factors, including a payor’s determination that our product candidates, if commercialized, are: experimental or investigational; not medically necessary; not appropriate for the specific patient; or not cost-effective.

Reimbursement by Medicare may require a review that will be lengthy and that will be performed under the provisions of a National Coverage Decision process with payment limits as the Secretary of Health and Human Services (“HHS”) determines appropriate. We cannot guarantee that the Secretary of HHS will act to approve any of our products, if commercialized, on a timely basis, or at all.  In addition, there have been and will most likely continue to be significant efforts by both federal and state agencies to reduce costs in government healthcare programs and otherwise implement government control of healthcare costs. Any future changes in Medicare reimbursement that may come about as a result of enactment of healthcare reform or of deficit-reduction legislation will likely continue the downward pressure on reimbursement rates.  In addition, emphasis on managed care in the United States may continue to pressure the pricing of healthcare services.  In certain countries outside the United States, pricing and profitability of prescription pharmaceuticals are subject to government control.  Third party payors, including Medicare, are challenging the prices charged for medical products and services.  In addition, government and other third-party payors increasingly are limiting both coverage and the level of reimbursement for many drugs and diagnostic products.  If government and other third-party payors do not provide adequate coverage and reimbursement for our products, it may adversely affect our business.  Since policy-level reimbursement approval is required from each private payor individually, seeking such approvals is a time-consuming and costly process.  If we are unable to obtain adequate reimbursement approval from Medicare and private payors for any of our products, or if the amount reimbursed is inadequate, our ability to generate revenue will be limited.

Physicians and patients may not accept and use our drugs.

Even if the FDA approves our initial lead product, ASONEP (or any other product we commercialize), physicians and patients may not accept and use it. Acceptance and use of ASONEP, or any of our future products, will depend upon a number of factors including:

•	perceptions by members of the health care community, including physicians, about the safety and effectiveness of our drugs and the use of controlled substances;

•	cost-effectiveness of our drugs or diagnostic products relative to competing products;

•

availability of reimbursement from government or other healthcare payors for our lead product, ASONEP—which is expected to cost as much as $30,000 or more per year of treatment and any other products we commercialize; and

•	effectiveness of marketing and distribution efforts by us and our licensees and distributors, if any.

Because we expect sales of our current product candidates, if approved, to generate substantially all of our product revenues for the foreseeable future, the failure of any of these drugs to find market acceptance would severely harm our business.

Any claims relating to improper handling, storage or disposal of biological, hazardous and radioactive materials used in our business could be costly and delay our research and development efforts.

Our research and development activities involve the controlled use of potentially harmful hazardous materials, including volatile solvents, biological materials such as blood from patients that has the potential to transmit disease, chemicals that cause cancer, and various radioactive compounds. Our operations also produce hazardous waste products.  We face the risk of contamination or injury from the use, storage, handling, or disposal of these materials.  We are subject to federal, state, and local laws and regulations governing the use, storage, handling, and disposal of these materials and specified waste products.  The cost of compliance with these laws and regulations could be significant, and current or future environmental regulations may impair our research, development, or production efforts.  In the event of contamination or injury, we could be subject to criminal sanctions or fines or held liable for damages, our operating licenses could be revoked, or we could be required to suspend or modify our operations and our research and development efforts.

We may occasionally become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, by increasing our expenses and, if we do not prevail, by subjecting us to potential monetary damages and other remedies.

From time to time we may become engaged in disputes regarding our commercial transactions.  These disputes, if they occur, could result in monetary damages or other remedies that could adversely impact our financial position or operations.  Even if we prevail in these disputes, they may distract our management from operating our business and the cost of defending these disputes would reduce our operating results.

We may be subject to product liability claims.

The development, manufacture, and sale of pharmaceutical products expose us to the risk of significant losses resulting from product liability claims.  Although we intend to obtain and maintain product liability insurance to offset some of this risk, we may be unable to secure such insurance or it may not cover certain potential claims against us.

We may not be able to afford to obtain insurance due to rising costs in insurance premiums in recent years.  If we are able to secure insurance coverage, we may be faced with a successful claim against us in excess of our product liability coverage that could result in a material adverse impact on our business.  If insurance coverage is too expensive or is unavailable to us, we may be forced to self-insure against product-related claims.  Without insurance coverage, a successful claim against us and any defense costs incurred in defending ourselves may have a material adverse impact on our operations.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees.   We may receive up to $2,508,282 from the exercise of the warrants covered by this prospectus.  The additional proceeds we could receive from the exercise of such warrants have not yet been earmarked for any specific use beyond working capital needs because there is no certainty that we will ever receive any proceeds from the exercise of such warrants.  The proceeds we received from the outstanding shares of Class A common stock covered by this prospectus, which were sold by us in private placements, are intended to be used to advance our various programs, including clinical development of our most advanced programs.

SELLING SECURITY HOLDERS

We are registering the following shares of our Class A common stock (i) purchased by investors in the private placement that closed in August 2008, (ii) issuable upon the exercise of warrants purchased by those investors in the same August 2008 private placement and (iii) issuable upon the exercise of warrants issued to our placement agents in the private placement that closed in August 2008.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.  Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.  Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

Selling Security Holder	Common Stock Beneficially Owned Before Offering		Shares of Common Stock Being Offered in the Offering (1)	Common Stock Beneficially Owned After Offering (1)	Percent After Offering
LB I Group Inc.*** 399 Park Avenue 9th Floor New York, NY 10022	16,012,198	(2)	4,643,713	11,368,485	21.7%

WHI Morula Fund II, L.P. 191 N. Wacker Drive, Suite 1500 Chicago, IL 60606	657,895	(3)	657,895	—0—	*

WHI Morula Fund, LLC 191 N. Wacker Drive, Suite 1500 Chicago, IL 60606	1,425,870	(4)	4,806	1,421,064	2.7%

WHI Growth Fund Q.P., L.P. 191 N. Wacker Drive, Suite 1500 Chicago, IL 60606	2,368,594	(5)	7,984	2,360,610	4.4%

Panacea Fund, LLC 191 N. Wacker Drive, Suite 1500 Chicago, IL 60606	1,754,815	(6)	333,751	1,421,064	2.7%

WHI Select Fund, L.P. 191 N. Wacker Drive, Suite 1500 Chicago, IL 60606	1,140,707	(7)	3,845	1,136,862	2.2%

Biogen IDEC MA Inc. A wholly owned subsidiary of Biogen IDEC Inc. 14 Cambridge Center Cambridge, MA 02142	2,839,240	(8)	7,990	2,831,250	5.3%

Roaring Fork Capital SBIC, L.P. 5350 S. Roslyn St., Suite 380 Greenwood Village, CO 80111	3,926,894	(9)	3,605	3,923,289	6.8%

E. Jeffrey Peierls 73 S. Holman Way Golden, CO 80401	5,593,618	(10)	158,376	3,509,026	6.5%

Selling Security Holder	Common Stock Beneficially Owned Before Offering		Shares of Common Stock Being Offered in the Offering (1)	Common Stock Beneficially Owned After Offering (1)	Percent After Offering
UD E.F. Peierls for B.E. Peierls 73 S. Holman Way Golden, CO 80401	91,025	(10)	37,025	54,000	*

UD E.F. Peierls for E.J. Peierls 73 S. Holman Way Golden, CO 80401	91,025	(10)	37,025	54,000	*

UD J.N. Peierls for B.E. Peierls 73 S. Holman Way Golden, CO 80401	124,145	(10)	50,250	73,895	*

UD J.N Peierls for E.J. Peierls 73 S. Holman Way Golden, CO 80401	124,145	(10)	50,250	73,895	*

UD E.S. Peierls for E.F. Peierls Et al. 73 S. Holman Way Golden, CO 80401	59,220	(10)	25,115	34,105	*

UW Jennie Peierls for B.E. Peierls 73 S. Holman Way Golden, CO 80401	110,325	(10)	44,957	65,368	*

UW Jennie Peierls for E.J. Peierls 73 S. Holman Way Golden, CO 80401	110,325	(10)	44,957	65,368	*

UW E.S. Peierls for BEP Art VI-Accum 73 S. Holman Way Golden, CO 80401	75,781	(10)	31,728	44,053	*

UW E.S. Peierls for EJP Art VI-Accum 73 S. Holman Way Golden, CO 80401	50,887	(10)	22,465	28,422	*

The Peierls Foundation, Inc. 73 S. Holman Way Golden, CO 80401	3,872,024	(10)	1,483,472	2,388,552	4.5%

UD Ethel F. Peierls Charitable Lead Trust 73 S. Holman Way Golden, CO 80401	344,235	(10)	98,972	245,263	*

Brian Eliot Peierls 7808 Harvestman Cove Austin, TX 78731	4,607,648	(11)	131,915	2,893,289	5.4%

Scott R. Pancoast 6335 Ferris Square, Suite A San Diego, CA 92121	1,503,878	(12)	46	1,503,832	2.8%

Selling Security Holder	Common Stock Beneficially Owned Before Offering		Shares of Common Stock Being Offered in the Offering (1)	Common Stock Beneficially Owned After Offering (1)	Percent After Offering
Theresa L. and John W. Trzcinka 1773 Playa Vista San Marcos, CA 92078	163,837	(13)	6,676	157,161	*

Elise R. Stoller Living Trust 88 The Serpentine Roslyn, NY 11576	374,698	(14)	68	374,630	*

William S. Shestowsky 7652 Marker Road San Diego, CA 92130	37,305	(15)	3,336	33,969	*

Genevieve Hansen PMB 168 P.O. Box 5000 Rancho Santa Fe, CA 92067	201,921	(16)	96	201,825	*

J. Scott Liolios *** 2431 W. Coast Highway #205 Newport Beach, CA 92663	242,586	(17)	481	242,105	*

Norbert V. Mang 20773 SW Labrousse Road Sherwood, OR 97140	123,750	(18)	13,750	110,000	*

Richard Molinsky 51 Lords Highway East Weston, CT 06883	35,646	(19)	120	35,526	*

Sterling Securities International Ltd Suite # 6203 P.B. Box 561 I-5 Irish Town Imoki House Gibraltar	197,027	(20)	664	196,363	*

Investment Strategies Fund LP 605 Third Avenue, 19th Floor New York, NY 10158	71,292	(21)	240	71,052	*

Boris Volman 135-30 Grand Central Parkway, Apt. 512 Kew Gardens, NY 11435	204,729	(22)	62,979	141,750	*

Charles C. Feddermann 3 Robinhood Court Lincolnshire, IL 60069	182,586	(23)	481	182,105	*

Alexander Ruckdaschel 123 East 83rd Street New York, NY 10028	71,292	(24)	240	71,052	*

Selling Security Holder	Common Stock Beneficially Owned Before Offering		Shares of Common Stock Being Offered in the Offering (1)	Common Stock Beneficially Owned After Offering (1)	Percent After Offering
Mai N. Pogue, IRA 7851 Fisher Island Drive Fisher Island, FL 33109	102,650	(25)	17,388	85,262	*

Jacqueline Pogue Tanner 20 Hedgerow Lane Greenwich, CT 06831	43,148	(26)	25,061	18,087	*

Gerald Pogue, Jr. 60 Patterson Avenue Greenwich, CT 06830	20,838	(27)	6,628	14,210	*

Bernard S. Carrey 1012 Rainbow Court Bradenton, FL 34212	54,255	(28)	20,045	34,210	*

Zachary Pancoast c/o Scott R. Pancoast 6335 Ferris Square, Suite A San Diego, CA 92121	31,575	(29)	31,575	—0—	*

Thomas J. Ray 1102 Clover Drive McLean, VA 22101	19,740	(30)	19,740	—0—	*

Edward B. Newman 11 Upper Prospect Road Atlantic Highlands, NJ 07716	131,581	(31)	131,581	—0—	*

Donald R. Swortwood Trust c/o Lpath, Inc., 6335 Ferris Square Suite A, San Diego, California 92121	6,005,675	(32)	164,475	5,841,200	11.0%

Letitia Swortwood Revocable Trust c/o Lpath, Inc., 6335 Ferris Square Suite A, San Diego, California 92121	5,980,675	(33)	164,475	5,816,200	11.0%

Iriquois Master Fund Ltd. 641 Lexington Avenue 26th Floor New York, NY 10022	263,157	(34)	263,157	—0—	*

Cranshire Capital LP 3100 Dundee Road Suite 703 Northbrook, IL 60062	131,578	(35)	131,578	—0—	*

Piper Jaffrey & Co.** 150 East 42nd Street 35th Floor New York, NY 10017	140,098	(36)	140,098	—0—	*

Griffin Securities, Inc.** 17 State Street New York, NY, 10004	14,010	(37)	14,010	—0—	*

Dawson James Securities, Inc. ** 415 Madison Avenue - 15th Floor New York, NY 10017	12,632	(38)	12,632	—0—	*

*	Less than 1.0%
**	Registered broker-dealer
***	Affiliate or registered representative of a registered broker-dealer

(1)	Includes shares of Class A common stock issuable upon the exercise of warrants, and is adjusted to reflect the sale of shares pursuant to this offering.

(2)

Consists of 12,105,311 shares of Class A common stock and 3,906,887 shares of Class A common stock issuable upon the exercise of warrants owned by LBI Group Inc. (“LBI”).  Jeffrey Ferrell is the Vice President of LBI and has the voting and investment power of the shares of our Class A common stock owned by LBI. LBI purchased the shares of Class A common stock and warrants for investment purposes and had no agreements or understanding to distributes such securities.

(3)

Consists of 526,316 shares of Class A common stock and 131,579 shares of Class A common issuable upon the exercise of warrants owned by WHI Morula Fund II, L.P. (“Morula LP”).  Charles Polsky, a Vice President of William Harris Investors, Inc., the manager of Morula LP, has voting and investment power over the shares of our Class A common stock owned by Morula LP.

(4)

Consists of 1,052,640 shares of Class A common stock owned by WHI Morula Fund, LLC (“Morula”) and 373,230 shares of Class A common stock issuable upon the exercise of warrants owned by Morula.  Charles Polsky, a Vice President of William Harris Investors, Inc., the manager of Morula, has voting and investment power over the shares of our Class A common stock owned by Morula.

(5)

Consists of 1,748,600 shares of Class A common stock owned by WHI Growth Fund Q.P., L.P. (the “Growth Fund”) and 619,994 shares of Class A common stock issuable upon the exercise of warrants owned by the Growth Fund.  Charles Polsky, a Vice President of William Harris Investors, Inc., the general partner of the Growth Fund, has voting and investment power over the shares of our Class A common stock owned by the Growth Fund.

(6)

Consists of 1,315,796 shares of Class A common stock owned by Panacea Fund, LLC (“Panacea”) and 493,019 shares of Class A common stock issuable upon the exercise of warrants owned by Panacea.  Charles Polsky, a Vice President of William Harris Investors, Inc., the manager of Panacea, has voting and investment power over the shares of our Class A common stock owned by Panacea.

(7)

Consists of 842,120 shares of Class A common stock owned by WHI Select Fund, L.P. (“WHI Select”) and 298,587 shares of Class A common stock issuable upon the exercise of warrants owned by WHI Select.  Charles Polsky, a Vice President of William Harris Investors, Inc., the general partner of WHI Select, has voting and investment power over the shares of our Class A common stock owned by WHI Select.

(8)

Consists of 2,062,500 shares of Class A common stock owned by Biogen IDEC MA Inc. and 776,740 shares of Class A common stock issuable upon the exercise of warrants owned by Biogen IDEC MA Inc.  Biogen IDEC MA Inc. is a wholly owned subsidiary of Biogen IDEC Inc.  Biogen IDEC Inc. is a publicly traded company.  Michael Phelps, the Vice President, Treasurer of Biogen IDEC Inc., has voting and investment power over the shares of our Class A common stock owned by Biogen IDEC MA Inc.

(9)

Consists of 2,594,473 shares of Class A common stock owned by Roaring Fork Capital SBIC, L.P.  (“Roaring Fork”) and 1,332,421 shares of Class A common stock issuable upon the exercise of warrants owned by Roaring Fork.  Eugene McColley, a Managing General Partner of Roaring Fork, has voting and investment power over the shares of our Class A common stock owned by Roaring Fork.

(10)

Consists of 381,579 shares of Class A common stock and 158,903 shares of Class A common stock issuable upon the exercise of warrants owned directly by Mr. E. Jeffrey Peierls.  Also includes 2,786.642 shares of Class A common stock and 1,085,183 shares of Class A common stock issuable upon the exercise of warrants owned by The Peierls Foundation, Inc. (the “Foundation”), and 242,105 shares of Class A common stock and 102,131 shares of Class A common stock issuable upon the exercise of warrants owned by the U. D. Ethel F. Peierls Charitable Lead Trust (the “Lead Trust”) , and 638,948 shares of Class A common stock and 197,938 shares of Class A common stock issuable upon the exercise of warrants owned in the aggregate by the following trusts: UD E.F. Peierls for B.E. Peierls, UD E.F. Peierls for E.J. Peierls, UD J.N. Peierls for B.E. Peierls, UD J.N. Peierls for E.J. Peierls, UD E.S. Peierls for E.F. Peierls

Et al., UW Jennie Peierls for B.E. Peierls, UW Jennie Peierls for E.J. Peierls, UW E.S. Peierls for BEP Art VI-Accum, UW E.S. Peierls for EJP Art VI-Accum (the “Trusts”).  Mr. E. Jeffrey Peierls is the President and a Director of the Foundation and is a Co-Trustee of the Lead Trust, and is a Co-Trustee of the Trusts.  Mr. E. Jeffrey Peierls has voting and investment power over the shares of our Class A common stock owned by the Foundation, the Lead Trust and the Trusts.

(11)

Consists of 278,947 shares of Class A common stock and 112,443 shares of Class A common stock issuable upon the exercise of warrants owned directly by Mr. Brian Eliot Peierls.  Also includes 2,786,642 shares of Class A common stock and 1,085,183 shares of Class A common stock issuable upon the exercise of warrants owned by the Foundation, and 242,105 shares of Class A common stock and 102,131 shares of Class A common stock issuable upon the exercise of warrants owned by the Lead Trust.  Mr. Brian E. Peierls is the Vice President and a Director of the Foundation and is a Co-Trustee of the Lead Trust.  Mr. Brian E. Peierls has voting and investment power over the shares of our Class A common stock owned by the Foundation and the Lead Trust.

(12)

Consists of 135,225 shares of common stock owned by Mr. Pancoast, 4,071 shares of common stock issuable upon the exercise of warrants owned by Mr. Pancoast, 1,015,235 shares of common stock issuable upon the exercise of outstanding options, and 349,347 shares that are issuable pursuant to the terms of restricted stock units (RSUs) owned by Mr. Pancoast.  Mr. Pancoast is the Chief Executive Officer, President and a director of Lpath, Inc.

(13)

Consists of 21,500 shares of Class A common stock owned jointly by Mr. and Ms. Trzcinka, 7,350 shares of Class A common stock issuable upon the exercise of warrants owned jointly by Mr. and Ms. Trzcinka, 52,632 shares of Class A common stock owned by Ms. Trzcinka, 1,800 shares owned by Ms. Trzcinka in custody for a minor child, 26,316 shares of Class A common stock issuable upon the exercise of warrants owned by Ms. Trzcinka, 45,313 shares of Class A common stock issuable upon the exercise of outstanding options, and 2,250 shares that are issuable pursuant to the terms of (RSUs) owned by Ms. Trzcinka.

(14)

Consists of`31,700 shares of Class A common stock owned by the Elisa A Stoller Living Trust (the “Stoller Trust”), of which Mr. Glenn Stoller, the head of Lpath Ocular, is the co-trustee, 5,318 shares of Class A common stock issuable upon the exercise of warrants owned by the Stoller Trust, 3,600 shares of Class A common stock owned by a UTMA account for the benefit of Mr. Stoller’s minor children (the “UTMA”) and 354,380 shares of Class A common stock issuable upon the exercise of outstanding options owned by Mr. Stoller.  Mr. Stoller has voting and investment power over the shares of our Class A common stock owned by the Stoller Trust and the UTMA.

(15)

Consists of 12,632 shares of Class A common stock owned by Mr. Shestowsky, 4,204 shares of Class A common stock issuable upon the exercise of warrants owned by Mr. Shestowsky and 20,469 shares of Class A common stock issuable upon the exercise of outstanding options owned by Mr. Shestowsky.

(16)

Consists of 21,000 shares of Class A common stock owned by Ms. Hansen, 7,446 shares of Class A common issuable upon the exercise of warrants owned by Ms. Hansen, 111,600 shares of Class A common issuable upon the exercise of outstanding options, and 61,875 shares that are issuable pursuant to the terms of (RSUs)owned by Ms. Hansen.

(17)

Consists of 105,263 shares of Class A common stock owned by Mr. Liolios, 37,323 shares of Class A common issuable upon the exercise of warrants owned by Mr. Liolios, 3,000 shares owned in custody for Mr. Liolios’ minor children, and 100,000 shares of Class A common issuable up on the exercise of outstanding options owned by Liolios Group, Inc. Mr. Liolios and Liolios Group, Inc. purchased the shares of Class A common stock and warrants for investment purposes and had no agreements or understanding to distributes such securities.

(18)	Consists of 84,333 shares of Class A common stock and 39,417 shares of Class A common issuable upon the exercise of warrants owned by Mr. Mang.

(19)	Consists of 26,315 shares of Class A common stock and 9,331 shares of Class A common issuable upon the exercise of warrants owned by Mr. Molinsky.

(20)	Consists of 145,454 shares of Class A common stock owned by Sterling Securities International Ltd. (“Sterling) and 51,573 shares of Class A common stock issuable upon the exercise of warrants owned by Sterling. Mr. Chris Bonvini, an officer of Sterling, may be deemed to have voting and investment power over the shares of Class A common stock owned by Sterling.

(21)

Consists of 52,631 shares of Class A common stock and 18,661 shares of Class A common issuable upon the exercise of warrants owned by Investment Strategies Fund, L.P. (“ISF”).  Mr. Matthew Shefler, a Managing Partner of ISF, has voting and investment power over the shares of Class A common stock owned by ISF.

(22)	Consists of 155,000 shares of Class A common stock and 49,729 shares of Class A common issuable upon the exercise of warrants owned by Mr. Volman.

(23)	Consists of 145,263 shares of Class A common stock and 37,323 shares of Class A common issuable upon the exercise of warrants owned by Mr. Feddermann.

(24)	Consists of 52,631 shares of Class A common stock and 18,661 shares of Class A common issuable upon the exercise of warrants owned by Mr. Ruckdaeschel.

(25)	Consists of 76,837 shares of Class A common stock and 25,813 shares of Class A common issuable upon the exercise of warrants owned by Ms. Pogue.

(26)	Consists of 33,398 shares of Class A common stock and 9,750 shares of Class A common issuable upon the exercise of warrants owned by Ms. Tanner.

(27)	Consists of 15,790 shares of Class A common stock and 5,048 shares of Class A common issuable upon the exercise of warrants owned by Mr. Pogue.

(28)	Consists of 26,315 shares of Class A common stock and 27,941 shares of Class A common issuable upon the exercise of warrants owned by Mr. Carrey.

(29)

Consists of 25,260 shares of Class A common stock and 6,315 shares of Class A common issuable upon the exercise of warrants owned by Mr. Pancoast. Zachary Pancoast is the son of Scott Pancoast, our Chief Executive Officer.

(30)	Consists of 15,792 shares of Class A common stock and 3,948 shares of Class A common issuable upon the exercise of warrants owned by Mr. Ray.

(31)	Consists of 105,265 shares of Class A common stock and 26,316 shares of Class A common issuable upon the exercise of warrants owned by Mr. Newman.

(32)

Consists of 4,787,695 shares of Class A common stock and 604,980 shares of Class A common stock issuable upon the exercise of warrants owned by the Donald R. Swortwood Revocable Trust Dated July 7, 1995, and 25,000 shares of Class A common stock issuable upon the exercise of outstanding options, and 588,000 shares of Class A common stock owned by Western States Investment Corporation (“WSIC”).  Donald Swortwood is the trustee of the Donald R. Swortwood Trust Dated July 7, 1995 and has the voting and investment power of the shares of our Class A common stock held by the Donald R. Swortwood Trust Dated July 7, 1995.  Mr. Swortwood owns 50% of WSIC and has voting and investment power of the shares of common stock owned by WSIC.

(33)

Consists of 4,787,695 shares of Class A common stock and 604,980 shares of Class A common stock issuable upon the exercise of warrants owned by the Letitia H. Swortwood Revocable Trust #1 Dated September 16, 1992, and 588,000 shares of Class A common stock owned by Western States Investment Corporation (“WSIC”).  Letitia Swortwood is the trustee of the Letitia H. Swortwood Revocable Trust #1 Dated September 16, 1992 and has the voting and investment power of the shares of our Class A common stock held by the Letitia H. Swortwood Revocable Trust #1 Dated September 16, 1992.  Ms. Swortwood owns 50% of WSIC and has voting and investment power of the shares of common stock owned by WSIC.

(34)

Consists of 210,526 shares of Class A common stock and 52,631 shares of Class A common issuable upon the exercise of warrants owned by Iroquois Master Fund Ltd. (“Iroquois”).  Mr. Joshua Silverman has voting and investment power over the shares of Class A common stock owned by Iroquois.

(35)

Consists of 105,263 shares of Class A common stock and 26,315 shares of Class A common issuable upon the exercise of warrants owned by Cranshire Capital, L.P. (“Cranshire”).  Mr. Mitchell Kopin, the President of Downsview Capital, the general partner of Cranshire, has voting and investment power over the shares of Class A common stock owned by Cranshire.

(36)

Consists of 140,098 shares of Class A common stock issuable upon the exercise of warrants owned by Piper Jaffrey & Co. that were received as compensation in connection with its services as one of our placement agents in our August 2008 private placement.

(37)

Consists of 14,010 shares of Class A common stock issuable upon the exercise of warrants owned by Griffin Securities, Inc. that were received as compensation in connection with its services as one of our placement agents in our August 2008 private placement.

(38)

Consists of 12,632 shares of Class A common stock issuable upon the exercise of warrants owned by Dawson James Securities, Inc. that were received as compensation in connection with its services as one of our placement agents in our August 2008 private placement.

PLAN OF DISTRIBUTION

Plan of Distribution

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of the our Class A common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•      block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      an exchange distribution in accordance with the rules of the applicable exchange;

•      privately negotiated transactions;

•      settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•      broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•      through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•      a combination of any such methods of sale; or

•      any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Each Selling Stockholder that is identified as a registered broker-dealer in the selling security holders table above is an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with the resale of our securities under this prospectus.  Any commissions received by such selling security holders and any profit on the resale of the shares of our Class A common stock (including the shares of common stock issuable upon the exercise of the warrants) sold by such security holders while acting as principals will be deemed to be underwriting discounts or commissions. Because it is deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933, the Selling Stockholders that are identified as a registered broker-dealer in the selling security holders table will be subject to prospectus deliver requirements under the Securities Act.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

To the extent required, the shares of our Class A common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(b)(1) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state or federal securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934 (as amended), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person.  We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9, which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny-stock rules, which impose additional sales-practice requirements on broker-dealers that sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny-stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized-risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny-stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny-stock rules require that, prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny-stock rules. Consequently, these penny-stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny-stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our Class A common stock under this prospectus in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder as to which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our Class A common stock from a selling security holder under this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

DESCRIPTION OF SECURITIES

Our authorized capital stock of the Registrant consists of 100,000,000 shares of Class A common stock, par value $0.001 per share, of which there are 52,506,483 shares issued and outstanding as of August 31, 2008.  In addition, our authorized capital stock includes Five million (5,000,000) authorized Series A Preferred Shares with a par value of $0.001, Five million (5,000,000) authorized Series B Preferred Shares with a par value of $0.001 and Five million (5,000,000) authorized Series C Preferred Shares with a par value of $0.001.  There are currently no shares of Series A, Series B or Series C Preferred Shares issued and outstanding.

Common Stock

Holders of shares of Class A common stock are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of Class A common stock do not have cumulative voting rights.  Holders of Class A common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor.  In the event of a liquidation, dissolution, or winding up of the company, the holders of Class A common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.  All of the outstanding shares of Class A common stock are fully paid and non-assessable.

Holders of Class A common stock have no preemptive rights to purchase our Class A common stock.  There are no conversion or redemption rights or sinking fund provisions with respect to the Class A common stock.

Preferred Stock

Series A Preferred Shares have a par value of $0.001 and such other terms as determined by the board of Directors prior to their issuance.  Each Series A Preferred Share shall have voting rights and shall carry a voting weight equal to ten (10) shares of Class A common stock.  Each Series A Preferred Share may be converted into ten (10) shares of Class A common stock upon approval by the Board of Directors.

Series B Preferred Shares have a par value of $0.001 per share and such other terms as may be determined prior to their issuance by the Board of Directors.  Each Series B Preferred Share shall have voting rights and shall carry a voting weight equal to two (2) shares of Class A common stock.  Each Series B Preferred Share may be converted into two (2) shares of Class A common stock upon approval by the Board of Directors.

Series C Preferred Shares have a par value of $0.001 per share and such other terms as may be determined by the Board of Directors prior to their issuance.  No Series C Preferred Share shall have voting rights.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, and capital requirements and financial conditions.  The payment of dividends, if any, will be within the discretion of the Board of Directors.  We presently intend to retain all earnings, if any, and accordingly the Board of Directors does not anticipate declaring any dividends prior to a business combination.

Change of Control

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof without any further vote or action by the shareholders.  Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring, or preventing a change in control of us without further action by the shareholders and may adversely affect the voting and other rights of the holders of Class A common stock.  At present, we have no plans to issue any preferred stock nor adopt any series, preferences, or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or otherwise.  We have no present plans to issue any preferred stock.

Warrants

Set forth below is information concerning the various warrants issued by us to our investors, placement agents, consultants and other persons.

Warrants issued to investors in a private placement in August 2008 (the “August 2008 warrants”).

On August 12, 2008, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with various accredited investors (the “Investors”) pursuant to which the Investors agreed to purchase from us an aggregate of 7,090,999 shares of our Class A common stock and 1,939,488 August 2008 warrants exercisable to purchase the Company’s Class A common stock at an exercise price of $1.25 per share for an aggregate price of approximately $6.7 million.  In addition, we issued 166,740 August 2008 warrants to the placement agents in this transaction.

Exercise Price, Vesting and Term.  The August 2008 warrants are exercisable, without any vesting, until August 12, 2013.  Each August 2008 warrant is exercisable to purchase one share of Class A common stock at an exercise price of $1.25.

Cashless Exercise.  The August 2008 warrants may be exercised using a cashless exercise procedure.

Transferability.  The August 2008 warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.  If the transfer of August 2008 warrants is made pursuant to an exemption from registration, we may require the holder of the August 2008 warrant to provides us with (i) a written opinion of counsel and (ii) an executed investment letter.  Additionally, we may require that the transferee be an “accredited investor” or a “qualified institutional buyer” (as such terms are defined under SEC rules).

Adjustments.  The number of shares of Class A common stock issuable upon the exercise of the August 2008 warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our class A common stock or stock dividend.  In such event, the exercise price and the number of shares of our Class A common stock issuable upon the exercise of each August 2008 warrant will be adjusted by us so that the number of shares of our Class A common stock that the holder of the August 2008 warrant would have received if such holder had exercised his or her August 2008 warrant on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Subsequent Equity Sales.  In the event that we sell or offer to sell our common stock at price per share less than the exercise price of the August 2008 warrants (“Dilutive Issuance”), then the (i) exercise price of the August 2008 warrant will be adjusted by multiplying the exercise price by a fraction, the numerator of which is the number of shares of our common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of our common stock which the aggregate offering price for such Dilutive Issuance would purchase at the then exercise price, and the denominator of which shall be the sum of the number of shares of our common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance and (ii) number of shares issuable upon the exercise of the August 2008 warrants will be proportionately increased so that we will still receive the same aggregate proceeds from the exercise of the August 2008 warrants after the exercise price reduction as we would have received prior to the exercise price adjustment.

Subsequent Rights Offerings.  If we issue rights, options or warrants to all our stockholders entitling them to acquire shares of our common stock at a price per share less than the daily volume weighted average price of our Common Stock at the record date for the issuance of the rights, options and warrants, then the exercise price of the August 2008 warrants will be adjusted by multiplying the exercise price by a fraction, the (x) numerator of which is the sum of the number of shares of our common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such daily volume weighted average price and (y) denominator of which equals the sum of the number of shares of our common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of our common stock offered for subscription or purchase.

Pro Rata Distributions.  If we distribute to all of our stockholders evidences of our indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than our Common Stock, then in each such case the exercise price of the August 2008 warrants will be adjusted by multiplying the exercise price of the August 2008 warrant in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction (x) of which the numerator shall be the daily volume weighted average price of our Common Stock on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of our common stock (as determined by the Board of Directors in good faith) and (y) of which the denominator shall be the daily volume weighted average price of our Common Stock on such record date.

Merger, Asset Sale, Etc.  If we effect any merger, consolidation, any sale of all or substantially all of our assets or if any tender offer or exchange offer is completed pursuant to which our stockholders are permitted to tender or exchange their shares for other securities, cash or property, or we effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, then, the holders of the August 2008 warrants will have the right to receive the consideration they would have received in such transaction had they exercised their August 2008 warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.  In the event of any all cash transaction, an issuer tender offer or a transaction involving an entity that acquirer is not traded on an exchange or on a Nasdaq market, then the holders of the August 2008 warrants, then we must repurchase the August 2008 warrants at a cash value determined using the Black-Scholes option pricing formula.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the August 2008 warrants.  We are required to file a registration statement covering the shares of Class A common stock issuable upon the exercise of the August 2008 warrants within 30 days after closing or August 12, 2008.  If we fail to file the registration statement on a timely basis or fail to have the registration statement declared effective within 90 days after the filing deadline or September 11, 2008 (which ever is earlier) , then we must pay to each holder of an August 2008 warrant a penalty of 1.25% of the aggregate amount invested by such holder for each 30-day period or pro rata for any portion following the date by which the registration statement should have been effective (except that such penalty will not include the amount invested with regard to August 2008 warrants that are not in the money at the time of the event for which the penalty is being imposed).  We also have to pay a 1.25% penalty for any period of time where the holder is unable to sell his Class A common stock under this prospectus for sales (except if such failure is due to market conditions for our Class A common stock).  The maximum penalty is 8.75%. We must keep this resale registration statement effective until the date on which all shares covered by such registration statement (i) have been sold or (ii) may be sold pursuant to Rule 144(b)(1).

Holder of any August 2008 warrants Not a Stockholder.  The August 2008 warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Warrants issued to investors in a private placement in April 2007 (the “April 2007 warrants”).

On April 6, 2007, we entered into a Securities Purchase Agreement (“Purchase Agreement”) with various accredited investors (the “Investors”) pursuant to which the Investors agreed to purchase from us an aggregate of 17.7 million shares of our Class A common stock and 6.2 million April 2007 warrants exercisable to purchase the Company’s Class A common stock at an exercise price of $1.05 per share for an aggregate purchase price of $16.8 million.  In addition, we issued 1,707,894  April 2007 warrants to the placement agent in this transaction.

Exercise Price, Vesting and Term.  The April 2007 warrants are exercisable, without any vesting, until April 6, 2012.  Each April 2007 warrant is exercisable to purchase one share of Class A common stock at an exercise price of $1.05.

Cashless Exercise.  The April 2007 warrants may be exercised using a cashless exercise procedure.

Transferability.  The April 2007 warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.  If the transfer of April 2007 warrants is made pursuant to an exemption from registration, we may require the holder of the April 2007 warrant to provides us with (i) a written opinion of counsel and (ii) an executed investment letter.  Additionally, we may require that the transferee be an “accredited investor” or a “qualified institutional buyer” (as such terms are defined under SEC rules).

Adjustments.  The number of shares of Class A common stock issuable upon the exercise of the April 2007 warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our class A common stock or stock dividend.  In such event, the exercise price and the number of shares of our Class A common stock issuable upon the exercise of each April 2007 warrant will be adjusted by us so that the number of shares of our Class A common stock that the holder of the April 2007 warrant would have received if such holder had exercised his or her April 2007 warrant on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Subsequent Equity Sales.  In the event that we sell or offer to sell our common stock at price per share less than the exercise price of the April 2007 warrants (“Dilutive Issuance”), then the (i) exercise price of the April 2007 warrant will be adjusted by multiplying the exercise price by a fraction, the numerator of which is the number of shares of our common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of our common stock which the aggregate offering price for such Dilutive Issuance would purchase at the then exercise price, and the denominator of which shall be the sum of the number of shares of our common stock issued and outstanding immediately prior to the Dilutive Issuance plus the number of shares of Common Stock so issued or issuable in connection with the Dilutive Issuance and (ii) number of shares issuable upon the exercise of the April 2007 warrants will be proportionately increased so that we will still receive the same aggregate proceeds from the exercise of the April 2007 warrants after the exercise price reduction as we would have received prior to the exercise price adjustment.

Subsequent Rights Offerings.  If we issue rights, options or warrants to all our stockholders entitling them to acquire shares of our common stock at a price per share less than the daily volume weighted average price of our Common Stock at the record date for the issuance of the rights, options and warrants, then the exercise price of the April 2007 warrants will be adjusted by multiplying the exercise price by a fraction, the (x) numerator of which is the sum of the number of shares of our common stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such daily volume weighted average price and (y) denominator of which equals the sum of the number of shares of our common stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of our common stock offered for subscription or purchase.

Pro Rata Distributions.  If we distribute to all of our stockholders evidences of our indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than our Common Stock, then in each such case the exercise price of the April 2007 warrants will be adjusted by multiplying the exercise price of the April 2007 warrant in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction (x) of which the numerator shall be the daily volume weighted average price of our Common Stock on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of our common stock (as determined by the Board of Directors in good faith) and (y) of which the denominator shall be the daily volume weighted average price of our Common Stock on such record date.

Merger, Asset Sale, Etc.  If we effect any merger, consolidation, any sale of all or substantially all of our assets or if any tender offer or exchange offer is completed pursuant to which our stockholders are permitted to tender or exchange their shares for other securities, cash or property, or we effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, then, the holders of the April 2007 warrants will have the right to receive the consideration they would have received in such transaction had they exercised their April 2007 warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.  In the event of any all cash transaction, an issuer tender offer or a transaction involving an entity that acquirer is not traded on an exchange or on a Nasdaq market, then the holders of the April 2007 warrants, then we must repurchase the April 2007 warrants at a cash value determined using the Black-Scholes option pricing formula.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the April 2007 warrants.  We are required to file a registration statement covering the shares of Class A common stock issuable upon the exercise of the April 2007 warrants within 90 days after filing or by July 31, 2007, which ever is earlier.  If we fail to file the registration statement on a timely basis or fail to have the registration statement declared effective within 90 days after the filing deadline or July 31, 2007 (which ever is earlier) or we fail to file, on a timely basis, a pre-effective amendment or acceleration request or the shares of Class A common stock issuable upon the exercise of all of the outstanding April 2007 warrants are not registered by March 31, 2008, then we must pay to each holder of an April 2007 warrant a penalty of 1.25% of the aggregate amount invested by such holder for each 30-day period or pro rata for any portion following the date by which the registration statement should have been effective (except that such penalty will not include the amount invested with regard to April 2007 warrants that are not in the money at the time of the event for which the penalty is being imposed).  We also have to pay a 1.25% penalty for any period of time where the holder is unable to sell his Class A common stock under this prospectus for sales (except if such failure is due to market conditions for our Class A common stock).  The maximum penalty is 8.75%. We must keep this resale registration statement effective until the date on which all shares covered by such registration statement (i) have been sold or (ii) may be sold pursuant to Rule 144(b)(1).

Holder of any April 2007 warrants Not a Stockholder.  The April 2007 warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Warrants issued to investors in a merger in November 2005 and in private placements in January and March 2006 (the “November 2005 warrants”).

In November 2005, our subsidiary, Lpath Therapeutics, issued 3,781,125 warrants exercisable to purchase its common stock in connection with the sale of units.  On November 30, 2005, in connection with our merger with Neighborhood Connections, Inc., we issued to Lpath Therapeutics investors 3,781,125 November 2005 warrants that were identical to the warrants included in the units sold by Lpath Therapeutics in November 2005.  The Investors who purchased at least 625,000 units from Lpath Therapeutics Inc. also received a bonus November 2005 warrant to buy 10% of the number of shares of common stock purchased on identical terms to the warrants included in the units.  This resulted in 306,250 of additional November 2005 warrants issued by us in our merger with Lpath Therapeutics.  In addition, after the closing of the merger with Neighborhood Connections, we issued 664,244 November 2005 warrants to note holders of Lpath Therapeutics who converted all of the outstanding principal and accrued interest on their notes into units of our Class A common stock and November 2005 warrants (at the same price paid by the investors in the Lpath Therapeutics November 30, 2005 private placement).  In January 2006 and March 2006, we issued 334,813 November 2005 warrants and 208,423 November 2005 warrants, respectively, in connection with a private placement of units.

Exercise Price, Vesting and Term.  The November 2005 warrants are exercisable, without any vesting, until September 30, 2010.  Each November 2005 warrant is exercisable to purchase one share of Class A common stock at an exercise price of $1.50.

Cashless Exercise.  After November 30, 2006, the November 2005 warrants may be exercised using a cashless exercise if the holder cannot use this prospectus to sell the shares of Class A common stock underlying his or her November 2005 warrants.  The cashless exercise may not be used during the period of February 14 and March 1 of each calendar year.Transferability.  The November 2005 warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments.  The number of shares of Class A common stock issuable upon the exercise of the November 2005 warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our class A common stock or stock dividend.  In such event, the exercise price and the number of shares of our Class A common stock issuable upon the exercise of each November 2005 warrant will be adjusted by us so that the number of shares of our Class A common stock that the holder of the November 2005 warrant would have received if such holder had exercised his or her November 2005 warrant on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Merger, Asset Sale, Etc.  In the event of a capital reorganization, reclassification of our capital stock, merger (in which we are not the surviving entity), or sale of all or substantially all of our assets, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the holders of the November 2005 warrants will have the right to receive the consideration they would have received in such transaction had they exercised their November 2005 warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.  This obligation is required to be assumed by the acquirer (if other than us) in any such transaction.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the November 2005 warrants.  We also have to pay a 1.25% penalty for any period of time where the holder is unable to sell his Class A common stock under this prospectus for sales (except if such failure is due to market conditions for our Class A common stock).  We must keep this resale registration statement effective until the earliest of (i) September 30, 2010, (ii) the date on which all shares covered by such registration statement have been sold, and (iii) the date on which all shares covered by such registration statement may be sold pursuant to Rule 144(k).

Holder of any November 2005 warrants Not a Stockholder.  The November 2005 warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Warrants issued to placement agents for November 2005, January 2006, and March 2006 private placements (the “Placement Agent warrants”).  In connection with the placement of units with investors in November 2005, our subsidiary, Lpath Therapeutics Inc. issued to the placement agents in that offering Placement Agent warrants exercisable to purchase 413,797 shares of Lpath Therapeutics common stock.  In our merger with Neighborhood Connections, these warrants were exchanged for identical Placement Agent warrants exercisable to purchase 413,797 shares of Class A common stock. In January 2006 and March 2006, we issued to placement agents in the sale of units Placement Agent warrants exercisable to purchase 45,894 shares and 23,400 shares of our Class A common stock, respectively.

Exercise Price, Vesting and Term.  The Placement Agent warrants are exercisable without any vesting.  Of the 483,091 Placement Agent warrants we issued in total, 108,125 expire on May 30, 2008, 22,988 expire on July 31, 2008, 23,400 expire on September 29, 2008, and 328,578 expire on September 30, 2010.  Each Placement Agent warrant is exercisable for one share of Class A common stock at an exercise price of $0.80.

Transferability.  The Placement Agent warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments The number of shares of Class A common stock issuable upon the exercise of the Placement Agent warrants is subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our Class A common stock or if there is a distribution of a stock dividend.  In such event, the exercise price and the number of shares of our Class A common stock issuable upon the exercise of each Placement Agent warrant will be adjusted by us so that the number of shares of our Class A common stock that the holder of the Placement Agent warrant would have received if such holder had exercised his Warrant on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Merger, Asset Sale, Etc.  In the event of a capital reorganization, reclassification of our capital stock, merger (in which we are not the surviving entity), or sale of all or substantially all of our assets, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, the holders of the Placement Agent warrants will have the right to receive the consideration they would have received in such transaction had they exercised their Placement agent warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.  This obligation is required to be assumed by the acquirer (if other than us) in any such transaction.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the Placement Agent warrants.  We must keep this resale registration statement effective until the earliest of (i) September 30, 2010, (ii) the date on which all shares covered by such registration statement have been sold, and (iii) the date on which all shares covered by such registration statement may be sold pursuant to Rule 144(k).

Holder of any Placement Agent warrants Not a Stockholder.  The Placement Agent warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Warrants issued to an affiliate for the guaranty of our lease payments (the “WSIC warrants”).  Exercise Price, Vesting and Term.  In August 2005, our subsidiary, Lpath Therapeutics, signed a five-year lease for laboratory and office space in a building located at 6335 Ferris Square, San Diego, California.  In order to sign the operating lease agreement, the landlord required that $360,000 of the lease obligation be guaranteed.  This guarantee was provided for Lpath by Western States Investment Corporation, which is co-owned by two of our largest stockholders, in exchange for the WSIC warrants exercisable for 588,000 shares of Lpath Therapeutics common stock.  In our merger with Neighborhood Connections, these warrants were exchanged for identical WSIC warrants exercisable to purchase 588,000 shares of our Class A common stock,.

Exercise Price, Vesting and Term.  The WSIC warrants were exercised in May 2007 at an exercise price of $0.80.

Transferability.  The WSIC warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments.  If we have a stock split or a dividend in Class A common stock, the exercise price of the WSIC warrants will be proportionately reduced.  If we have a reverse split, the exercise price of the WSIC warrants will be proportionately increased.  When any adjustment is required to be made in the exercise price, the number of shares of Class A common stock issuable upon the exercise of the WSIC warrant will be appropriately increased or decreased in proportion to the increase or decrease of the exercise price, as the case may be.

Merger, Asset Sale, Etc.  In case of any reclassification, change, reorganization, merger or conveyance of all or substantially all of our assets, then the holder of the WSIC warrants, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, will be entitled to receive, in lieu of shares of our Class A common stock, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised the WSIC warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the WSIC warrants.  The holders of the WSIC warrant are not entitled to any penalty in the event that we fail to (i) file such registration statement by a certain date, (ii) have such registration statement declared effective by a certain date or (iii) keep the registration statement effective.

Holder of any WSIC warrants Not a Stockholder.  The WSIC warrants do not confer upon holders any voting, dividends or other rights as our stockholders.

Warrant issued pursuant to 2002 services agreement with Johnson & Johnson Development Corporation (the “J&J warrant”).  In 2002, our subsidiary, Lpath Therapeutics Inc., issued to Johnson & Johnson Development Corporation a warrant exercisable to purchase 390,000 shares of Lpath Therapeutics common stock.  This J&J warrant was issued pursuant to a services agreement, dated as of April 3, 2002, by and between Johnson & Johnson Development Corporation and Lpath Therapeutics.  In our merger with Neighborhood Connections, the J&J warrant was exchanged for an identical J&J warrant exercisable to purchase 390,000 shares of Class A common stock.

Exercise Price, Vesting and Term.  The J&J warrants are exercisable, without any vesting, until April 3, 2009.  The J&J warrant is exercisable to purchase 390,000 shares of Class A common stock, at an exercise price of $0.05 per share.

Transferability.  The J&J warrant is transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments.  In the event of a stock split, the exercise price of the J&J warrant will be proportionately reduced and the number of shares issuable upon exercise of the J&J warrant will be proportionately increased.  In the event of a reverse stock split, the exercise price of the J&J warrant will be proportionately increased and the number of shares issuable upon exercise of the J&J warrant hereof shall be proportionately decreased.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the J&J warrant.  The holder of the J&J warrant is not entitled to any penalty in the event that we fail to (i) file such registration statement by a certain date, (ii) have such registration statement declared effective by a certain date or (iii) keep the registration statement effective.

Holder of any J&J warrants Not a Stockholder.  The J&J warrants do not confer upon holders any voting, dividends or other rights as our stockholders.

Warrants issued to note holders of Lpath Therapeutics (the “2002 Note warrants”).  In 2002, our subsidiary, Lpath Therapeutics, entered into a convertible debt financing arrangement with certain of its preferred stockholders.  As part of the debt financing, Lpath Therapeutics issued to these preferred stockholders warrants exercisable to purchase shares of its common stock, the number and exercise price of which was set by a formula based on a future equity financing by or sale of Lpath Therapeutics.  As a result of such subsequent equity financing, the 2002 Note warrants became exercisable to purchase 531,394 shares of Lpath Therapeutics common stock at an exercise price of $0.16 per share.  In our merger with Neighborhood Connections, these warrants were exchanged for identical 2002 Note warrants exercisable to purchase 531,394 shares of our Class A common stock.

Exercise Price, Vesting and Term.  The 2002 Note warrants are exercisable, without any vesting, until October 31, 2012.  Each 2002 Note warrant is exercisable to purchase one share of Class A common stock at an exercise price of $0.16.

Transferability.  The 2002 Note warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments.  In the event of a stock split, the exercise price of the 2002 Note warrants will be proportionately reduced and the number of shares issuable upon exercise of the 2002 Note warrants will be proportionately increased.  In the event of a reverse stock split, the exercise price of the 2002 Note warrants will be proportionately increased and the number of shares issuable upon exercise of the 2002 Note warrants will be proportionately decreased.

Merger, Asset Sale, Stock Dividend, Etc. In the event of any stock dividend paid by us or any spin-off, split-up, reclassification, merger, consolidation or sale of substantially all of our assets, the holders of the 2002 Note warrants will be entitled to receive upon the exercise of the 2002 Note warrants the amount of stock and other securities and property

(including cash) that such person would have received for the shares of our Class A common stock as if he or she had exercised his or her warrant as of the date on which our stockholders became entitled to receive such consideration.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the Note conversion warrants.  The holder of the Note conversion warrants is not entitled to any penalty in the event that we fail to (i) file such registration statement by a certain date, (ii) have such registration statement declared effective by a certain date or (iii) keep the registration statement effective.

Holder of any Note conversion warrants Not a Stockholder.  The Note conversion warrants do not confer upon holders any voting, dividends or other rights as our stockholders

Warrants issued in a private placement of units in June 2005 (the “June 2005 warrants”).  Between June 2005 and November 2005, our subsidiary, Lpath Therapeutics, Inc., issued 1,300,000 shares of its common stock and 1,560,000 June 2005 warrants exercisable to purchase Lpath Therapeutic common stock at the exercise price of $0.60 per share.  In our merger with Neighborhood Connections, these June 2005 warrants were exchanged for identical June 2005 warrants exercisable to purchase 1,560,000 shares of our Class A common stock.

Exercise Price, Vesting and Term.  The June 2005 warrants were exercised in May 2007 at an exercise price of $0.60.

Transferability.  The June 2005 warrants are transferable if (i) registered under state and Federal securities laws or (ii) the transfer is made under an exemption to registration under state and Federal securities laws.

Adjustments.  In the event of a stock split, the exercise price of the June 2005 warrants will be proportionately reduced and the number of shares issuable upon exercise of the June 2005 warrants will be proportionately increased.  In the event of a reverse stock split, the exercise price of the June 2005 warrants will be proportionately increased and the number of share issuable upon exercise of the June 2005 warrants shall be proportionately decreased.

Merger, Asset Sale, Etc..  In the event of any stock dividend paid by us or any spin-off, split-up, reclassification, merger, consolidation or sale of substantially all of our assets, the holders of the June 2005 warrants will be entitled to receive upon the exercise of the June 2005 warrants the amount of stock and other securities and property (including cash) that such person would have received for the shares of our Class A common stock as if he or she had exercised his or her June 2005 warrant as of the date on which our stockholders became entitled to receive such consideration.

Registration.  We have agreed to register for resale, at our expense, the shares of Class A common stock underlying the June 2005 warrants.  The holders of the June 2005 warrants are not entitled to any penalty in the event that we fail to (i) file such registration statement by a certain date, (ii) have such registration statement declared effective by a certain date or (iii) keep the registration statement effective.

Holder of any June 2005 warrants Not a Stockholder.  The June 2005 warrants do not confer upon holders any voting, dividends or other rights as our stockholders.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements of Lpath, Inc. and subsidiary as of December 31, 2007 and 2006 have been included herein and in the prospectus in reliance upon the report of LevitZacks, an independent registered public accounting firm, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

Certain legal matters in connection with this offering and Registration Statement are being passed upon by the law firm Eilenberg Krause & Paul LLP, New York, New York.

DESCRIPTION OF BUSINESS

Overview

Lpath, Inc. is a biotechnology company focused on the discovery and development of lipidomic-based therapeutics, an emerging field of medical science whereby bioactive lipids are targeted to treat human diseases.

Lpath’s lead product candidate, ASONEP™, is the systemic formulation of sonepcizumab, a humanized monoclonal antibody (“mAb”) against sphingosine-1-phosphate (“S1P”).  Sphingomab™  is the original mouse version of this monoclonal antibody.  ASONEP has demonstrated compelling results in preclinical studies against multiple forms of cancers and against multiple sclerosis.  ASONEP works, at least in part, by cutting off the blood supply that tumors need to thrive; drugs that function by this mechanism are said to be anti-angiogenic.  While ASONEP is potently anti-angiogenic, it also holds promise of assisting cancer patients in overcoming drug resistance, as S1P has been correlated with the development of drug resistance in multiple tumor types.  We recently initiated a Phase I clinical trial to test ASONEP as a treatment for cancer.

Lpath’s second product candidate is iSONEP™, the ocular formulation of sonepcizumab.  iSONEP has demonstrated multiple mechanisms of action in ocular models of disease, including anti-angiogenesis, anti-inflammatory, and anti-vascular permeability.  This combination of mechanisms would suggest: (i) iSONEP might have a comparative advantage over currently marketed products for “wet” age-related macular degeneration (“Wet AMD”); and (ii) iSONEP might demonstrate clinical efficacy in a broad range of retinal diseases where there is currently a significant unmet medical need, including Diabetic Retinopathy, Dry AMD, and glaucoma-related surgery.  We plan to begin testing iSONEP as a treatment for Wet AMD in human clinical trials in 2008.

Lpathomab™, our third product candidate, is a monoclonal antibody against lysophosphatidic acid (“LPA”), a key bioactive lipid that has long been recognized as a significant promoter of cancer-cell growth and metastasis in a broad range of tumor types and as a significant contributor to neuropathic pain.  In recent studies, conducted in models of pulmonary fibrosis, Lpathomab demonstrated impressive efficacy, both in prevention mode and in intervention mode.  In January 2008 we successfully completed the process of humanizing this antibody, and have begun the manufacturing process development.  We plan to begin testing Lpathomab in human clinical trials in 2009 or 2010.

We believe we are the only company to have developed functional monoclonal antibodies against any bioactive lipid of which there are estimated to be 1,000 or more.  These unique antibodies were produced using our ImmuneY2™ technology, a series of proprietary processes developed by the company.  We are currently applying the ImmuneY2 process to other bioactive lipids that are validated targets for disease treatment, thereby expanding our potential pipeline of novel monoclonal antibody-based drug candidates.

Lpath has a broad and deep intellectual-property position in the bioactive-lipid area, with over 28 issued or pending patents in the United States, with comparable intellectual-property coverage in major foreign countries.  Most of these patents were developed in-house based on Lpath’s pioneering research on bioactive lipid signaling. The company’s research partners to date include the M.D. Anderson Cancer Center, Johns Hopkins University, the University of Florida College of Medicine, Harvard Medical School, and San Diego State University.

Lpath Therapeutics Inc. (“LTI”), the predecessor company to Lpath, was founded in 1998.  In 2005, LTI merged with a subsidiary of Neighborhood Connections, Inc. (“NCI”), a publicly traded corporation, to form Lpath (“the Merger”). Although NCI (which changed its name to Lpath, Inc. in connection with the Merger) acquired LTI as a result of the Merger, the former stockholders of LTI held a majority of the voting interest in the combined enterprise immediately after the Merger. Additionally, the Merger resulted in LTI’s management and Board of Directors assuming operational control of Lpath, Inc. Accordingly, the Merger has been treated as a re-capitalization of LTI and the financial information presented here and elsewhere in this Annual Report reflects the historical activity of LTI, unless otherwise indicated. NCI conducted limited operations prior to the Merger in a line of business wholly unrelated to biopharmaceutical operations, and the results of NCI’s operations are not reflected in the financial information of Lpath.

The Potential of Lipidomics

Currently the drug-development industry is decidedly protein-centric, because most drugs on the market (and almost all drug candidates in clinical trials) target proteins.  The recognition among medical researchers that bioactive lipids play key roles in disease is a relatively recent development.  “Although the concept of ‘bioactive lipids’ has been decades in the making, it has only started to gain traction in the past 20 years, and promises to occupy centre-stage in cell biology research in the twenty-first century.” ( Nature Reviews, February 2008)

In an article published in 2007 the British Journal of Cancer described the emergence of lipidomics in drug discovery:

The focus on proteins was a natural consequence of the science community’s evolving understanding of biochemistry, which allowed researchers to identify potential protein targets involved in key metabolic and signaling pathways.  Some of the first drugs developed by the rational-drug-design approach to the scientific method came after the discovery of key enzymes, receptors, and ion channels [all proteins] as they emerged in the basic science literature.  One can argue that target identification now is driven by the technological developments of proteomics and genomics, both of which reflect the persistent ‘protein-centric’ view of drug discovery.

Now, the field of lipidomics (a subset of ‘metabolomics’) has emerged … and provides new opportunities for drug discovery.  As was the case for proteomics and genomics, tools of measurement led the way.  For lipidomics, the development of electrospray tandem mass spectrometry and other tools has facilitated our understanding of the cellular lipidome, and we now believe that there are over 1,000 members of the lipidome, opening up an entire array of new potential targets for therapeutic interventions.

It has been recognized that alterations in lipid metabolism can lead to cancer, cardiovascular disease, diabetes, neurodegenerative disorders, immune function, pain, mental disorders, and inflammation. (British Journal of Cancer, October 2006)

We believe that Lpath is the leader in lipidomic-based therapeutics.  This emerging field of medical science involves two areas of expertise:

1.    An understanding of the role of bioactive lipids in their respective signaling systems so that potentially important targets can be identified:  The study of lipidomics is complex, as the molecular weight of bioactive lipids is significantly lower than proteins and, unlike proteins, they are not water-soluble.  As such, many of the measurement and analytical tools that exist in the protein-centric pharmaceutical industry do not work when dealing with bioactive lipids.  Because of Lpath’s long-standing focus on bioactive lipids as targets for human disease, we are one of the few companies that have developed the expertise and assays to address the unique challenges of lipidomics.

2.     The ability to inhibit the identified bioactive-lipid targets:  Bioactive lipids are difficult to inhibit for the same reasons that make them difficult to study—they are extremely small and they are not water-soluble.  As such, many companies have tried to generate monoclonal antibodies that inhibit the functional activity of bioactive lipids, only to have failed.  We believe we are the only company to have developed functional monoclonal antibodies against bioactive lipids such as S1P or LPA.  This capability is based on our proprietary ImmuneY2 technology.

3.     Product Opportunities

Lpath’s key product-development programs are summarized in Table 1:

Table 1. Primary Product-Development Programs

PRODUCT	Description	Indication	Status
ASONEP™	mAb against S1P, a validated angiogenic factor and validated mediator of lymphocyte trafficking	Cancer – various tumor types	Phase I clinical trial

		Multiple sclerosis	Demonstrated in vivo efficacy in validated models of MS.

iSONEP™	mAb against S1P, a validated angiogenic growth factor & contributor to inflammation	AMD	Beginning Phase I clinical trial; Demonstrated in vivo efficacy in validated models of Wet AMD.

		Other retinal diseases	Demonstrated in vivo mechanisms that contribute to progression of diabetic retinopathy and Wet AMD

Lpathomab™	mAb against LPA, a tumorigenic and metastatic agent and a validated contributor to neuropathic pain; in addition, the mAb was shown to inhibit fibrosis in a bleomycin model of pulmonary fibrosis	Cancer – to be tested against several tumor types	Antibody humanization completed. Beginning antibody manufacturing process development.

		Other potential indications: fibrosis, neuropathic pain	Antibody humanization completed. Beginning antibody manufacturing process development.

		Fibrotic ocular diseases	Antibody humanization completed. Beginning antibody manufacturing process development.

ASONEP

ASONEP is the systemic formulation of, sonepcizumab, a monoclonal antibody against S1P, a bioactive lipid implicated in the progression of many diseases including various types of cancer, and multiple sclerosis, as well as other angiogenic-related diseases and inflammatory-oriented indications.

ASONEP acts as a molecular sponge to selectively absorb the tumorigenic agent SIP from blood and from tissues that tumors rely upon.  The drug candidate has demonstrated efficacy in preclinical models of several types of human cancers.  In addition, the preclinical safety profile of ASONEP was extremely favorable throughout a wide variety of studies at high multiples of anticipated human exposure.

We believe ASONEP will be effective in reducing the four major processes of cancer progression:  tumor proliferation, tumor metastasis, tumor-associated angiogenesis, and protection from cell death.  The other mAbs on the market or in clinical trials generally inhibit only one or two tumor-promoting effects in a broad range of cancers.  As such, our company believes that ASONEP will have a comparative advantage over the therapeutic antibody approaches for cancer currently on the market.

Other potential advantages of ASONEP, which are generally related to Lpath’s unique approach of targeting bioactive lipids (whereas most therapeutic mAbs on the market and in clinical trials are directed against protein targets), include the following:

(a)     ASONEP’s preclinical data are more predictive of success in the clinic than typical protein-targeted drug candidates.  Unlike protein targets, S1P has a single molecular structure that is conserved among species (i.e., S1P in a mouse is the same as in monkeys and humans, which is not the case for protein targets).  This allows for a greater translation (i.e., higher predictive value) between animal efficacy studies and possible human applications.

(b)    Cancer cells (and other pathogenic cell types) cannot as easily “escape therapy” by mutating around the therapy.   When the target is a protein, cancerous cells can “escape therapy” by mutating around the therapy; they do this either (i) through a form of natural selection, by “selecting” the isoform of the protein that the drug has least efficacy against, or (ii) by making a new version of the protein that the drug is less effective against (and cancer cells have already proven to be highly likely to mutate). S1P, on the other hand, has no isoforms (or splice variants) so the natural selection process described above cannot occur; in addition, because cells are programmed to produce proteins and not lipids, the second approach described above is highly unlikely to occur .

(c)     Antibodies that bind to lipids can attain certain efficiencies and potencies that protein-targeted antibodies cannot attain. A typical antibody usually binds and inhibits one (in some cases, two) protein targets. Lipids are so small, by contrast, that each antibody can bind and inhibit four or more such lipid molecules, providing certain efficacies and potencies that typical antibodies cannot attain.

(d)    ASONEP has greater binding affinity than other antibodies. The affinity of ASONEP (i.e., the “strength” of binding to its target, S1P) is higher than antibody therapeutics that are currently used in the clinic as molecular sponges.

ASONEP has demonstrated favorable results in disease models outside of the cancer realm. In a recent preclinical study conducted at Harvard Medical School using ASONEP in an Experimental Autoimmune Encephalomyelitis (EAE) model of Multiple Sclerosis, ASONEP performed favorably compared against FTY720, a Novartis compound currently undergoing a Phase 3 clinical trial in Multiple Sclerosis. Further studies of ASONEP as a possible treatment for Multiple Sclerosis are planned to fully assess its potential for this indication.

iSONEP

iSONEP is the ocular formulation of sonepcizumab; as such, it is also a mAb against the bioactive lipid S1P. Just as ASONEP demonstrated a robust anti-angiogenic mechanism on a systemic basis, iSONEP has demonstrated very strong anti-angiogenic results in various eye models of Wet AMD, as performed by Dr. Maria Grant (University of Florida) and Dr. Peter Campochiaro (Johns Hopkins University).  Moreover, Dr. Peter Campochiaro also demonstrated that iSONEP has strong anti-vascular-permeability effects in the eye, as well as best-in-class anti-inflammatory properties.  Studies that we performed in-house suggest iSONEP also has anti-fibrotic effects.

The compelling results of these studies strongly suggest the following:

(i) iSONEP may have comparative advantages over currently available treatments like Lucentis© and Avastin© (and soon-to-be-available treatments like Regeneron’s VEGF-Trap©). The loss of visual acuity associated with AMD is caused by a combination of all these factors, yet Lucentis, Avastin, and the VEGF-Trap fail to address inflammation and sub-retinal fibrosis.  Thus, iSONEP could improve vision on a more-consistent basis across the patient population and that could treat the multiple mechanisms that cause exudative-AMD-related vision loss.  Such an agent might act as a monotherapy or an adjunct therapy to an anti-VEGF agent.

(ii) iSONEP can inhibit the vascular and extravascular components of ischemic retinopathies such as diabetic retinopathy and the dry form of AMD, both of which represent significant unmet medical needs.

(iii) iSONEP might be efficacious in treating fibrotic-related disorders of the eye, including proliferative retinopathy, post glaucoma filtration surgery (trabeculectomy or valve implantation), and various anterior-segment diseases.

Lpathomab

In 2006 Lpath became the first to generate functional monoclonal antibodies against lysophosphatidic acid (“LPA”).  LPA has long been recognized as a robust tumorigenic agent, contributing to the proliferation and metastasis of a wide range of tumors.  Because of its significant role in cancer, many other companies have tried to create an antibody against LPA, but to no avail.

We have now completed the humanization and optimization of the anti-LPA antibody, called Lpathomab, and have demonstrated, in various preclinical studies, anti-tumorigenic and anti-metastatic properties of Lpathomab across a wide range of cancerous tumors.  In addition, the drug candidate showed strong results in a model of Wet AMD.  Furthermore, Lpathomab demonstrated compelling results in two separate studies of pulmonary fibrosis, including one that included an intervention arm.

During 2008, we plan to initiate manufacturing scale up and production of the Lpathomab antibody and to begin IND-enabling studies.  We plan to begin Phase I clinical trials in 2009 or 2010.

Business Strategy

With its long-standing focus on bioactive lipids as targets for human disease, Lpath has developed an expertise involving various tools and technologies that positions it as the clear leader in the emerging category of lipidomic-based therapeutics.  Lpath intends to leverage this expertise by using its proprietary ImmuneY2 drug-discovery engine to add novel bioactive-lipid-oriented product candidates to its therapeutic pipeline.  In addition, Lpath will consider licensing in technologies and compounds that further leverage its unique expertise and related intellectual property.

Manufacturing, Development, and Commercialization Strategy

Under the planning and direction of key personnel, we have outsourced Good Laboratory Practices (“GLP”) preclinical development activities (e.g., toxicology) and Good Manufacturing Practices (“GMP”) manufacturing and clinical development activities to contract research organizations (“CRO”) and contract manufacturing organizations (“CMO”). CROs and CMOs are third-parties that specialize in executing processes relating to project-oriented research activities on behalf of their clients and are commonly engaged in the industry. Manufacturing is only outsourced to organizations with approved facilities and manufacturing practices. Marketing, sales, and distribution will likely be through strategic partners that license the right to market, sell, and distribute our compounds in exchange for some combination of up-front payments, royalty payments, and milestone payments.

Market and Competitive Considerations

The mAb Antibody Market

Cancer is the second leading cause of death in the U.S.  Recently, the overall health burden of cancer was estimated to be in excess of $170 billion.  This great personal and societal burden has resulted in cancer becoming a major focus of R&D programs for both the U.S. government and pharmaceutical companies.  These programs reflect an unprecedented effort to discover, develop, and market cancer therapeutics, a market estimated to be almost $25 billion today and one that is expected to grow at a rate of 12.5% and reach almost $35 billion by the year 2010.

Unfortunately, the considerable R&D effort devoted to cancer has not significantly mitigated the incidence of the disease.  There are still over one million new cases of cancer diagnosed annually, resulting in over 500,000 deaths per year in the United States alone.  This is a dramatic demonstration that, even though a significant effort has been put forth to discover new therapeutics for cancer, effective therapeutic agents to combat the disease remain elusive.  Further, traditional therapeutic agents are commonly plagued with severe side effects.  Therefore, many groups have recently begun to look for new approaches to fighting the war against cancer.  Among these new “innovative therapies” are gene therapy and therapeutic proteins such as mAbs.

The first mAb used clinicically for the treatment of cancer was Rituxan (rituximab), which was launched in 1997.  Since then, the sales level of this antibody has reached over $2 billion per year.  In addition, Genentech’s newer mAb, Avastin, is estimated to reach an annual sales level of $4-6 billion by 2009.  These sales levels demonstrate the great potential of an effective mAb against cancer. Since the launch of Rituxan, 17 other mAbs have since been approved for marketing, including seven that are approved for cancer.  The success of these products, as well as the reduced cost and time to develop mAbs when compared with small molecules, has made mAb therapeutics the second largest category of drug candidates behind small molecules. Further, the specificity of antibodies when compared with small molecule therapeutics has provided antibody therapeutics with a major advantage in terms of maximizing efficacy and reducing toxicity.  For cancer alone, there are currently more than 270 industry antibody R&D projects with more than 50 companies involved in developing new cancer-antibody therapeutics.  In the face of this substantial competition, Lpath is uniquely poised to use the advantages of antibody therapeutics against an entirely new class of promising targets – bioactive lipids.

Competition

The pharmaceutical, biopharmaceutical and biotechnology industries are very competitive, fast moving and intense, and expected to be increasingly so in the future.  Other larger and well funded companies have developed and are developing drugs that, if not similar in type to Lpath’s drugs, are designed to address the same patient or subject population.  Therefore, Lpath’s lead product, other products in development, or any other products Lpath may acquire or in-license may not be the best, the safest, the first to market, or the most economical to make or use.  If a competitor’s product is better than Lpath’s, for whatever reason, then Lpath sales could be lower than that of competing products, if Lpath is able to generate sales at all.

In-licensed Technology

Lonza Biologics PLC

In 2006 we entered into two licensing arrangements with Lonza Biologics PLC (“Lonza”).  In the Research Evaluation Agreement, Lonza granted to Lpath a non-exclusive license to use cell-line development technology owned by Lonza for research purposes.  The term of this agreement is one year, and requires an annual license fee of £35,000 (approximately $62,000 based on current exchange rates).  The license may be extended at Lpath’s discretion for additional one-year periods.  The Research Evaluation Agreement does not permit the use of the underlying technology for the manufacture of products to be used in in vivo clinical studies or for commercial sale.

Under the terms of the second license from Lonza, identified as the License Agreement, Lonza granted to Lpath a non-exclusive license, with right to grant and authorize sublicenses, to use Lonza’s cell-line technology for the production of drug material to be used in human clinical trials, as well as for commercial sale.  Pursuant to the terms of the License Agreement, Lpath is obligated to pay Lonza various annual license fees and royalties depending on whether the drug material produced using the technology is manufactured by Lonza, by Lpath or its affiliates, or by a contract manufacturer.  Unless terminated earlier, the License Agreement will continue in effect until the expiration of the patents related to the underlying technology. Lpath may terminate the agreement at any time in our discretion by giving Lonza 60 days’ written notice of termination. Either party may terminate the agreement upon a material breach by the other party, subject to certain cure periods.

AERES Biomedical Limited

In 2005, Lpath entered into a collaboration agreement with AERES Biomedical Limited (“AERES”) to “humanize” the company’s sonepcizumab monoclonal antibody.  Humanization under this agreement with AERES involves utilizing proprietary processes owned by AERES for the purpose of modifying sonepcizumab antibodies originally generated in mice for potential human acceptance in a clinical trial.  The expenses incurred under this contract totaled approximately $170,000 in 2005 and $664,000 in 2006.  The work performed by AERES was successfully completed in 2006.  Lpath could owe certain contingent amounts when and if ASONEP or iSONEP passes through the various levels of the FDA drug-candidate-review and approval processes.  Upon the filing of the IND for ASONEP, Lpath accrued $150,000 for the first milestone payable to AERES.  AERES will be entitled to a low single-digit royalty on any revenues generated by the ultimate commercialization of ASONEP or iSONEP.

DaTaMabs LLP

In 2007, Lpath entered into a collaboration agreement with DaTaMabs LLP (“DaTaMabs”) to assist the company in humanizing the Lpathomab monoclonal antibody.  The expenses incurred to complete the work under this contract totaled $200,000 in 2007.  The work performed by DaTaMabs was successfully completed in 2007, and Lpath completed the humanization project in early 2008.  Lpath could owe certain contingent amounts when and if Lpathomab passes through the various levels of the FDA drug-candidate-review and approval processes.  DaTAMabs will be entitled to a low single-digit royalty on any revenues generated by the ultimate commercialization of Lpathomab.

Patents and Proprietary Rights

Our success will depend, in part, on our ability to obtain patent protection for our products in the United States and other countries. Since 1997, we have created a broad and deep intellectual-property position in the lysolipid signaling area.  As of March 10, 2008, we owned or had exclusively licensed more than 28 issued or pending patents in the United States, with comparable coverage in major foreign countries.    Seven issued or allowed patents provide ownership of anti-sphingolipid therapeutic antibodies as compositions of matter and methods to treat disease.  Several patents provide claims on sphingolipids and sphingolipid receptors as targets to treat cardiovascular diseases, cancer, inflammation, angiogenesis, and various diagnostic and drug-screening applications.  Lpath has other proprietary reagents and some small-molecule inhibitors that are being tested in discovery-stage studies.  The company believes that its patent estate will provide broad, commercially significant coverage of antibodies, receptors, enzymes, or other moieties that bind to lysolipids (or their metabolites), for therapeutic, diagnostic, and screening purposes.

In 2005, Lpath purchased eight issued patents formerly assigned to Atairgin Technologies, Inc. and LPL Technologies, Inc.  These patents cover compositions of matter and methods in the cancer diagnostics and therapeutics arenas relating to related lipid-signaling pathways.

Manufacturing

To leverage our experience and available financial resources, we do not plan to develop company-owned or company-operated manufacturing facilities. We plan to outsource all product manufacturing to a contract manufacturer of clinical drug products that operates at a manufacturing facility in compliance with current GMP.  We may also seek to refine the current manufacturing process and final product formulation to achieve improvements in storage temperatures and the like.

In 2006 Lpath and Laureate Pharma, Inc. (“Laureate”) entered into a contract manufacturing agreement for the production of recombinant ASONEP and iSONEP.  Under the terms of the agreement, Laureate will perform cell-line development, cell-line optimization, and upstream and downstream process development, followed by GMP manufacture of the product for use in clinical trials.  The agreement has been amended to extend the termination date from December 31, 2007 to December 31, 2008.  Lpath may terminate the agreement at any time in our discretion by giving Laureate 90 days’ written notice of termination.  Either party may terminate the agreement upon a material breach by the other party, subject to certain cure periods.  In 2008 Lpath and Laureate entered into a contract manufacturing agreement for the production of Lpathomab.  The terms of this second agreement are very similar to the terms of the previous agreement between the parties, and specify that the agreement will terminate on December 31, 2009.

Government Regulation

The FDA and comparable regulatory agencies in foreign countries, as well as drug regulators in state and local jurisdictions, impose substantial requirements upon the clinical development, manufacture, and marketing of pharmaceutical products.  These agencies and other federal, state and local entities regulate research and development activities and the human testing, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, approval, advertising, and promotion of Lpath’s product candidates (and any other products we may develop, acquire, or in-license).

The process required by the FDA under the drug provisions of the United States Food, Drug, and Cosmetic Act before Lpath’s initial products may be marketed in the U.S. generally involves the following:

•      Preclinical laboratory and animal tests;

•      Submission of an Investigational New Drug Application (“IND”), which must become effective before human clinical trials may begin;

•      Adequate and well-controlled human clinical trials to establish the safety and efficacy of the product candidate for its intended use;

•      Submission to the FDA of an New Drug Application (“NDA”); and

•      FDA review and approval of an NDA.

The testing and approval process requires substantial time, effort, and financial resources, and we cannot be certain that any approval will be granted on an expeditious basis, if at all.  Preclinical tests include laboratory evaluation of the product candidate, its chemistry, formulation and stability, as well as animal studies to assess the potential safety and efficacy of the product candidate.  Certain preclinical tests must be conducted in compliance with good laboratory practice regulations. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring such studies to be replicated.  In some cases, long-term preclinical studies are conducted while clinical studies are ongoing.

Lpath then submits the results of the preclinical tests, together with manufacturing information and analytical data, to the FDA as part of an IND, which must become effective before we may begin human clinical trials.  The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the trials as outlined in the IND and imposes a clinical hold.  In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can begin.  Lpath’s submission of an IND may not result in FDA authorization to commence clinical trials.  All clinical trials must be conducted under the supervision of a qualified investigator in accordance with good clinical practice regulations.  These regulations include the requirement that all subjects provide informed consent. Further, an independent Institutional Review Board (“IRB”) at each medical center proposing to conduct the clinical trials must review and approve any clinical study.  The IRB also continues to monitor the study and must be kept aware of the study’s progress, particularly as to adverse events and changes in the research.  Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if adverse events occur.

Human clinical trials are typically conducted in three sequential phases that may overlap:

•      Phase I: The drug is initially introduced into healthy human subjects or patients and tested for safety, dosage tolerance, absorption, metabolism, distribution, and excretion.

•      Phase II: The drug is studied in a limited patient population to identify possible adverse effects and safety risks, to determine the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

•      Phase III: When Phase II evaluations demonstrate that a dosage range of the drug is effective and has an acceptable safety profile, Phase III trials are undertaken to further evaluate dosage and clinical efficacy and to further test for safety in an expanded patient population, often at geographically dispersed clinical study sites.

Management cannot be certain that Lpath will successfully initiate or complete Phase I, Phase II, or Phase III testing of Lpath’s product candidates within any specific time period, if at all.  Furthermore, the FDA or an Institutional Review Board may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

Concurrent with clinical trials and pre-clinical studies, Lpath also must develop information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in accordance with GMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product, and management must develop methods for testing the quality, purity, and potency of the final products.  Additionally, appropriate packaging must be selected and tested and chemistry stability studies must be conducted to demonstrate that the product does not undergo unacceptable deterioration over its shelf-life.

The results of product development, pre-clinical studies, and clinical studies are submitted to the FDA as part of an NDA for approval of the marketing and commercial shipment of the product.  The FDA reviews each NDA submitted and may request additional information, rather than accepting the NDA for filing. In this event, the application must be resubmitted with the additional information.  The resubmitted application is also subject to review before the FDA accepts it for filing.  Once the FDA accepts the NDA for filing, the agency begins an in-depth review of the NDA.  The FDA has substantial discretion in the approval process and may disagree with Lpath’s interpretation of the data submitted in the NDA.

The review process may be significantly extended by FDA requests for additional information or clarification regarding information already provided.  Also, as part of this review, the FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation.  The FDA is not bound by the recommendation of an advisory committee.  Manufacturing establishments often also are subject to inspections prior to NDA approval to assure compliance with GMPs and with manufacturing commitments made in the relevant marketing application.

Under the Prescription Drug User Fee Act (“PDUFA”), submission of an NDA with clinical data requires payment of a fee to the FDA, which is adjusted annually.  For fiscal year 2008, that fee is $1,178,000.  In return, the FDA assigns a goal often months for standard NDA reviews from acceptance of the application to the time the agency issues its “complete response,” in which the FDA may approve the NDA, deny the NDA if the applicable regulatory criteria are not satisfied, or require additional clinical data. Even if these data are submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval.  If the FDA approves the NDA, the product becomes available for physicians to prescribe.  Even if the FDA approves the NDA, the agency may decide later to withdraw product approval if compliance with regulatory standards is not maintained or if safety problems occur after the product reaches the market.  The FDA may also require post-marketing studies, also known as Phase IV studies, as a condition of approval to develop additional information regarding the safety of a product.  In addition, the FDA requires surveillance programs to monitor approved products that have been commercialized, and the agency has the power to require changes in labeling or to prevent further marketing of a product based on the results of these post-marketing programs.

Satisfaction of the above FDA requirements or requirements of state, local and foreign regulatory agencies typically takes several years, and the actual time required may vary substantially based upon the type, complexity and novelty of the pharmaceutical product or medical device.  Government regulation may delay or prevent marketing of potential products for a considerable period of time and impose costly procedures upon Lpath’s activities.  Management cannot be certain that the FDA or any other regulatory agency will grant approval for the lead product ASONEP (or any other products we may develop, acquire, or in-license) under development on a timely basis, if at all.  Success in preclinical or early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from preclinical and clinical activities are not always conclusive and may be susceptible to varying interpretations that could delay, limit or prevent regulatory approval.  Even if a product receives regulatory approval, the approval may be significantly limited to specific indications or uses. Further, even after regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product or even complete withdrawal of the product from the market.  Delays in obtaining, or failures to obtain regulatory approvals would have a material adverse effect on Lpath’s business.

Any products manufactured or distributed by us pursuant to the FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements, reporting of adverse experiences with the drug, submitting other periodic reports, drug sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, complying with certain electronic records and signature requirements, and complying with the FDA promotion and advertising requirements.  Drug manufacturers and their subcontractors are required to register their facilities with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with good manufacturing practices, which impose procedural and documentation requirements upon Lpath’s third-party manufacturers.  Failure to comply with these regulations could result, among other things, in suspension of regulatory approval, recalls, suspension of production or injunctions, seizures, or civil or criminal sanctions.  Management cannot be certain that Lpath’s present or future subcontractors will be able to comply with these regulations and other FDA regulatory requirements.

The FDA regulates drug labeling and promotion activities.  The FDA has actively enforced regulations prohibiting the marketing of products for unapproved uses. Under the FDA Modernization Act of 1997, the FDA will permit the promotion of a drug for an unapproved use in certain circumstances, but subject to very stringent requirements.

Lpath’s product candidates are also subject to a variety of state laws and regulations in those states or localities where Lpath’s lead product ASONEP (and any other products we may develop, acquire, or in-license) will be marketed.  Any applicable state or local regulations may hinder Lpath’s ability to market Lpath’s lead product (and any other products we may develop, acquire, or in-license) in those states or localities.  In addition, whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent sales and marketing efforts in those countries.  The approval procedure varies in complexity from country to country, and the time required may be longer or shorter than that required for FDA approval.  We may incur significant costs to comply with these laws and regulations now or in the future.

The FDA’s policies may change, and additional government regulations may be enacted which could prevent or delay regulatory approval of Lpath’s potential products.  Moreover, increased attention to the containment of health care costs in the U.S. and in foreign markets could result in new government regulations that could have a material adverse effect on Lpath’s business.  Management cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or abroad.

Other Regulatory Requirements

The U.S. Federal Trade Commission and the Office of the Inspector General of the U.S. Department of Health and Human Services (“HHS”) also regulate certain pharmaceutical marketing practices. Also, reimbursement practices and HHS coverage of medicine or medical services are important to the success of procurement and utilization of Lpath’s product candidates, if they are ever approved for commercial marketing.

Lpath is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances.  Lpath may incur significant costs to comply with these laws and regulations now or in the future.  Management cannot assure you that any portion of the regulatory framework under which we currently operate will not change and that such change will not have a material adverse effect on Lpath’s current and anticipated operations.

Employees

As of August 31, 2008 we employed 20 individuals, of whom 12 held advanced degrees.  A significant number of our management and professional employees have had prior experience with pharmaceutical, biotechnology, or medical product companies. Collective bargaining agreements do not cover any of our employees, and management considers relations with its employees to be good.

DESCRIPTION OF PROPERTY

Our administrative offices and research facilities are located in San Diego, California and are considered to be in good condition and adequately utilized. We lease approximately 7,300 square feet of laboratory and office space.  This lease arrangement expires in October 2010. Approximately 500 square feet of the facility is subleased to a company that is co-owned by two of our largest shareholders. The terms of this sublease, in general, are identical to the terms of the company’s direct lease.

LEGAL PROCEEDINGS

We are not currently a party in any legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Since December 1, 2005, our common stock has traded under the symbol “LPTN.OB” on the Over-the-Counter Bulletin Board.  Prior to the effectiveness of the Merger between Neighborhood Connections, Inc. and our predecessor company Lpath Therapeutics Inc. on November 30, 2005, our common stock was registered to be traded under the symbol “NBHC” on the Over-the-Counter Bulletin Board.  However, from January 2003, when our common stock was cleared for trading, through November 30, 2005 no shares were traded.

The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock.

	2007		2006
	High	Low	High	Low

First quarter	$1.40	$0.77	$1.70	$1.25
Second quarter	$2.00	$1.15	$1.97	$1.17
Third quarter	$1.95	$1.28	$1.40	$0.80
Fourth quarter	$2.54	$1.90	$1.05	$0.65

As of August 31, 2008 we had approximately 151 stockholders of record (excluding an indeterminable number of stockholders whose shares are held in street or “nominee” name) of our common stock.  We have not paid any dividends on our common stock since our inception and do not expect to pay dividends on our common stock in the foreseeable future.  The closing price of our common stock on September 3 2008, was $1.46 per share.

The following table summarizes our compensation plans under which our equity securities are authorized for issuance as of December 31, 2007:

EQUITY COMPENSATION PLAN INFORMATION

	Number of Shares to be Issued Upon Exercise of Outstanding Stock Options and Restricted Stock Units		Weighted- Average Exercise Price of Outstanding Stock Options		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders	6,144,185	(1)	$0.58	(2)	3,746,608

Equity compensation plans not approved by security holders	—		—		—

Total	6,144,185		$0.58		3,746,608

(1)    Includes 1,879,800 restricted stock units.

(2)    Excludes 1,879,800 restricted stock units.

ITEM 7.  FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

and Stockholders of

LPATH, INC.

We have audited the accompanying consolidated balance sheets of Lpath, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lpath, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has incurred significant cash losses from operations since inception and expects to continue to incur cash losses from operations in 2008 and beyond.  These factors, among others, raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ LevitZacks

San Diego, California
March 14, 2008

LPATH, INC.

Consolidated Balance Sheets

	June 30,	December 31,	December 31,
	2008	2007	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,893,563	$7,521,071	$1,361,214
Accounts receivable	282,278	10,502	118,361
Prepaid expenses and other current assets	145,585	217,581	201,175
Total current assets	2,321,426	7,749,154	1,680,750

Equipment and leasehold improvements, net	353,335	422,484	259,135
Patents, net	486,033	442,706	343,747
Deposits and other assets	37,491	37,644	70,603

Total assets	$3,198,285	$8,651,988	$2,354,235

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,297,320	$989,069	$494,696
Accrued expenses	349,244	572,798	222,896
Deferred rent, current portion	48,253	45,405	—
Leasehold improvement debt, current portion	14,681	14,107	—
Total current liabilities	1,709,498	1,621,379	717,592

Deferred rent, long-term portion	76,044	101,121	77,867
Leasehold improvement debt, long-term portion	22,908	30,395	—
Long-term accrued liabilities	562,058	563,865	—
Total liabilities	2,370,508	2,316,760	795,459

Stockholders’ Equity:
Common stock - $.001 par value; 100,000,000 shares authorized; 45,348,922 and 45,046,495 issued and outstanding at June 30, 2008 and December 31, 2007, respectively	45,349	45,046	24,616
Additional paid-in capital	36,461,408	34,457,999	14,610,217
Accumulated deficit	(35,678,980)	(28,167,817)	(13,076,057)
Total stockholders’ equity	827,777	6,335,228	1,558,776

Total liabilities and stockholders’ equity	$3,198,285	$8,651,988	$2,354,235

Note:	The balance sheet at December 31, 2007 has been derived from the audited consolidated financial statements at that date. See accompanying notes to the condensed consoldated financial statements.

LPATH, INC.

Consolidated Statements of Operations

	Six Months Ended		Years Ended
	June 30,		December31,
	2008	2007	2007	2006
	(Unaudited)
Grant and royalty revenue	$474,714	$349,920	$372,348	$511,862

Expenses:
Research and development	5,643,389	5,006,510	12,418,554	4,035,552
General and administrative	2,418,411	1,700,430	3,429,676	2,242,297
Total expenses	8,061,800	6,706,940	15,848,230	6,277,849

Loss from operations	(7,587,086)	(6,357,020)	(15,475,882)	(5,765,987)

Other income (expense):
Interest income	77,646	133,776	398,020	161,244
Interest expense	(1,723)	(16,468)	(27,951)	—
Gain on foreign currency exchange	—	—	14,053	—
Total other income (expense)	75,923	117,308	384,122	161,244

Net loss	$(7,511,163)	$(6,239,712)	$(15,091,760)	$(5,604,743)

Basic and diluted net loss per share	$(0.17)	$(0.19)	$(0.39)	$(0.23)

Weighted average number of common shares outstanding used in the calculation	45,222,811	32,471,547	38,771,019	24,457,418

See accompanying notes to the condensed consolidated financial statements.

Lpath, Inc.

Consolidated Statements of Changes in Stockholders’ Equity

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity

January 1, 2006	23,524,921	$23,524	$12,798,057	$(7,471,314)	$5,350,267

Common stock and warrants issued for cash, net of issuance costs	1,086,472	1,087	922,598		923,685
Stock options exercised	5,000	5	245		250
Stock-based compensation			818,317		818,317
Reversal of estimated fair value of potential liability for liquidated damages			71,000		71,000
Net loss				(5,604,743)	(5,604,743)

December 31, 2006	24,616,393	24,616	14,610,217	(13,076,057)	1,558,776

Common stock and warrants issued for cash, net of issuance costs	17,733,737	17,734	15,831,793		15,849,527
Warrants exercised, net of issuance costs	2,203,158	2,203	1,454,782		1,456,985
Stock options exercised	493,207	493	78,303		78,796
Stock-based compensation			2,482,904		2,482,904
Net loss				(15,091,760)	(15,091,760)

December 31, 2007	45,046,495	45,046	34,457,999	(28,167,817)	6,335,228

Warrants exercised, net of issuance costs	133,263	133	110,976		111,109
Stock options exercised	150,664	151	59,955		60,106
Stock-based compensation	18,500	19	1,832,478		1,832,497
Net loss				(7,511,163)	(7,511,163)

June 30, 2008 (Unaudited)	45,348,922	$45,349	$36,461,408	$(35,678,980)	$827,777

See accompanying notes to the condensed consolidated financial statements.

LPATH, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended		Years Ended
	June 30,		December31,
	2008	2007	2007	2006
	(Unaudited)
Cash flows from operating activities:
Net loss	$(7,511,163)	$(6,239,712)	$(15,091,760)	$(5,604,743)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	1,854,473	933,906	2,482,904	818,317
Depreciation and amortization	77,736	58,352	156,435	49,566
Deferred rent expense	(22,229)	24,430	37,755	42,376
Changes in operating assets and liabilities:
Accounts receivable	(271,776)	(34,578)	107,859	68,367
Prepaid expenses and other current assets	71,996	67,725	(16,406)	(74,099)
Deposits and other assets	2,348	—	(2,150)	—
Accounts payable and accrued expenses	67,113	1,057,607	1,406,522	240,332
Net cash used in operating activities	(5,731,502)	(4,132,270)	(10,918,841)	(4,459,884)

Cash flows from investing activities:
Equipment expenditures	(3,112)	(57,376)	(126,575)	(180,745)
Patent expenditures	(57,199)	(48,579)	(149,969)	(112,365)
Net cash used in investing activities	(60,311)	(105,955)	(276,544)	(293,110)

Cash flows from financing activities:
Proceeds from sale of common stock and warrants, net	—	15,841,690	15,841,690	923,685
Proceeds from exercise of options & warrants, net	171,218	1,441,586	1,535,781	250
Proceeds from issuance of notes payable to related parties	—	100,000	100,000	—
Repayments of notes payable to related parties, including loan fees	—	(108,163)	(108,163)	—
Repayments of leasehold improvement debt	(6,913)	—	(14,066)	—
Net cash provided by financing activities	164,305	17,275,113	17,355,242	923,935

Net increase/(decrease) in cash	(5,627,508)	13,036,888	6,159,857	(3,829,059)

Cash and cash equivalents at beginning of period	7,521,071	1,361,214	1,361,214	5,190,273
Cash and cash equivalents at end of period	$1,893,563	$14,398,102	$7,521,071	$1,361,214

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$1,665	$16,468	$20,114	$—
Income taxes	$1,600	$1,600	$1,600	$1,600

Supplemental Schedule of Non-cash Investing and Financing Activities:
Incurred patent expenditures contained in accrued expenses	$17,000	$25,038	$23,202	$20,000
Reversal of estimated fair value of potential liability for liqidated damages	$—	$—	$—	$(71,000)
Common stock issued in payment of loan fees	$—	$7,837	$7,837	$—
Leasehold improvements financed by landlord	$—	$—	$58,568	$—
Leasehold improvements paid by landlord	$—	$—	$80,428	$—

See accompanying notes to the condensed consolidated financial statements.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 1 – THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

Lpath, Inc. (“Lpath,” “we,” or “company”) is using its proprietary technology to discover and develop lipidomic-based therapeutics, an emerging field of medical science that targets bioactive signaling lipids to treat important human diseases.  Lpath has active programs in cancer, heart failure, and age-related macular degeneration.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, and with the rules and regulations of the Securities and Exchange Commission related to an annual report on Form 10-KSB.  The consolidated financial statements include the accounts of Lpath, Inc. and its wholly-owned subsidiary, Lpath Therapeutics Inc.  All significant intercompany balances and transactions have been eliminated in consolidation.

Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  By their nature, estimates are subject to an inherent degree of uncertainty and, as such, actual results may differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with maturities of three months or less from the original purchase date.  Lpath classifies its securities as “held-to maturity” in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities.  Lpath carries these investments at amortized cost since the company has the positive intent and ability to hold them to maturity.

Concentration of Credit Risk

Financial instruments that potentially subject the company to a significant concentration of credit risk consist of cash and cash equivalents. The company maintains its cash balances with one major commercial bank.  The balances are insured by the Federal Deposit Insurance Corporation up to $100,000.

The company invests its excess cash in money market mutual funds, in certificates of deposit of federally insured financial institutions, and in debt instruments of financial institutions and corporations with strong credit ratings. The company has established guidelines relative to diversification of its cash investments and their maturities that are intended to secure safety and liquidity. These guidelines are periodically reviewed.  To date, the company has not experienced any impairment losses on its cash equivalents.

Fair Value of Financial Instruments

Lpath has determined the estimated fair value of its financial instruments.  The amounts reported for cash equivalents, accounts receivable, accounts payable, and accrued expenses approximate the fair value because of their short maturities.  The estimated fair value of leasehold improvement debt approximates its carrying amount in the consolidated balance sheets. Such fair value was derived by evaluating the nature and terms of the obligation and considering the prevailing economic and market conditions at the balance sheet date.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 1 – THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (continued)

Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost. Equipment depreciation is computed using the straight-line method over the estimated useful asset lives, which range from three to five years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remainder of the lease term.  Repairs and maintenance are charged to expense as incurred.

Patents

Legal and filing costs directly associated with obtaining patents are capitalized. Upon issuance of a patent, amortization is computed using the straight-line method over the estimated remaining useful life of the patent.

Long-Lived Assets

The company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.   In accordance with SFAS No. 144, long-lived assets are reviewed for events or changes in circumstances which indicate that their carrying value may not be recoverable.  Based on its review at the years ending December 31, 2007 and 2006, management did not believe that there was any impairment of the value of such assets.

Deferred Rent

Rent expense is recorded on a straight-line basis over the term of the lease. The difference between rent expense and amounts paid under the lease agreements is recorded as deferred rent.  Lease incentives, including tenant improvement allowances, are also recorded to deferred rent and amortized on a straight-line basis over the lease term.

Stock-Based Compensation Expense

The company adopted Financial Accounting Standards Board (“FASB”) Statement No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), on January 1, 2006. SFAS 123(R) revises FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), and amends FASB Statement No. 95, “Statement of Cash Flows” (“SFAS 95”). SFAS 123(R) requires companies to expense the fair value of employee stock options and other forms of stock-based employee compensation over the employees’ service periods or the derived service period for awards with market conditions. Compensation expense is measured based on the fair value of the award at the grant date, including estimated forfeitures, and is adjusted to reflect actual forfeitures and the outcomes of certain conditions.

As of December 31, 2007 total unrecognized compensation expense related to unvested stock-based compensation arrangements already granted under our equity incentive plan was $5.0 million, which we expect will be recognized over a weighted-average period of 2.1 years.  However, it is difficult to predict the actual amount of share-based compensation expense that we will recognize in future periods because that expense can be affected by changes in the amount or terms of our stock-based compensation awards issued in the future, changes in the assumptions used in our model to value those future awards, changes in our stock price, and changes in interest rates, among other factors.

The company accounts for stock-based compensation issued to non-employees under SFAS No. 123(R), and Emerging Issues Task Force (“EITF”) Issue 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.   As such, the value of such options is periodically remeasured and income or expense is recognized during their vesting terms.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 1 – THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (continued)

Please refer to Note 8, “Stockholders’ Equity,” for further information.

Revenue Recognition – Grant and Royalty Revenue

Grant Revenue.  Lpath’s primary source of revenue to date has been research grants received from the National Institutes of Health.  Lpath recognizes grant revenue as the related research expenses are incurred, up to contractual limits.

Royalty Revenue.  Lpath recognizes royalty revenue from licensed products when earned in accordance with the terms of the license agreements. Net sales figures used for calculating royalties include deductions for costs of unsaleable returns, cash discounts, freight, postage and insurance.

Research and Development

Research and development costs are charged to expense when incurred.

Employee Benefit Plan

The Company has a 401(k) defined contribution plan that provides benefits for most employees. An employee is eligible to participate in this plan after one month of service. The plan provides for full vesting of benefits over five years. Company contributions to the plan are made at the discretion of the Board of Directors and aggregated $57,117 and $42,222 in 2007 and 2006, respectively.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

A net deferred tax asset related primarily to federal and state net operating loss and research and development credit carryforwards has been fully reserved due to uncertainties regarding Lpath’s ability to realize these tax benefits in future periods.  Consequently, no income tax benefit has been recorded for the years ended December 31, 2007 and 2006.

Comprehensive Loss

SFAS No. 130, Reporting Comprehensive Income requires that comprehensive loss and its components be displayed as part of the full set of consolidated financial statements. Comprehensive loss is comprised of net loss and certain changes in equity that are excluded from net loss.  At December 31, 2007 and 2006, Lpath had no reportable differences between net loss and comprehensive loss.

Per Share Data

In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (“SAB”) No. 98, basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period.  Under SFAS No. 128, diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares, such as stock options, restricted stock units, restricted stock awards, warrants, and convertible securities, outstanding during the period.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 1 – THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (continued)

Basic and diluted net loss applicable to common stock per share is computed using the weighted average number of common shares outstanding during the period. Common stock equivalents from stock options, restricted stock units, and warrants of 17,672,687 for the twelve months ended December 31, 2007, and common stock equivalents of 12,941,299 from stock options and warrants for the twelve months ended December 31, 2006, are excluded from the calculation of diluted loss per share for all periods presented because the effect is anti-dilutive.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period’s presentation.

Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Boards (FASB) issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS 160). SFAS 160 requires an entity to clearly identify and present ownership interests in subsidiaries held by parties other than the entity in the consolidated financial statements within the equity section but separate from the entity’s equity. It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. This statement is effective for financial statements issued for fiscal years beginning after Dec. 15, 2008. The adoption of SFAS 160 is not expected to have a material effect on the company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This statement is effective for financial statements issued for fiscal periods beginning after Nov. 15, 2008. The adoption of SFAS 161 is not expected to have a material effect on the company’s consolidated financial statements.

In May 2008, the issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation and presentation of financial statements in accordance with generally accepted accounting principles. This statement will be effective 60 days after the Securities and Exchange Commission approves the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The company does not anticipate the adoption of SFAS 162 will have an effect on the consolidated financial statements.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 2 – GOING CONCERN UNCERTAINTY

The accompanying condensed consolidated financial statements have been prepared assuming that the company will continue as a going concern. In the six months ended June 30, 2008, Lpath incurred a net loss and utilized net cash in operating activities of $7,511,163 and $5,731,502, respectively.  In the year ended December 31, 2007 the company incurred a net loss and utilized net cash in operating activities of $15,091,760 and $10,918,841, respectively. These conditions raise substantial doubt about the company’s ability to continue as a going concern. Management’s plans with regard to these matters are discussed below. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During the ensuing year, the company expects to continue to incur cash losses from operations.  While the company had cash totaling $1,893,563 as of June 30, 2008, and raised gross proceeds of approximately $6.7 million in August 2008 (see Note 2), the cost of its ongoing drug discovery and development efforts, including general and administrative expenses, are expected to consume a total of more than $20,000,000 in the next year.  Additional capital will be required to continue to fund the company’s research and development projects in 2009 and beyond.  The company plans to bridge such cash shortfalls by a variety of actions, including to

1.              Explore cash generating opportunities from strategic alliances, including licensing portions of our technology or entering into corporate partnerships or collaborations.  In such transactions, Lpath could transfer certain rights to one or more of its drug discovery or development programs, or to specific indications within those programs and receive infusions of cash in the short-term, and potentially in the long-term as well.

2.              Pursue additional fund raising activities from both existing and potential new investors.

3.              Continue to seek additional research grants from the National Institutes of Health or other sources.

The company is in the process of acquiring additional capital to fund operations for 2009 and beyond; however, no assurance can be given that the company will be able to obtain additional financing when and as needed in the future.

Note 3 – COMPOSITION OF CERTAIN FINANCIAL STATEMENT CAPTIONS

	June 30,	December 31,
	2008	2007	2006
Equipment
Office furniture and fixtures	$28,908	$28,908	$14,200
Laboratory equipment	337,994	377,626	316,674
Computer equipment and software	126,993	145,912	94,997
Leasehold improvements	143,203	143,203	4,207
	637,098	695,649	430,078
Less accumulated depreciation	(283,763)	(273,165)	(170,943)
Equipment, net	$353,335	$422,484	$259,135

Patents
Patents	$539,609	$488,612	$378,814
Less accumulated amortization	(53,576)	(45,906)	(35,067)
Patents, net	$486,033	$442,706	$343,747

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 4 – OPERATING LEASE

On August 12, 2005, the company signed a five-year lease for 7,300 square feet of laboratory and office space in a building located at 6335 Ferris Square, San Diego, California.  Western States Investment Corporation (WSIC), which is co-owned by two of Lpath’s largest stockholders, subleased a portion of the executive offices in this facility.  In 2006 WSIC subleased approximately 2,000 square feet.  In 2007 the amount of space subleased to WSIC decreased to approximately 500 square feet as Lpath’s utilization of space in the facility increased.  The terms of such sublease, in general, mirror the terms of the company’s direct lease. WSIC has the right to terminate the sublease should Lpath be purchased by or merged into another company.

In December 2006, the company assumed additional “must take” lease space under terms of the lease.  The lease provided the landlord would pay for the first $20 per rentable square foot and one-half the amount in excess of the $20 per rentable square foot of the leasehold improvements made to the must take space.  The leasehold improvements were completed in July 2007.  We capitalized the total cost as a leasehold improvement and recorded an offsetting deferred rent amount for the portions paid by the landlord.  A portion of the leasehold improvements was financed by the landlord and will be repaid by Lpath over the remaining term of the lease.  The amount of this financing was recorded as leasehold improvement debt.

Future minimum payments, sublease income, and leasehold improvement debt under the company’s non-cancelable operating lease and sublease are set forth in the following table:

				Leasehold
	Lease	Sublease	Net Lease	Improvement
Years ending December 31,	Obligation	Income	Obligation	Debt

2008	$190,460	$13,110	$177,350	$14,107
2009	196,571	13,506	183,065	15,278
2010	176,446	12,107	164,339	15,117

Total Future Minimum Lease Commitments	$563,477	$38,723	$524,754	$44,502

Lpath’s rent expense totaled $247,000 and $277,000 for the years ended December 31, 2007 and 2006, respectively.  Lpath’s sublease income amounted to $18,000 and $58,000 for the years ended December 31, 2007 and 2006, respectively.

Lease Guaranty – To enter into the operating lease agreement described above, the landlord required that $360,000 of the lease obligation be guaranteed.  This guaranty was provided for Lpath by WSIC in exchange for a warrant to purchase 588,000 shares of Lpath common stock. The warrant terms included an exercise price of $0.80 per share, with an expiration date of May 31, 2007.  The value of this warrant was calculated, using the Black-Scholes model, to be $61,485.  This amount was charged to rent expense over the term of the guaranty.  As of December 31, 2007 the guaranty term had ended, and the total guaranty amount had been expensed.

Note 5 – RESEARCH AND LICENSE AGREEMENTS

In August 2006, Lpath and Lonza Biologics, PLC entered into two agreements, a License Agreement and a Research Evaluation Agreement.  Both agreements grant Lpath the use of certain proprietary technology to assist in the development of monoclonal antibodies.  Under the terms of the License Agreement an annual license fee of approximately $600,000 per year began to accrue during the third quarter of 2007, when Lpath utilized the Lonza technology in the manufacture of drug substance to be used in clinical trials.  Under the terms of the License Agreement, payment of this annual license fee will be deferred until Lpath’s drug candidate utilizing that technology begins Phase II clinical trials.  While it is not possible to accurately predict when, or if, the drug candidate will progress to the initiation of Phase II clinical trials, management believes that it is unlikely that payment of this annual fee will occur prior to 2009.  Accordingly, this fee was accrued and is carried on the balance sheet as a long-term liability.  Under the terms of the Research Evaluation Agreement, a license fee is due annually.  The company paid Lonza Biologics PLC annual license fees totaling approximately $72,000 and $105,000 during 2007 and 2006, respectively, related to the Research Evaluation Agreement.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 5 – RESEARCH AND LICENSE AGREEMENTS (continued)

In August 2006, Lpath and Laureate Pharma, Inc. entered into a Development and Manufacturing Services Agreement for the development, manufacture and storage of Lpath’s Sonepcizumab monoclonal antibody for use in clinical trials.  The company paid Laureate Pharma approximately $2,240,000 and $175,000 during 2007 and 2006, respectively, related to this agreement.

In August 2005, Lpath entered into a collaboration agreement with AERES Biomedical (“AERES”) to “humanize” the company’s Sphingomab monoclonal antibody.  Humanization under this agreement with AERES involves utilizing proprietary processes owned by AERES for the purpose of modifying Sphingomab antibodies originally contained in mice for potential human acceptance in a clinical trial.  The humanized version of Sphingomab that was produced from the collaboration with AERES is called Sonepcizumab. The company paid AERES approximately $664,000 during the year ended December 31, 2006 for services provided under the terms of the agreement.  No amounts were paid to AERES during the year ended December 31, 2007.  However, in December 2007, $150,000 was accrued when Lpath achieved the first milestone specified in the agreement.   Lpath could owe certain additional contingent amounts when drug candidates based on of Sonepcizumab pass through the levels of the FDA drug review and approval process.  AERES will be entitled to a royalty, not to exceed 4%, on any revenues generated by the ultimate commercialization of any drug candidate based on Sonepcizumab.

Prior to 2006, Lpath entered into a research agreement with San Diego State University (SDSU). Under the agreement, the company paid fees and cost reimbursements to SDSU in exchange for research facilities, equipment, supplies, and personnel.  Lpath was the sole owner of any discovery, invention, finding, data, or conclusion derived from the research.  Total fees and cost reimbursements paid to SDSU were $92,932 and $117,683 for the years ended December 31, 2007 and 2006, respectively.

Note 6 – PRIVATE PLACEMENTS OF COMMON STOCK AND WARRANTS

In 2007 the company received gross proceeds of $16,847,000 from the sale of common stock and warrants through a private placement.  Lpath issued 17,733,737 shares of Class A common stock at a price of $0.95 per share.  Each investor also received warrants to purchase the number of shares of Class A common stock equal to 35% of the number of common shares purchased in this financing.  This resulted in the issuance of warrants to purchase a total of 6,206,809 shares of Class A common stock in this transaction.  The warrants are exercisable at a price of $1.05 per share, and expire five years from the date of issue.

Stock issuance costs related to the private placement were paid in cash and warrants.  Cash expenses for this transaction totaled $998,000. In addition, 1,707,894 warrants were issued to placement agents.  These warrants carry an exercise price of $1.05 per share, and expire five years from the date of issue.  All of the warrants issued in conjunction with this financing contain provisions specifying that in the event that Lpath sells shares of its Class A Common Stock at a price per share less than the exercise price of the warrants, then both the exercise price of the warrants and the number of shares that may be acquired with the warrants will be adjusted according to formulas specified in the warrants.

In 2006 the company received gross proceeds of $1,032,140 from the sale of 543,236 units.  The price was $1.90 per unit.  Each unit included two shares of common stock and a warrant to purchase one additional share of common stock at an exercise price of $1.50 per share.  The warrants expire on September 30, 2010.  As a result of these private placements, 1,086,472 shares of common stock and 543,236 warrants were issued.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 6 – PRIVATE PLACEMENTS OF COMMON STOCK AND WARRANTS (continued)

Stock issuance costs related to the 2006 private placements were paid in cash and warrants.  Cash expenses for these placements totaled $108,455 and were netted against the gross proceeds of the private placements.  Of the total cash expenses, $54,845 was paid to placement agents and $53,610 was paid for legal counsel and filing fees.  In addition, warrants to purchase 69,294 shares were issued to placement agents.  These warrants carry an exercise price of $0.95 per share.  Of the 69,294 warrants issued to placement agents, 22,988 expire on July 31, 2008, 23,400 expire on September 28, 2008, and 22,906 expire on September 30, 2010.

Note 7 – OBLIGATIONS UNDER REGISTRATION RIGHTS AGREEMENTS

The company entered into a Registration Rights Agreement (the “2007 Registration Rights Agreement”) with the investors in the 2007 private placement.  The company met its initial obligation under the 2007 Registration Rights Agreement when the company registered with the Securities and Exchange Commission (the “SEC”) the Class A common stock issued in the private placement, together with the Class A common stock to be issued upon exercise of the warrants, in the company’s Registration Statement (the “2007 Registration Statement”) that was declared effective by the SEC on July 26, 2007.  The 2007 Registration Rights Agreement also provides that if the 2007 Registration Statement ceases to remain continuously effective for more than 30 consecutive days or more than an aggregate of 60 calendar days during any 12-month period, the company may be required to make cash payments, as partial liquidated damages, to each investor in the private placement in an amount equal to 1.25% of the aggregate amount invested by such investor for each 30-day period, or any portion of a 30-day period following July 31, 2007.  The 2007 Registration Rights Agreement provides that the maximum aggregate liquidated damages payable by the company shall be 8.75% of the aggregate amount invested.  The company’s obligation to maintain the effectiveness of the 2007 Registration Statement will continue until all of the shares issued in this private placement have been sold, or the date on which these shares may be sold pursuant to Rule 144(k).  Based on the company’s experience since filing its first registration statement in 2006, the company believes that it is unlikely that it will be required to pay any liquidated damages under the provisions of the 2007 Registration Rights Agreement, and therefore has not recorded a liability for that potential obligation.

The company entered into a Registration Rights Agreement (the “2005 Registration Rights Agreement”) with the investors in the November 30, 2005, the January 31, 2006, and the March 27, 2006 private placements.  The company met its initial obligations under that 2005 Registration Rights Agreement when the company’s Registration Statement on Form SB-2 (the “2006 Registration Statement”) was declared effective by the SEC on April 21, 2006. The 2005 Registration Rights Agreement also provides that if the 2006 Registration Statement ceases to remain continuously effective for more than 20 consecutive days or more than an aggregate of 45 days during any 12-month period, the company may be required to make cash payments, as liquidated damages, to each investor in the private placement in an amount equal to 1.25% of the aggregate amount invested by such investor for each 30-day period or pro rata for any portion of a 30-day period.  The company’s obligation to maintain the effectiveness of the 2006 Registration Statement will continue until the earliest of (i) September 30, 2010, (ii) the date on which all of the shares issued in this private placement have been sold, or (iii) the date on which the shares issued in this financing may be sold pursuant to Rule 144(k).  Based on the company’s experience since filing the 2006 Registration Statement, the company believes that it is unlikely that it will be required to pay any liquidated damages under the provisions of the 2005 Registration Rights Agreement, and therefore has not recorded a liability for that potential obligation.

Note 8 – STOCKHOLDERS’ EQUITY

Preferred Stock

Lpath is authorized to issue up to 15,000,000 shares of Preferred Stock, par value $0.001. As of December 31, 2007 and 2006, there were no preferred stock shares issued or outstanding.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 8 – STOCKHOLDERS’ EQUITY (continued)

Equity Incentive Plan

In November 2005 the company adopted the Lpath, Inc. 2005 Stock Option and Stock Purchase Plan, which permitted stock option grants to employees, outside consultants, and directors. In October 2007, Lpath’s stockholders approved the amendment of this plan which was concurrently renamed the Lpath, Inc. Amended and Restated 2005 Equity Incentive Plan (“the Plan”).  There are 10,390,000 shares of Class A common stock authorized for grant under the Plan. The Plan allows for grants of incentive stock options with exercise prices of at least 100% of the fair market value of Lpath’s common stock, nonqualified options with exercise prices of at least 85% of the fair market value of the company’s common stock, restricted stock, and restricted stock units. All stock options granted to date have a ten-year life and vest over zero to five years.  Restricted stock units granted have a five-year life and vest over zero to four years or upon the achievement of specified clinical trial milestones.  As of December 31, 2007 a total of 3,746,608 shares of Class A common stock were available for future grant under the Plan.

The following table presents stock-based compensation as included in the company’s consolidated statements of operations:

	Six Months
	Ended	Years Ended
	June 30,	December 31,
	2008	2007	2006

Stock-based compensation expense by type of award:
Stock options	$87,350	$1,885,421	$818,317
Restricted stock units	1,767,123	597,483	—
Total stock-based compensation expense	$1,854,473	$2,482,904	$818,317

Effect of stock-based compensation expense on income by line item:
Research and development	$1,236,584	$1,591,631	$327,453
General and administrative	617,889	891,273	490,864
Total stock-based compensation expense	$1,854,473	$2,482,904	$818,317

Fair value is determined at the date of grant for employee options and restricted stock units and at the date at which the grantee’s performance is complete for non-employee options and restricted stock units. Compensation cost is recognized over the vesting period based on the fair value of the options.

In accordance with the adoption of SFAS No. 123(R) on January 1, 2006, forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Forfeitures were estimated to be 5.25% and zero for the stock options and restricted stock units granted during the years ended December 31, 2007 and 2006, respectively.

Because of our net operating losses, we did not realize any tax benefits for the tax deductions from share-based payment arrangements during the years ended December 31, 2007 and 2006.

Stock Options

All stock options granted during 2007 and 2006 were granted with exercise prices equal to the fair market value of the company’s common stock on the date of grant and the options had weighted-average grant-date fair values, measured on the grant date, of $0.76 and $1.18, respectively.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 8 – STOCKHOLDERS’ EQUITY (continued)

In accordance with SFAS 123(R), the company recorded stock-based compensation expense of $1,885,000 and $818,000 in 2007 and 2006, respectively, related to stock options.

As of December 31, 2007, there was $1.2 million of total unrecognized compensation expense, net of estimated forfeitures, related to unvested options granted under the Plan. That expense is expected to be recognized over a weighted-average period of 2.1 years.

The company uses the Black-Scholes valuation model to estimate the fair value of stock options at the grant date. The Black-Scholes valuation model uses the option exercise price as well as estimates and assumptions related to the expected price volatility of the company’s stock, the rate of return on risk-free investments, the expected period during which the options will be outstanding, and the expected dividend yield for the company’s stock to estimate the fair value of a stock option on the grant date.

The fair value of each option granted under the Plan during 2007 and 2006 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Six Months
	Ended	Years Ended
	June 30,	December 31,
	2008	2007	2006

Expected stock price volatility	80 - 100%	80 - 100%	100%
Risk-free interest rate	4.10%	4.76%	4.89%
Expected term	6 - 10 years	6 - 10 years	10 years
Expected annual dividends	—	—	—

The weighted-average valuation assumptions were determined as follows:

•             Expected stock price volatility:  In 2007, the company changed its method of estimating expected volatility from relying on management estimates (due to the limited prior trading history) to a weighted-average calculation of a peer group and the company’s actual volatility.

•             Risk-free interest rate:  The company bases the risk-free interest rate on the interest rate payable on U.S. Treasury debt securities.

•             Expected term of options:  The expected term of options represents the period of time options are expected to be outstanding. The company uses historical data to estimate employee exercise and post-vest termination behavior. The company believes that all groups of employees exhibit similar exercise and post-vest termination behavior and therefore does not stratify employees into multiple groups in determining the expected term of options.

•             Expected annual dividends: The estimate for annual dividends is zero because the company has not historically paid, and does not intend for the foreseeable future to pay, a dividend.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 8 – STOCKHOLDERS’ EQUITY (continued)

A summary of the stock option activity under the plan as of December 31, 2007 and 2006, and changes during the years then ended is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding at January 1, 2006	3,520,800	$0.28

Granted	1,196,700	$1.29
Exercised	(5,000)	$0.05
Expired	—	—
Forfeited	(255,532)	$0.80

Outstanding at December 31, 2006	4,456,968	$0.52

Granted	461,400	$0.90
Exercised	(493,207)	$0.16
Expired	—	—
Forfeited	(160,776)	$1.10

Outstanding at December 31, 2007	4,264,385	$0.58	7.27	$7,399,847

Vested and exercisable at December 31, 2007	2,737,312	$0.48	6.79	$5,044,662

The aggregate intrinsic value in the table above represents the total intrinsic value which would have been received by the stock option holders had all option holders exercised their options as of that date.  The aggregate intrinsic value is calculated as the difference between the fair market value of the company’s common stock on December 31, 2007 of $2.32 and the exercise price of stock options, multiplied by the number of shares subject to such stock options.

At December 31, 2007 the company had 4,264,835 stock options outstanding with strike prices below the company’s market price of $2.32 on that date, of which 2,737,312 were vested and exercisable.  The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $617,565 and $9,050, respectively.  Cash received from option exercises during the years ended December 31, 2007 and 2006 was $78,796 and $250, respectively.  Upon stock option exercises the company issues new shares of common stock.

Restricted Stock Units

The company recorded stock-based compensation expense of $597,000 for 2007 related to restricted stock units outstanding.

As of December 31, 2007, there was $3.8 million of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to unvested restricted stock units granted under the Equity Incentive Plan. The company expects to recognize that expense over a weighted-average period of 2.8 years.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 8 – STOCKHOLDERS’ EQUITY (continued)

The following table summarizes the restricted stock activity of the company during 2007:

	Restricted Stock Units	Weighted- Average Grant- Date Fair Value

Outstanding and unvested at January 1, 2007	—	$—
Granted	1,879,800	2.42
Vested	—	—
Cancelled	—	—

Outstanding and unvested at December 31, 2007	1,879,800	$2.42

Warrants

The following table summarizes Lpath warrants outstanding as of December 31, 2007:

Warrant Expiration Date	Number of Shares		Exercise Price per Share

May 30, 2008	83,125		$0.80

Jul 31, 2008	22,988		$0.95

Sep 28, 2008	23,400		$0.95

Apr 3, 2009	390,000		$0.05

Sep 30, 2010	288,672		$0.80

Sep 30, 2010	22,906		$0.95

Sep 30, 2010	5,281,697		$1.50

Apr 6, 2012	6,392,126		$1.05

Jun 13, 2012	1,522,577		$1.05

Oct 31, 2012	531,394		$0.16

Total:	14,558,885	Weighted Average:	$1.15

The terms of all outstanding warrants permit the company, upon exercise of the warrants, to settle the contract by the delivery of unregistered shares.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 9 – INCOME TAXES

As of December 31, 2007, Lpath had federal net operating loss carryforwards of approximately $26 million that will expire beginning in 2018 and continue expiring through 2027.  As of December 31, 2007 the company’s California net operating loss carryforwards amount to approximately $26 million that will expire beginning in 2008 and continue expiring through 2017.  Portions of these net operating loss carryforwards may be used to offset future taxable income, if any.

As of December 31, 2007, Lpath also has federal and California research and development tax credit carryforwards of $832,000 and $488,000, respectively, available to offset future taxes.  The federal credits begin expiring in 2019, and the state credits do not expire.

Under the provisions of Section 382 of the Internal Revenue Code, substantial changes in Lpath’s ownership may limit the amount of net operating loss carryforwards and tax credit carryforwards that can be utilized annually in the future to offset taxable income. A valuation allowance has been established to reserve the potential benefits of these carryforwards in Lpath’s financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.  If it is determined that a substantial change in Lpath’s ownership occurred in prior years, or if such change in ownership occurs in the future, Lpath’s ability to use its net operating loss carryforwards in any fiscal year may be significantly limited.

The company adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 (“FIN 48”) on January 1, 2007. FIN 48 requires companies to determine whether it is “more likely than not” that a tax position will be sustained upon examination by the appropriate taxing authorities before any tax benefit can be recorded in the financial statements. It also provides guidance on the recognition, measurement, classification and interest and penalties related to uncertain tax positions. The adoption of FIN 48 did not have an impact on our results of operations or financial condition.

Significant components of the company’s deferred tax assets and liabilities are as follows:

	2007	2006
Deferred tax assets:
Federal and state net operating loss carryforwards	$11,200,000	$5,463,000
Research and development credit carryforwards	1,320,000	714,000
Stock-based compensation	1,311,000	529,000
Other, net	84,000	—
	13,915,000	6,706,000
Deferred tax liabilities:
State taxes	(1,036,000)	(526,000)
Patent costs	(190,000)	(147,000)
	(1,226,000)	(673,000)

Total deferred tax assets	12,689,000	6,033,000
Less valuation allowance	(12,689,000)	(6,033,000)

Net deferred tax assets	$—	$—

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 9 – INCOME TAXES (continued)

Realization of the deferred tax assets is dependent upon the generation of future taxable income, the amount and timing of which are uncertain.  Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.  The valuation allowance increased by $6,656,000 in 2007, and by $2,509,000 in 2006.

As a result of the company’s significant operating loss carryforwards and the corresponding valuation allowance, no income tax benefit has been recorded as of December 31, 2007 and 2006.  The provision for income taxes using the statutory federal income tax rate of 34% as compared to the company’s effective tax rate is summarized as follows:

	2007	2006

Federal tax benefit at statutory rate	$5,131,000	$1,906,000
Non-taxable grant income	119,000	174,000
State tax benefit, net	990,000	332,000
Adjustment to prior year NOLs	—	18,000
R&D credits	459,000	245,000
Employee stock-based compensation	(43,000)	(163,000)
Other permanent differences	—	(3,000)
Increase in valuation allowance	(6,656,000)	(2,509,000)

Provision for income taxes	$—	$—

Note 10 – RELATED PARTY TRANSACTIONS

On March 8, 2007, Scott Pancoast, our President and CEO, and Donald Swortwood, both being directors of the company, agreed to commit up to an aggregate of $400,000 in bridge debt financing to us.  Mr. Pancoast and Mr. Swortwood each agreed to commit up to $200,000. A commitment fee of 4%, or $8,000, was due to each of Mr. Pancoast and Mr. Swortwood as a result of their respective agreements to commit such funds.  Non-interested members of our Board of Directors and Audit Committee approved the commitment and its terms.

On March 23, 2007, pursuant to their commitment to provide the bridge debt financing to us, we and Mr. Pancoast signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $50,000, and Donald Swortwood and Letitia Swortwood each signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $25,000.  The promissory notes carried an interest rate of 9% per annum.  The terms of the promissory notes provided that the outstanding principal balance and all accrued interest was due upon the earlier of September 30, 2007, or the date of the next Qualified Financing Round (as defined in the promissory notes).  All of these promissory notes were repaid in full, together with accrued interest, on April 10, 2007.

Lpath subleases a portion of its facility to Western States Investment Corporation (“WSIC”), owned by two individuals who are among Lpath’s largest stockholders.  The terms of the sublease, in general, are the same as the terms of the company’s direct lease.  To enter into the operating lease agreement described above, the landlord required that $360,000 of the lease obligation be guaranteed.  This guaranty was provided for Lpath by WSIC in exchange for a warrant to purchase 588,000 shares of Lpath common stock.  The warrant terms included an exercise price of $0.80 per share, with an expiration date of May 31, 2007.  The value of this warrant was calculated, using the Black-Scholes model, to be $61,485.  This amount was charged to rent expense over the term of the guaranty.  As of December 31, 2007 the entire amount has been charged to rent expense.

LPATH, INC.

Notes to Consolidated Financial Statements

(Information as of June 30, 2008 and for the six months ended

June 30, 2008 and 2007 is unaudited)

Note 10 – RELATED PARTY TRANSACTIONS (continued)

In addition, certain Lpath employees provide investment oversight, accounting, and other administrative services to WSIC.  Certain WSIC employees also provide services to Lpath.  Lpath and WSIC reimburse each other for costs incurred on behalf of the other entity.

During 2007, WSIC reimbursed Lpath $96,000 for investment oversight expenses, $37,857 for lease and facility related expenses, and $21,783 for accounting and other administrative services.  During 2006, WSIC reimbursed Lpath $140,489 for investment oversight expenses, $56,671 for lease and facility related expenses, $49,805 for accounting and other administrative services, and $22,797 for facility related capital expenditures.  During 2007 and 2006, Lpath reimbursed WSIC $34,537 and $76,692, respectively, for accounting and administrative expenses.

As of December 31, 2007 WSIC owed Lpath $28,800 for investment oversight expenses, $4,397 for lease and facility related expenses, and $2,860 for accounting and other administrative services.  As of December 31, 2007 Lpath owed WSIC $8,820 for accounting and administrative expenses.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this filing. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Market Risks” and elsewhere in this filing.

Overview

Lpath, Inc. is a biotechnology company focused on the discovery and development of lipidomic-based therapeutics.  Lipidomics is an emerging field of medical science whereby bioactive signaling lipids are targeted to treat important human diseases.  Our lead product candidate, ASONEP ™ , in Phase I clinical trials, is a monoclonal antibody against sphingosine-1-phosphate (S1P), which holds promise for the treatment of cancer and other diseases.  A second product candidate, iSONEP™ (another formulation of the same S1P-targeted antibody) has demonstrated superior results in various models of human ocular disease, including age-related macular degeneration, retinopathy, and glaucoma.  Our third product candidate, Lpathomab™, is an antibody against lysophosphatidic acid (LPA), a key bioactive lipid that has been long recognized as a valid disease target.  Lpath’s unique ability to generate novel antibodies against bioactive lipids is based on its ImmuneY2™ technology, a series of proprietary processes developed by the company.  We are currently applying the Immune Y2 process to other lipid-signaling agents that are validated targets for disease treatment, thereby creating a potential pipeline of monoclonal antibody-based drug candidates.

Lpath has incurred significant net losses since its inception. As of December 31, 2007, Lpath had an accumulated deficit of approximately $28.2 million.  Lpath expects its operating losses to increase for the next several years as it pursues the clinical development of its product candidates.

Revenue

Lpath has generated approximately $2.5 million in revenue to date from research grants awarded by the National Institutes of Health.  Lpath expects to continue to receive small amounts of revenue from research grants.

Lpath has generated $23,000 in royalty revenue to date from a licensing agreement with a company that produces novel research assays.  Lpath expects to continue to receive small amounts of royalty revenue under this agreement.

Lpath does not expect to generate any significant revenue from licensing, milestones, or product sales until it executes a partnership or collaboration arrangement or is able to commercialize its first product.

Research and Development Expenses

Lpath’s research and development expenses consist primarily of salaries and related employee benefits, research supplies and materials, external costs associated with its drug discovery research, and external costs incurred in preparation for clinical development, including preclinical testing and regulatory expenses.  Lpath’s historical research and development expenses are principally related to the research and drug discovery efforts in creating its lead product candidates, ASONEP and iSONEP.

Lpath charges all research and development expenses to operations as incurred.  Lpath expects its research and development expenses to increase significantly in the future as its product candidates move through pre-clinical testing and into clinical trials.

Due to the risks inherent in the drug discovery and clinical trial process and given the early stage of our product development programs, Lpath is unable to estimate with any certainty the costs it will incur in the continued development of its product candidates for potential commercialization.  Clinical development timelines, the probabilities of success, and development costs vary widely.  While Lpath is currently focused on advancing each of its product development programs, Lpath anticipates that it will periodically make determinations as to the scientific and clinical success of each product candidate, as well as ongoing assessments as to each product candidate’s commercial potential.  In addition, Lpath cannot forecast with any degree of certainty which product candidates will be subject to future partnering, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements. As a result, Lpath cannot be certain when and to what extent it will receive cash inflows from the commercialization of its product candidates.

Lpath expects its research and development expenses to be approximately $35 million over the two year period ending December 31, 2009.  This estimate includes the expenses to conduct Phase I clinical trials for ASONEP and iSONEP, our two most advanced product candidates, as well as to initiate preclinical testing of our third product candidate, Lpathomab.  Lpath expects these expenditures to increase as it continues the advancement of its product development programs. At this point Lpath has just initiated clinical trials for its first product candidate.  The lengthy process of completing clinical trials and seeking regulatory approval for one product candidate typically requires expenditures in excess of approximately $50 million.  Any failure by Lpath or delay in completing clinical trials, or in obtaining regulatory approvals, would cause Lpath’s research and development expenses to increase and, in turn, have a material adverse effect on Lpath’s results of operations and its ability to continue as a going concern.

General and Administrative Expenses

Lpath’s general and administrative expenses principally comprise salaries and benefits and professional fees related to Lpath’s administrative, finance, human resources, legal, and internal systems support functions.  In addition, general and administrative expenses include insurance and an allocated portion of facilities and information technology costs.

Lpath anticipates increases in general and administrative expenses as it adds personnel, increases its business development activities, becomes subject to the Sarbanes-Oxley compliance obligations applicable to larger publicly-held companies, and continues to develop and prepare for the commercialization of its product candidates.

Application of Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development

Lpath-sponsored research and development costs related to future products and redesign of present products are expensed as incurred.

Patent Expenses

Legal and filing costs directly associated with obtaining patents are capitalized. Upon issuance of a patent, amortization is computed using the straight-line method over the estimated remaining useful life of the patent.

Long-Lived Assets

Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  If the carrying amount is not recoverable, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its fair value.

Revenue Recognition

Lpath’s revenues have been generated primarily from grants supporting research activities.  Lpath applies the guidance provided by SEC Staff Accounting Bulletin Topic 13, “Revenue Recognition” (“Topic 13”).  Under the provisions of Topic 13, Lpath recognizes revenue from commercial and government research agreements as services are performed, provided a contractual arrangement exists, the contract price is fixed or determinable and the collection of the contractual amounts is reasonably assured.  In situations where Lpath receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed.  Deferred revenues associated with services expected to be performed within the 12 - month period subsequent to the balance sheet date are classified as a current liability.  Deferred revenues associated with services expected to be performed at a later date are classified as non-current liabilities.

Stock-Based Compensation

Lpath accounts for employee stock options and restricted stock units using the fair-value method in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”  Other issuances of common stock, stock options, warrants or other equity instruments to employees and non-employees as the consideration for goods or services Lpath receives are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured).  Generally, the fair value of any options, warrant or similar equity instruments issued have been estimated based on the Black-Scholes option pricing model.

Net Operating Losses and Tax Credit Carryforwards

At December 31, 2007, Lpath had federal and state net operating loss carryforwards of approximately $26 million and $26 million, respectively.  Under current law, the federal net operating loss carryforwards may be available to offset taxable income through 2027 and California net operating loss carryforwards may be available to offset taxable income through 2017.

As of December 31, 2007, Lpath also had federal and California research and development tax credit carryforwards of $832,000 and $488,000, respectively.  These tax credits may be available to offset future taxes.  The federal credits begin expiring in 2019, and the state credits do not expire.

A valuation allowance has been established to reserve the potential benefits of these carryforwards in Lpath’s financial statements to reflect the uncertainty of future taxable income required to utilize available tax loss carryforwards and other deferred tax assets.  Under the provisions of Section 382 of the Internal Revenue Code, substantial changes in Lpath’s ownership may limit the amount of net operating loss carryforwards that can be utilized annually in the future to offset taxable income. If a change in Lpath’s ownership is deemed to have occurred or occurs in the future, Lpath’s ability to use its net operating loss and tax credit carryforwards in any fiscal year may be significantly limited.

Results of Operations

Comparison of the Six Months Ended June 30, 2008 and June 30, 2007

Grant and Royalty Revenue. Grant and royalty revenue for the six-month period ended June 30, 2008 increased to $475,000 from $350,000 for the six-month period ended June 30, 2007.  The increase of $125,000 reflects the commencement of work on a grant in the first half of 2008.

Research and Development Expenses.  Research and development expenses increased from $5,007,000 for the first six months of 2007 to $5,643,000 for the first six months of 2008.  The increase of $637,000 reflects the costs of pre-clinical research and development activities undertaken principally in the first quarter of 2008.  Outside services expense increased by approximately $463,000 primarily due to the costs of manufacturing drug supplies to be used in clinical trials.  The use of consultants and other contracted services to augment the capabilities of our research and development team also contributed to the increase in expenditures for outside services by approximately $79,000.  Employee compensation and benefits expense increased by approximately $128,000, commensurate with the increase in research and development staffing.  Stock-based compensation charges decreased by $25,000 due primarily to the decrease in the market value of Lpath’s common stock, which is a key factor in the calculation of stock-based compensation expense for outside consultants.  This was partially offset by the vesting of restricted stock units upon the achievement of specified clinical trial milestones during the first half of 2008.

General and Administrative Expenses.  General and administrative expenses increased from $1,700,000 for the six-month period ended June 30, 2007 to $2,418,000 for the six-month period ended June 30, 2008, an increase of $718,000.  Stock-based compensation charges increased by $946,000 due primarily to the vesting of restricted stock units tied to the achievement of specified clinical trial milestones in the first half of 2008.  Legal fees decreased by approximately $144,000 because substantial legal expenses were incurred in the first six months of 2007 in negotiation of corporate collaboration arrangements.  Employee compensation and benefits decreased by approximately $79,000, due to bonuses recognized in the second quarter of 2007; a reduction partially offset by increases in base compensation in 2008.

Interest Income.  Interest income was $78,000 for the six months ended June 30, 2008, compared with $134,000 for the six months ended June 30, 2007.  The $56,000 decrease was principally a result of higher levels of invested cash in 2007.

Years Ended December 31, 2007 and December 31, 2006

Grant Revenue. Grant revenues were $0.4 million for the year ended December 31, 2007, compared with $0.5 million for the year ended December 31, 2006.  The $0.1 million decrease was due to the fact that the level of effort required by certain grants declined as those grants wound-down to completion in 2007.

Research and Development Expenses.  Research and development expenses were $12.4 million for the year ended December 31, 2007, compared with $4.0 million for the year ended December 31, 2006, an increase of $8.4 million.  Outside service expenses increased by approximately $6.6 million primarily due to the costs of IND-enabling studies required in the preclinical development of ASONEP and iSONEP and the costs of manufacturing drug supplies to be used in clinical trials.  The use of consultants and other contracted services to augment the capabilities of our research and development team in preparing and filing our first Investigational New Drug application with the FDA also contributed to the increase in expenditures for outside services.  Employee compensation and benefits expense increased by approximately $0.4 million, commensurate with the increase in research and development staffing.  The amount spent for research supplies and materials increased approximately $0.1 million, consistent with the increased level of effort in support of drug discovery and preclinical development projects.  Stock-based compensation expense, related to equity incentive grants to both employees and consultants, for the year ended 2007 increased by $1.3 million over the prior year.

General and Administrative Expenses.  General and administrative expenses were $3.4 million for the year ended December 31, 2007, compared with $2.2 million for the year ended December 31, 2006.  The net increase of approximately $1.2 million was due to increases in employee compensation, outside services and stock compensation costs. Accounting fees, legal fees, investor relations, stock administration, consulting, and insurance expenses increased, in aggregate, by approximately $0.4 million. The increase in these expenses was primarily due to the increased level of professional services required to pursue corporate partnership opportunities and comply with the regulatory obligations of a publicly-traded company. Employee compensation and benefits expenses increased by approximately $0.4 million, reflective of the changes in general and administrative personnel between the two years. Stock-based compensation expense, related to equity incentive grants to both employees and consultants, for the year ended 2007 increased by $0.4 million over the prior year.

Lpath subleases a portion of its facility to Western States Investment Corporation (“WSIC”), owned by two of Lpath’s significant stockholders.  The terms of the sublease, in general, are the same as the terms of the company’s direct lease.  In addition, certain Lpath employees provide investment oversight, accounting, and other administrative services to WSIC.  Certain WSIC employees also provide services to Lpath.  Lpath and WSIC reimburse each other for costs incurred on behalf of the other entity.  During 2007, WSIC reimbursed Lpath $96,000 for investment oversight expenses, $37,857 for lease and facility related expenses, and $21,783 for accounting and other administrative services.  During 2006, WSIC reimbursed Lpath $140,489 for investment oversight expenses, $56,671 for lease and facility related expenses, $49,805 for accounting and other administrative services, and $22,797 for facility related capital expenditures.  During 2007 and 2006, Lpath reimbursed WSIC $34,537 and $76,692, respectively, for accounting and administrative expenses.  The decrease of $42,155 in accounting and administrative expenses reimbursed by Lpath to WSIC was primarily due to the fact that increases in Lpath administrative staffing reduced the need from WSIC for similar services and support.

Interest Income.  Interest income was $398,000 for the year ended December 31, 2007, compared with $161,000 for the year ended December 31, 2006.  The $237,000 increase was principally a result of higher levels of invested cash as compared to the prior year.

Interest Expense.  Interest expense was $27,951 for the year ended December 31, 2007, compared with zero for the year ended December 31, 2006. Lpath’s interest expense during 2007 is comprised of interest and commitment fees arising from a bridge financing in the first quarter as well as interest expense for leasehold improvements financed by our landlord.

Liquidity and Capital Resources

Six Months Ended June 30, 2008

Since Lpath’s inception, its operations have been financed primarily through the private placement of equity and debt securities.  Through June 30, 2008 Lpath had received net proceeds of approximately $30,000,000 from the sale of equity securities and from the issuance of convertible promissory notes.  As of June 30, 2008, Lpath had cash and cash equivalents totaling $1,894,000.

During the six-month period ended June 30, 2008 we used net cash of $5,732,000 for operating activities compared to $4,132,000 in the first half of 2007.  The increase in net cash used in operating activities was a result of the costs of preparing for and beginning Phase 1 clinical trials for our two lead drug candidates and manufacturing drug supplies to be used in clinical trials.

Net cash used in investing activities during the first half of 2008 amounted to $60,000 compared to $106,000 in the first half of 2007.  Of the amount used for investing activities in the first half of 2008, $57,000 was invested in the prosecution of additional patents compared to $49,000 in 2007.  In the comparable period of 2007, $57,000 was used to purchase new equipment compared to $3,000 in 2008.

Net cash provided from financing activities during the six month period ended June 30, 2008 totaled approximately $164,000 compared to $17,275,000 in the first six months of 2007.  During the first half of 2007 $1,442,000 was received from stock option and warrant exercises compared to $171,000 in 2008.  In the first half of 2007, the company realized proceeds from the sale of common stock and warrants totaling $15,842,000 and $100,000 was borrowed under the terms of the promissory notes payable to related parties.

The accompanying consolidated financial statements have been prepared assuming that the company will continue as a going concern. In the six months ended June 30, 2008, Lpath incurred a net loss and utilized net cash in operating activities of $7,511,163 and $5,731,502, respectively.  In the year ended December 31, 2007 the company incurred a net loss and utilized net cash in operating activities of $15,091,760 and $10,918,841, respectively. These conditions raise substantial doubt about the company’s ability to continue as a going concern. Management’s plans with regard to these matters are discussed below. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During the ensuing year, the company expects to continue to incur cash losses from operations.  While the company had cash totaling $1,893,563 as of June 30, 2008, and raised gross proceeds of approximately $6.4 million in August 2008 (see Note 2), the cost of its ongoing drug discovery and development efforts, including general and administrative expenses, are expected to consume a total of more than $20,000,000 in the next year.  Additional capital will be required to continue to fund the company’s research and development projects in 2009 and beyond.  The company plans to bridge such cash shortfalls by a variety of actions, including to

1.              Explore cash generating opportunities from strategic alliances, including licensing portions of our technology or entering into corporate partnerships or collaborations.  In such transactions, Lpath could transfer certain rights to one or more of its drug discovery or development programs, or to specific indications within those programs and receive infusions of cash in the short-term, and potentially in the long-term as well.

2.              Pursue additional fund raising activities from both existing and potential new investors.

3.              Continue to seek additional research grants from the National Institutes of Health or other sources.

The company is in the process of acquiring additional capital to fund operations for 2009 and beyond; however, no assurance can be given that the company will be able to obtain additional financing when and as needed in the future.

Year Ended December 31, 2007

For the year ended December 31, 2007, we used net cash of $10.9 million for operating activities compared to $4.5 million in 2006.  The increase in net cash used in operating activities was primarily driven by increased expenses related to the preclinical development activities for our lead product candidates and the costs of consultants and outside services required to prepare and file our first Investigational New Drug application with the FDA, as well as increased legal, accounting, and other fees associated with managing a public company and pursuing corporate partnering and financing opportunities.

Net cash used in investing activities during 2007 amounted to $277,000 compared to $293,000 in 2006.  This decrease is attributable to the purchase in 2006 of $181,000 of equipment, primarily to outfit our new research and development facility.  We also capitalized expenses of $130,000 in 2007 and $112,000 in 2006 related to the filing and prosecution of patents.

Net cash provided from financing activities during 2007 totaled $17.4 million compared to $0.9 million in 2006.  During 2007 we raised $15.8 million, net of offering costs, through the sale of common stock and warrants to purchase common stock.  We also received $1.5 million upon the exercise of warrants and stock options to purchase common stock.

In August 2005 we entered into a five-year facilities lease.  A portion of the facility is subleased to a company that is co-owned by two of Lpath’s largest stockholders.  The terms of this sublease, in general, are the same as the terms of the company’s direct lease.  The sublease was approved by the landlord.

The following table describes Lpath’s commitments to settle contractual obligations in cash as of December 31, 2007:

	Payments Due by Year
	2008	2009	2010	Total

Operating lease obligations	$190,460	$196,571	$176,446	$563,477

Less sublease income	13,110	13,506	12,107	38,723

Sub-total	177,350	183,065	164,339	524,754

Leasehold improvement debt	14,107	15,278	15,117	44,502

Other contractual commitments	—	599,190	—	599,190

Total	$191,457	$797,533	$179,456	$1,168,446

Lpath has entered into various agreements with third parties to perform specialized drug discovery tasks, license proprietary technology, manufacture product candidates, conduct preclinical and clinical studies, and provide analytical services.  Lpath’s payment obligations under these agreements depend upon the progress of its discovery and development programs.  Therefore, Lpath is unable to estimate with certainty the future costs it will incur under these agreements.  In one such arrangement, Lpath has entered into a collaboration agreement with a biomedical research company to utilize their proprietary processes to assist Lpath in preparing its lead drug candidate for clinical trials.  Under the terms of that collaboration agreement Lpath is obligated to make additional milestone payments and specified royalty payments upon the achievement of certain product-development events and commercialization objectives.  Under the terms of a license agreement with another biomedical research company, an annual license fee of approximately $600,000 per year began to accrue during the third quarter of 2007 following the occurrence of certain events.  Pursuant to that agreement, payment of that annual license fee will be deferred until Lpath’s drug candidate incorporating that technology begins Phase II clinical trials.  While it is not possible to predict when, or if, the drug candidate will progress to the commencement of Phase II clinical trials, and consequently when payment would be required, we estimate that the earliest date that payment of this licensing fee will be made is in 2009.  Accordingly, a liability for this amount has been accrued and the ultimate payment of this amount is included in the payments due in 2009 in the table above.  Other deferred license fees, milestone payments and royalty payments under Lpath’s various agreements are not included in the table above because Lpath cannot, at this time, determine when, or if, the related milestones will be achieved or the events triggering the commencement of payment obligations will occur.

Impact of Recent Accounting Pronouncements

In December 2007, the Financial Accounting Standards Boards (FASB) issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51 (SFAS 160). SFAS 160 requires an entity to clearly identify and present ownership interests in subsidiaries held by parties other than the entity in the consolidated financial statements within the equity section but separate from the entity’s equity. It also requires the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; changes in ownership interest be accounted for similarly, as equity transactions; and when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary and the gain or loss on the deconsolidation of the subsidiary be measured at fair value. This statement is effective for financial statements issued for fiscal years beginning after Dec. 15, 2008. The adoption of SFAS 160 is not expected to have a material effect on the company’s consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (SFAS 161). SFAS 161 amends and expands the disclosure requirements of SFAS 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). It requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This statement is effective for financial statements issued for fiscal periods beginning after Nov. 15, 2008. The adoption of SFAS 161 is not expected to have a material effect on the company’s consolidated financial statements.

In May 2008, the issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS 162). SFAS 162 identifies the sources of accounting principles and the framework for selecting principles to be used in the preparation and presentation of financial statements in accordance with generally accepted accounting principles. This statement will be effective 60 days after the Securities and Exchange Commission approves the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The company does not anticipate the adoption of SFAS 162 will have an effect on the consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of our investment activities is to preserve our capital for the purpose of funding operations, while at the same time maximizing the income we receive from our investments without materially increasing risk.  To achieve these objectives, our investment policy allows us to maintain a portfolio of cash, cash equivalents, and short-term investments in a variety of securities, including commercial paper and money market funds.  Our cash and investments at December 31, 2007 consisted primarily of cash in bank accounts, certificates of deposit, and money market mutual funds.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 2, 2005, our Board of Directors voted to replace the independent accountant that had reported on the financial statements for Neighborhood Connections, Inc., Beckstead and Watts, LLP (“Beckstead”). We retained the accounting firm of Levitz, Zacks & Ciceric (now known as LevitZacks) (“Levitz”) on December 2, 2005, to make an examination of the financial statements for the 2004 and 2005 fiscal years.  We authorized Beckstead to respond fully to any inquiries from Levitz and to make Beckstead’s work papers available to Levitz. We did not have any disagreements with Beckstead nor did Beckstead’s prior reports contain adverse opinions or disclaimers of opinions, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that they were modified as to the Registrant’s ability to continue as a going concern. Beckstead did not make any negative report regarding our internal controls, management or prior financial statements prior to its dismissal.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following sets forth certain information regarding our executive officers as of August 31, 2008 (biographical descriptions below which reference dates prior to November 30, 2005 relate to such officer’s role in Lpath Therapeutics, Inc., our wholly-owned subsidiary):

Name	Age	Position
Scott Pancoast	49	President, Chief Executive Officer and Director
Roger Sabbadini, Ph.D.	61	Vice President, Chief Scientific Officer and Director
William Garland, Ph.D.	63	Vice President, Drug Development
Gary J.G. Atkinson	56	Vice President, Chief Financial Officer and Secretary
Glenn Stoller, M.D.	44	Head of Lpath Ocular
Jeffrey Ferrell	34	Director
Charles Mathews	70	Director
Donald R. Swortwood	67	Director

Scott R. Pancoast

Chief Executive Officer, President and Director

Mr. Pancoast has served as the President and Chief Executive Officer of Lpath since March 2005, and as a Director of Lpath since 1998.  Prior to joining Lpath, from 1994 to 2005 Mr. Pancoast was the Executive Vice President of Western States Investment Corporation (“WSIC”), a private San Diego venture capital fund.  He has served as the CEO or interim CEO for six start-up companies, and has been a member of the board of directors for over 15 companies, including two public companies.  During 2005 and 2006 Mr. Pancoast continued to serve as the Executive Vice President of WSIC, which is co-owned by two of Lpath’s largest stockholders.  Lpath was reimbursed by WSIC for the portion of his compensation and benefits corresponding to the time he devoted to WSIC matters.  Effective December 31, 2006, Mr. Pancoast resigned from his position as an officer and director of WSIC; however, he will continue to serve as a member of the board of directors of four WSIC portfolio companies.  From 1986 to 1994 Mr. Pancoast was with National Sanitary Supply Company, where he was a member of the Board of Directors and served in various management positions including Senior Vice President — Operations and Chief Financial Officer. Mr. Pancoast currently serves on the board of iVOW, Inc. [NASDAQ: IVOW].   He is a graduate of the Harvard Business School and the University of Virginia.

Roger A. Sabbadini, Ph.D.

Scientific Founder, Vice President, Chief Scientific Officer, and Director

Dr. Sabbadini founded Lpath in 1997 and has served as the Chief Scientific Officer since its inception.  Dr. Sabbadini has been a professor of Biology at San Diego State University for over 28 years, and is the founder of three biotechnology companies incubated out of San Diego State University.  Dr. Sabbadini’s lab is focused on developing novel therapeutics for the treatment of sphingolipid-related diseases.  Dr. Sabbadini is a Charter Member of the SDSU Molecular Biology Institute and a Charter Member of the SDSU Heart Institute.  He holds a Ph.D. from the University of California, Davis.

William A. Garland, Ph.D.

Vice President, Drug Development

Dr. Garland joined Lpath in 2002 as Vice President of Research and Development.  In December 2005 he was appointed Vice President, Drug Development.  He also served as a Director of Lpath from 2002 to 2005. Dr. Garland has 27 years’ experience in the pharmaceutical industry, 18 of which were primarily in pre-clinical development, discovery support, and clinical pharmacology.  Dr. Garland is knowledgeable in all phases of drug development, from discovery to post-marketing. He has technical expertise in pharmacokinetics, drug metabolism, medicinal chemistry, regulatory science, and bioanalytical chemistry.  He earned a Ph.D. from the University of Washington.

Gary J. G. Atkinson

Vice President, Chief Financial Officer and Secretary

Mr. Atkinson joined Lpath as Vice President, Chief Financial Officer in 2005.  He has more than 20 years of financial management experience.  During 2006, Mr. Atkinson devoted a portion of his time to matters relating to WSIC.  Lpath was reimbursed by WSIC for the portion of his compensation and benefits corresponding to the time he devoted to WSIC matters.  Prior to joining Lpath, Mr. Atkinson served, from 2001 to 2005 as Senior Vice President and Chief Financial Officer at Quorex Pharmaceuticals, Inc., a drug discovery company.  From 1995 to 2000, Mr. Atkinson served as Vice President of Finance at Isis Pharmaceuticals, a publicly held pharmaceutical research and development company.  He began his career with Ernst & Young and holds a B.S. from Brigham Young University.

Glenn Stoller, M.D.

Head of Lpath Ocular

Dr. Stoller is a practicing retinal-eye surgeon. He received his medical degree from NYU School of Medicine and performed his residency at the Harkness Eye Institute of Columbia Presbyterian Hospital. He completed his fellowship in medical and surgical diseases of the retina at New York Presbyterian Hospital—Cornell Campus in New York City. He has served as an advisor for a number of pharmaceutical companies. He is a former editorial board member of the American Academy of Ophthalmology and an active member of The Retina Society.

Jeffrey Ferrell

Director

Mr. Ferrell oversees public and private healthcare investments for Global Trading Strategies, a principal investment group within Lehman Brothers. Prior to joining Lehman in 2001, he was a principal at Schroder Ventures Life Sciences in Boston.  Mr. Ferrell graduated with an A.B. in Biochemical Sciences from Harvard University.  Mr. Ferrell has served as a director of Lpath since April 2007.

Charles A. Mathews

Director

Mr. Mathews is an active private investor and serves as an independent director on the boards of a number of public and private companies. From March 2005 to November 2006 Mr. Mathews was Chairman of Avanir Pharmaceuticals (AVNR), a drug development and marketing company and from May to September 2005 acted as its Chief Executive Officer.   Mr. Mathews is a past president of the San Diego Tech Coast Angels, part of an affiliation of over 200 accredited “angel” investors active in the life science and technology industries. From April 2002 until January 2004, Mr. Mathews served as the President and Chief Executive Officer of DermTech International, a privately held contract research organization focused on dermal and transdermal drugs. From 1996 to April 2002, Mr. Mathews was an independent management consultant, providing CEO-level consulting services to various public and private companies. He continues to serve as a director for Avanir Pharmaceuticals Inc. and several privately held companies.  Mr. Mathews has served as a director of Lpath since March 2006.

Donald R. Swortwood

Director

Mr. Swortwood has served as Chairman and CEO of Western States Investment Corporation since its founding in 1977 and has been an active investor in California business for nearly thirty years. His investments have ranged from a business that developed novel technologies for the detection and treatment of gastro-esophageal reflux disease, which was sold to Medtronic; to a leader in SAN network-management-software solutions, which was sold to EMC; to a business that developed the first “ear thermometer,” which was sold to Wyeth. Currently, the Western States portfolio of holdings includes a number of biotech and life science companies. Mr. Swortwood is a graduate of Stanford University.  Mr. Swortwood has served as a director of Lpath since July 2006.

There are no family relationships between any of the officers and directors.

Director Independence

We currently have two “independent directors” as determined by our Board of Directors, and three non-independent directors.  In assessing director independence, we follow the criteria of the Nasdaq Stock Market (Marketplace Rule 4200).  Our current independent directors are Jeffrey Ferrell and Charles Mathews.

EXECUTIVE COMPENSATION

The following table summarizes the compensation that we paid to our Chief Executive Officer and each of our two other most highly compensated executive officers (collectively, the “Named Executives”) during the year ended December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary		Bonus		Option and RSU Awards		All Other Compensation (6)		Total

Scott R. Pancoast	2007	$342,308	(1)	$70,311	(4)	$560,103	(5)	$9,000	(6)	$981,722
Chief Executive Officer and President	2006	$323,965	(1)	$25,000		$305,717	(5)	$8,800	(6)	$663,482
William A. Garland, Ph.D.	2007	$278,250	(2)	$—		$231,951	(5)	$—		$521,201
Vice President, Drug Development	2006	$177,878	(2)	$—		$95,401	(5)	$—		$273,279
Gary J.G. Atkinson	2007	$220,461	(3)	$25,311		$103,873	(5)	$8,449	(6)	$358,094
Vice President, Chief Financial Officer	2006	$208,003	(3)	$—		$41,360	(5)	$5,969	(6)	$255,332

(1)                                 Scott Pancoast, our CEO and President, was paid a base salary of $350,000 per annum, effective as of May 14, 2007.  During 2006, in addition to his duties as Lpath’s CEO, Mr. Pancoast continued to serve as the Executive Vice President of WSIC, which is co-owned by two of Lpath’s largest stockholders.  Lpath was reimbursed by WSIC for the portion of his compensation and benefits corresponding to the time he devoted to WSIC matters.  Effective December 31, 2006, Mr. Pancoast resigned from his position as an officer and director of WSIC, however, he will continue to serve as a member of the board of directors of four WSIC portfolio companies.  Mr. Pancoast may be granted annual bonuses and stock options at the discretion of the Board, upon review and recommendation by the Compensation Committee.

(2)                                 William Garland, Ph.D., our Vice President, Development will be paid $130 per hour, effective as of January 1, 2008, pursuant to his consulting agreement.  Dr. Garland was also granted stock options in connection with his consulting agreement.

(3)                                 Gary Atkinson, our Vice President and Chief Financial Officer, was paid a base salary of $227,000 per annum, effective as of May 14, 2007. Mr. Atkinson will devote his full time duties to the company, except that a portion of his time may, from time to time, be devoted to matters relating to Western States Investment Corporation (in which case, the company will be reimbursed by WSIC).  Mr. Atkinson may be granted annual bonuses and stock options at the discretion of the Board, upon review and recommendation by the Compensation Committee.

(4)                                 Scott R. Pancoast and Gary J.G. Atkinson received a bonuses in 2007 in recognition of their performance and achievements in 2006.

(5)                                 Option and RSU award compensation represents the aggregate annual stock compensation expense of the officer’s outstanding stock option grants and restricted stock units.  Pursuant to the provisions of SFAS No. 123(R) stock-based compensation is measured at the grant date based on the fair value of the award and is recognized as compensation expense over the service period, which generally represents the vesting period.  Material terms of option awards for each of the named executive officers are set forth in the following table entitled “Outstanding Equity Awards at Fiscal Year-End 2007”.

(6)                                 Amounts represent company matching 401(k) contributions.

The following table details unexercised stock options and restricted stock units for each of our Named Executives as of December 31, 2007.

	Outstanding Equity Awards at Fiscal Year-End 2007					Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights
	Number of Securities Underlying Unexercised Options and RSUs	Number of Securities Underlying Unexercised Options and RSUs		Option	Option
	(#)	(#)		Exercise	Expiration	That Have Not	That Have Not
Name	Exercisable	Unexercisable		Price	Date (1)	Vested (#) (4)	Vested ($ ) (4)

Scott R. Pancoast	108,334	91,666	(2)	$0.80	11/30/2015	825,000	$1,914,000
	165,893	82,947	(2)	$0.22	5/16/2015
	437,500	162,500	(3)	$0.08	3/29/2015
	75,000	—		$0.05	8/25/2014
	10,000	—		$0.10	5/19/2009
	30,000	—		$0.10	3/22/2008

William A. Garland,	43,750	56,250	(2)	$1.25	3/3/2016	24,000	$55,680
Ph.D.	52,083	47,917	(2)	$0.80	11/30/2015
	48,551	26,624	(2)	$0.22	5/16/2015
	41,667	8,333	(3)	$0.05	8/25/2014
	66,000	—		$0.05	9/9/2013
	100,000	—		$0.05	2/12/2013

Gary J.G. Atkinson	39,063	35,938	(2)	$0.80	11/30/2015	200,000	$464,000
	121,875	103,125	(2)	$0.64	10/28/2015

(1)                                 For each option shown, the expiration date is the 10th anniversary of the date the option was granted.

(2)                                 One quarter of the shares vest one year from the date of grant, the remaining shares vest monthly over the following three years.

(3)                                 Shares vest monthly over four years.

(4)                                 Restricted stock units (RSUs) granted in November 2007.  Approximately half of the RSUs vest over a four-year period.  The remaining portion vests upon the achievement of specific milestones.

Narrative to Summary Compensation Table and Outstanding Equity Awards Table

The Compensation Committee granted merit non-statutory stock options and statutory stock options to the executive officers and other employees in previous years.  In November 2007, the Compensation Committee granted restricted stock units to the executive officers and our other employees.

Such grants of stock options and restricted stock units were granted out of our Amended and Restated 2005 Equity Incentive Plan (“the Plan”).  There are 10,390,000 shares of Class A common stock authorized for grant under the Plan. The Plan allows for grants of incentive stock options with exercise prices of at least 100% of the fair market value of Lpath’s common stock, nonqualified options with exercise prices of at least 85% of the fair market value of the company’s common stock, restricted stock, and restricted stock units. All stock options granted to date have a ten-year life and vest over zero to five years.  Restricted stock units granted have a five-year life and vest over zero to four years or upon the achievement of specified clinical trial milestones.

On March 27, 2006, following the approval by the Company’s Compensation Committee and Board of Directors, the Company entered into an employment agreement with Scott R. Pancoast, President and Chief Executive Officer.  Under the terms of his employment agreement, Mr. Pancoast receives a minimum annual salary of $330,000.  Effective May 14, 2007, Mr. Pancoast’s base salary was increased to $350,000.  Mr. Pancoast may be granted bonuses and equity compensation at the discretion of the Board, upon review and recommendation by the Compensation Committee.  Mr. Pancoast was paid a bonus of $70,311, in 2007, and $25,000 in 2006.  On November 20, 2007, Mr. Pancoast was granted restricted stock units for 825,000 shares of Lpath common stock.  One-half of these RSUs vest over a four-year service period, while the remainder vest upon the achievement of specific performance objectives.  If Mr. Pancoast’s employment is terminated by the Company without cause, he is entitled to receive his base salary and benefits for a period of 12 months following such termination, and the portion of his stock options and restricted stock units that would have vested during the 18 months following the termination will immediately vest.  If Mr. Pancoast’s employment is terminated in connection with a change of control of the Company, then Mr. Pancoast will be paid his base salary and benefits for a period of 18 months following such termination, and the portion of his stock options and restricted stock units that would have vested during the 24 months following the termination will immediately vest.

On March 27, 2006, following the approval by the Company’s Compensation Committee and Board of Directors, the Company entered into a consulting agreement with William A. Garland, Vice President — Drug Development.  Under the terms of his consulting agreement, Dr. Garland received base consulting fees of $170,000.00 per annum, effective as of January 1, 2006.  Services rendered by Dr. Garland in excess of 36 hours per week were compensated at the rate of $100 per hour.  Under this agreement Dr. Garland was paid $177, 878 in 2006 and $278,250 in 2007.  On March 3 2006, Dr. Garland was granted options to purchase 100,000 shares of common stock.  The options vest over a four-year period and have an exercise price of $1.25 per share (which was the closing price on the over-the-counter market of Lpath common stock on the date prior to the Board action approving the grant).  On November 20, 2007, Dr. Garland was granted restricted stock units for 24,000 shares of Lpath common stock.  These RSUs vest over a one-year service period.  Effective January 1, 2008, Dr. Garland’s consulting agreement was amended, providing that during 2008 his consulting fee will be $130 per hour. The amended agreement provides for specific cash bonuses upon the achievement of performance objectives.

On March 27, 2006, following the approval by the Company’s Compensation Committee and Board of Directors, the Company entered into an employment agreement with Gary Atkinson, Vice President and Chief Financial Officer.  Under the terms of his employment agreement, Mr. Atkinson receives a minimum annual salary of $210,000.  Effective May 14, 2007, Mr. Atkinson’s base salary was increased to $227,000.  Mr. Atkinson may be granted bonuses and equity compensation at the discretion of the Board, upon review and recommendation by the Compensation Committee.  Mr. Atkinson was paid a bonus of $25,311, in 2007.  On November 20, 2007, Mr. Atkinson was granted restricted stock units for 200,000 shares of Lpath common stock.  One-half of these RSUs vest over a four-year service period, while the remainder vest upon the achievement of specific performance objectives.  If Mr. Atkinson’s employment is terminated by the Company without cause, he is entitled to receive his base salary and benefits for a period of 7 months following such termination.  If Mr. Atkinson’s employment is terminated in connection with a change of control of the Company, then Mr. Atkinson will be paid his base salary and benefits for a period of 12 months following such termination, and the portion of his stock options and restricted stock units that would have vested during the 24 months following the termination will immediately vest.

We do not provide pension arrangements or post-retirement health coverage for our executives or employees.  Our executive officers are eligible to participate in our 401(k) contributory defined contribution plan.  In any plan year, we contribute to each participant a matching contribution up to a maximum of 4% of the participant’s compensation, subject to statutory limitations.  We do not provide any nonqualified defined contribution or other deferred compensation plans.

Compensation of Directors

The terms of the compensation arrangements for our non-management directors are as follows:

•                                          Non-management directors shall receive an annual payment of $25,000, which is payable in equal quarterly payments.

•                                          The non-management directors shall receive a stock option grant that vests over a four-year period and is intended to be the sole non-cash compensation paid to non-management directors.  These options will vest in equal monthly installments over a four-year period.  The exercise price of such options will be the fair market value of the Company’s Common Stock on the date immediately prior to the date of grant.  Such stock options will expire on the tenth anniversary of the date of grant.

Directors who are also executive officers of the Company are not paid additional compensation for serving as directors.

Director Compensation Fiscal Year 2007

Name	Fees Paid in Cash	Option Awards		Total
Jeffrey Ferrell	$12,500	$—	(1)	$12,500
Charles A. Mathews	$25,000	$14,247	(2)	$39,247
David R. Purcell	$—	$18,043	(3)	$18,043
Donald R Swortwood	$25,000	$3,935	(4)	$28,935
Geoffrey C. Swortwood	$12,500	$3,935	(5)	$16,435

(1)	Mr. Ferrell was elected to the Board on October 9, 2007.

(2)	As of December 31, 2007, Mr. Mathews held 50,000 stock options, of which 21,875 were vested. Mr. Mathews was elected to the Board on March 2, 2006.

(3)	As of December 31, 2007, Mr. David R. Purcell held 75,000 stock options, of which 31,250 were vested. Mr. Purcell was appointed to the Board on July 25, 2006 and resigned on January 15, 2007.

(4)	As of December 31, 2007, Mr. Donald R. Swortwood held 50,000 stock options, of which 17,708 were vested. Mr. Swortwood was elected to the Board on July 25, 2006 and resigned on April 6, 2007.

(5)	As of December 31, 2007, Mr. Geoffrey C. Swortwood held 8,333 stock options, of which 8,333 were vested. Mr. Swortwood was elected to the Board on July 25, 2006.

Director Attendance at Annual Meeting

The Company encourages members of the Board of Directors to attend annual meetings.   Part of that encouragement from the Company consists of a reimbursement policy.  The Company reimburses directors for reasonable out-of-pocket expenses incurred by directors in attending an annual meeting.

Compensation Committee Interlocks and Insider Participation.  There are no Compensation Committee interlocks.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information on the beneficial ownership of our Class A common stock by executive officers and directors, as well as stockholders who are known by us to own beneficially more than 5% of our common stock, as of March 31, 2008.  Except as listed below, the address of all owners listed is c/o Lpath, Inc., 6335 Ferris Square, Suite A, San Diego, CA  92121.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)
LB I Group Inc c/o Lehman Brothers Inc. 399 Park Avenue New York, NY 10022 Attn: Jeffrey Ferrell and Will Yelsits	11,368,485	(3)	23.6%

Charles Polsky Portfolio Manager WHI Growth Fund, L.P. 191 N. Wacker Drive, Suite 1500 Chicago, IL 60606	6,335,600	(6)	13.5%

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership(1)		Percent of Common Stock Outstanding(2)

Donald R. Swortwood Chairman & Chief Executive Officer Western States Investment Group 6335 Ferris Square, Ste A, San Diego, CA 92121 Director	5,839,117	(4)	12.8%

Letitia H. Swortwood Western States Investment Group 6335 Ferris Square, Ste A, San Diego, CA 92121	5,816,200	(5)	12.7%

Eugene McColley Managing General Partner Roaring Fork Capital SBIC, L.P. 800 East Prentice Ave., Ste 745 Greenwood Village, CO 80111	3,923,289	(7)	8.4%

E. Jeffrey Peierls 73 S. Holman Way Golden, CO 80401	3,509,026	(8)	7.6%

Brian E. Peierls 7808 Harvestman Cove Austin, TX 78731	3,101,775	(9)	7.7%

Scott Pancoast President, Chief Executive Officer and Director	1,272,106	(10)	2.7%

Roger Sabbadini, Ph.D. Founder, Chief Scientific Officer, and Director	1,356,421	(11)	3.0%

William Garland, Ph.D. Vice President, Drug Development	397,923	(12)	*

Gary J.G. Atkinson Vice President, Chief Financial Officer and Secretary	247,188	(13)	*

Genevieve Hansen Vice President, Research	180,050	(14)	*

Charles Mathews Director	32,083	(15)	*

Jeffrey Ferrell Director	-0-		*

All directors and executive officers as a group (eight persons)	9,612,318		19.8%

From time to time, the number of our shares held in the “street name” accounts of various securities dealers for the benefit of their clients or in centralized securities depositories may exceed 5% of the total shares of our common stock outstanding.

*  Less than one percent.

(1)  A person is considered to beneficially own any shares: (i) over which the person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)  Percentage information is based on 52,506,483 shares of Class A Common Stock outstanding as of August 31, 2008, plus each person’s warrants, options, and restricted stock units (RSUs) that are currently exercisable or vested (in the case of RSUs) or that will become exercisable or vested within 60 days of August 31, 2008.  Percentage information for each person assumes that no other individual will exercise any warrants and/or options.

(3)  Includes 2,947,385 shares of Class A common stock issuable upon the exercise of warrants.  Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc.  Lehman Brothers Inc. is a registered broker-dealer.  LBI Group Inc.  is an affiliate of a broker-dealer.

4)  Includes 572,085 shares of Class A common stock issuable upon the exercise of warrants, 22,917 shares of Class A common stock issuable upon the exercise of outstanding options, and 588,000 shares of Class A common stock owned by WSIC.  Mr. Swortwood owns 50% of WSIC.

(5)  Includes 572,085 shares of Class A common stock issuable upon the exercise of warrants, and 588,000 shares of Class A common stock owned by WSIC.  Mrs. Swortwood owns 50% of WSIC.

(6)  Includes 1,744,600 shares of Class A common stock and 612,010 shares of Class A common stock issuable upon the exercise of warrants owned directly by WHI Growth Fund, L.P.  Also includes 1,052,640 shares of Class A common stock and 368,424 shares of Class A common stock issuable upon the exercise of warrants held by WHI Morula Fund, LLC, 842,120 shares of Class A common stock and 294,742 shares of Class A common stock issuable upon the exercise of warrants held by WHI Select Fund, L.P., and 1,052,640 shares of Class A common stock and 368,424 shares of Class A common stock issuable upon the exercise of warrants held by Panacea Fund, LLC.  William Harris Investors, Inc., a registered investment advisor, serves as the General Partner for the WHI Growth Fund, L.P. and the WHI Select Fund, L.P.  They also serve as the Manager of WHI Morula Fund, LLC, and the Panacea Fund, LLC.

(7)  Includes 1,401,316 shares of Class A common stock issuable upon the exercise of warrants.

(8)  Includes 255,263 shares of Class A common stock and 126,842 shares of Class A common stock issuable upon the exercise of warrants owned directly by Mr. E. Jeffrey Peierls.  Also includes 1,602,631 shares of Class A common stock and 785,921 shares of Class A common stock issuable upon the exercise of warrants held by The Peierls Foundation, Inc. (the “Foundation”), and 163,158 shares of Class A common stock and 82,105 shares of Class A common stock issuable upon the exercise of warrants held by the U. D. Ethel Peierls Charitable Lead Trust (the “Lead Trust”), and 365,264 shares of Class A common stock and 127,842 shares of Class A common stock issuable upon the exercise of warrants held by the following trusts: UD E.F. Peierls for B.E. Peierls, UD E.F. Peierls for E.J. Peierls, UD J.N. Peierls for B.E. Peierls, UD J.N. Peierls for E.J. Peierls, UD E.S. Peierls for E.F. Peierls, UW Jennie Peierls for B.E. Peierls, UW Jennie Peierls for E.J. Peierls, UW E.S. Peierls for BEP Art VI-Accum, UW E.S. Peierls for EJP Art VI-Accum (the “Trusts”).  Mr. E. Jeffrey Peierls is the President and a Director of the Foundation and is a Co-Trustee of the Lead Trust, and is a Co-Trustee of the Trusts.  Mr. E. Jeffrey Peierls has voting and investment power over the shares of our Class A common stock held by the Foundation, the Lead Trust and the Trusts.

(9)  Includes 173,684 shares of Class A common stock and 85,790 shares of Class A common stock issuable upon the exercise of warrants owned directly by Mr. Brian E. Peierls.  Also includes 1,602,631 shares of Class A common stock and 785,921 shares of Class A common stock issuable upon the exercise of warrants held by the Foundation, and 163,158 shares of Class A common stock and 82,105 shares of Class A common stock issuable upon the exercise of warrants held by the Lead Trust, and 365,264 shares of Class A common stock and 127,842 shares of Class A common stock issuable upon the exercise of warrants held by the Trusts. Mr. Brian E. Peierls is the Vice President and a Director of the Foundation, is a Co-Trustee of the Lead Trust and is a Co-Trustee of the Trusts.  Mr. Brian E. Peierls has voting and investment power over the shares of our Class A common stock held by the Foundation, the Lead Trust and the Trusts.

(10)  Includes 34,750 shares of Class A common stock issuable upon the exercise of warrants, 905,981 shares of Class A common stock issuable upon the exercise of outstanding options and 226,875 shares of Class A common stock that are issuable pursuant to the terms of RSUs.

(11)  Includes 420,558 shares of Class A common stock issuable upon the exercise of outstanding options and 80,063 shares of Class A common stock that are issuable pursuant to the terms of RSUs.

(12)  Includes 385,923 shares of Class A common stock issuable upon the exercise of outstanding options and 12,000 shares of Class A common stock that are issuable pursuant to the terms of RSUs.

(13)  Includes 192,188 shares of Class A common stock issuable upon the exercise of outstanding options and 55,000 shares of Class A common stock that are issuable pursuant to the terms of RSUs.

(14)  Includes 47,350 shares of Class A common stock issuable upon the exercise of warrants, 102,200 shares of Class A common stock issuable upon the exercise of outstanding options and 49,500 shares of Class A common stock restricted stock units.

(15)  Includes 27,083 shares of Class A common stock issuable upon the exercise of outstanding options and 5,000 shares of Class A common stock that are issuable pursuant to the terms of RSUs.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 8, 2007, Scott Pancoast, our President and CEO, and Donald Swortwood, both being directors of the company, agreed to commit up to an aggregate of $400,000 in bridge debt financing to us.  Mr. Pancoast and Mr. Swortwood each agreed to commit up to $200,000. A commitment fee of 4%, or $8,000, was due to each of Mr. Pancoast and Mr. Swortwood as a result of their respective agreements to commit such funds.  Non-interested members of our Board of Directors and Audit Committee approved the commitment and its terms.

On March 23, 2007, pursuant to their commitment to provide the bridge debt financing to us, we and Mr. Pancoast signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $50,000, and Donald Swortwood and Letitia Swortwood each signed a convertible secured promissory note dated March 23, 2007 in the principal amount of $25,000.  The promissory notes carried an interest rate of 9% per annum.  The terms of the promissory notes provided that the outstanding principal balance and all accrued interest was due upon the earlier of September 30, 2007, or the date of the next Qualified Financing Round (as defined in the promissory notes).  All of these promissory notes were repaid in full, together with accrued interest, on April 10, 2007.

Lpath subleases a portion of its facility to Western States Investment Corporation (“WSIC”), owned by two individuals who are among Lpath’s largest stockholders.  The terms of the sublease, in general, are the same as the terms of the company’s direct lease.  To enter into the operating lease agreement described above, the landlord required that $360,000 of the lease obligation be guaranteed.  This guaranty was provided for Lpath by WSIC in exchange for a warrant to purchase 588,000 shares of Lpath common stock.  The warrant terms included an exercise price of $0.80 per share, with an expiration date of May 31, 2007.  The value of this warrant was calculated, using the Black-Scholes model, to be $61,485.  This amount was charged to rent expense over the term of the guaranty.  As of December 31, 2007 the entire amount has been charged to rent expense.

In addition, certain Lpath employees provide investment oversight, accounting, and other administrative services to WSIC.  Certain WSIC employees also provide services to Lpath.  Lpath and WSIC reimburse each other for costs incurred on behalf of the other entity.

During 2007, WSIC reimbursed Lpath $96,000 for investment oversight expenses, $37,857 for lease and facility related expenses, and $21,783 for accounting and other administrative services.  During 2006, WSIC reimbursed Lpath $140,489 for investment oversight expenses, $56,671 for lease and facility related expenses, $49,805 for accounting and other administrative services, and $22,797 for facility related capital expenditures.  During 2007 and 2006, Lpath reimbursed WSIC $34,537 and $76,692, respectively, for accounting and administrative expenses.

As of December 31, 2007 WSIC owed Lpath $28,800 for investment oversight expenses, $4,397 for lease and facility related expenses, and $2,860 for accounting and other administrative services.  As of December 31, 2007 Lpath owed WSIC $8,820 for accounting and administrative expenses.

We believe that each of the transactions set forth above were entered into on (i) terms as fair as those that could be obtained from independent third parties, and (ii) were ratified by a majority (but no less than two) of our independent directors or by our Audit Committee pursuant to Section III, Item 9(d) of our Audit Committee Charter, who, in either case, did not have an interest in the transaction and who had access to our counsel at our expense.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, incorporates certain provisions permitted under Article 78 of the Nevada Revised Statutes relating to the liability of Directors.  The provisions eliminate a Director’s liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of a Director’s duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law.  These provisions do not eliminate a Director’s duty of care.  Moreover, the provisions do not apply to claims against a Director for violations of certain laws, including federal securities laws.

Our Articles of Incorporation, as amended, also contains provisions to indemnify the Directors, officers, employees or other agents to the fullest extent permitted by Article 78 of the Nevada Revised Statutes.  These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from Directors.  We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Expenses estimated to be incurred by Lpath, Inc. for the issuance and distribution of this prospectus are as follows:

SEC registration fee	$495.69
Printing and reproduction costs	10,000.00
Legal and accounting fees and expenses	35,000.00
Total	$45,495.69

Item 14.  Indemnification of Directors and Officers.

Our Bylaws provide for indemnification of its directors, officers and employees as follows:

Every director, officer, or employee shall be indemnified by us against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for our best interests.

Our Bylaws further state that we shall provide to any person who is or was our director, officer, employee or agent or is or was serving at our request as a director, officer, employee or agent, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable Nevada law.  The Board of Directors may, in its discretion, direct the purchase of liability insurance by way of implementing the provisions of this Article.

Our Articles of Incorporation state that any of our directors or officers shall not be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends.  Any repeal or modification of this Article by our stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any of our directors or officers for acts or omissions prior to such repeal or modification.

Article VII of the Articles of Incorporation states:

“Every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she or a person with whom he or she is a legal representative, is or was a director of the Corporation, or who is serving at the request of the Corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith.  Such right of indemnification shall be contract right which may be enforced in any manner desired by such person.  The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Corporation as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.  Such right of indemnification shall not be exclusive of any other right of such directors, officers or representatives may have or hereafter acquire, and without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.

Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchased or maintain insurance on behalf of any person who is or was a director or officer.”

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MAY BE PERMITTED TO ANY OF OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FOREGOING PROVISIONS, IT IS THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION THAT SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SUCH ACT AND IS THEREFORE UNENFORCEABLE.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

In November 2005, we sold 7,562,250 shares of common stock and 3,781,125 warrants to purchase common stock in connection with a $6,049,800 aggregate offering of units at a price of $1.60 per unit. Each unit consisted of two shares of common stock and one warrant to purchase an additional share of common stock at a price of $1.50 per share. The warrants expire on September 30, 2010. Investors who purchased at least 625,000 units also received a bonus warrant to buy 10% of the number of shares of common stock purchased on identical terms to those previously described. This resulted in 306,250 additional warrants being issued. In connection with the placement of units with investors, placement agents were issued 413,797 warrants, each exercisable for one share of common stock at an exercise price of $0.80.  Of the 413,797 warrants issued to placement agents, 108,125 expire on May 30, 2008 and 305,672 expire on September 30, 2010.

Between June 2005 and November 2005, the company issued 1,300,000 shares of common stock and 1,560,000 warrants. This was the result of the sale of 130,000 units by the company. Each unit consisted of 10 shares of common stock and a warrant to purchase an additional 12 shares of common stock at the exercise price of $0.60 per share.  The warrants expire on May 31, 2007. The price per unit was $5.00 and resulted in proceeds of $650,000.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth two paragraphs above.

In January 2006, we received approval from our Board of Directors and a majority of the stockholders who participated in the November 30, 2005 financing to raise additional capital through a supplemental financing transaction.  The offering price was $1.90 per Unit.  Each Unit consisted of two shares of common stock and a warrant to purchase an additional share of common stock at $1.50 per share.  The warrant has an expiration date of September 30, 2010.  The supplemental financing closed on January 31, 2006.  Proceeds of $636,140 were received for the sale of 334,813 Units.

On March 24, 2006, the company obtained further approval from the applicable shareholders to raise additional capital through an additional supplemental financing transaction.  The pricing and material terms of such March 2006 offering were identical to the earlier January 2006 supplemental round financing (which is described in Note 11 to the Consolidated Financial Statements).  Proceeds of $396,000 were received for the sale of 208,423 Units (each Unit consisting of two shares of the company’s Class A common stock and a warrant to purchase an additional share of such common stock).

On April 6, 2007, we entered into a Securities Purchase Agreement with various accredited investors pursuant to which the Investors agreed to purchase from us an aggregate of 17.7 million shares of the Company’s Class A common stock and 6.2 million warrants exercisable to purchase our Class A common stock at an exercise price of $1.05 per share for an aggregate purchase price of $16.8 million.    The initial closing under the Purchase Agreement occurred on April 6, 2007 (the “Initial Closing”). At the Initial Closing, we received gross proceeds of $13.9 million from the investors and issued 14.6 million shares of our Class A common stock and 5.1 million warrants. The remaining $2.9 million of the aggregate purchase price was funded at a second closing held on June 13, 2007.  As a condition to the second closing, our stockholders at a special meeting held on June 8, 2007 approved an increase in the (i) authorized Class A common stock to at least 100 million shares and (ii) number of shares covered by the Company’s 2005 stock option plan to 10.39 million shares. At the second closing, we received the remaining $2.9 million of the aggregate purchase price for which we will issued to the Investors 3.1 million shares of our Class A common stock and 1.1 million Warrants.

On August 12, 2008 and August 18, 2008, we entered into a Securities Purchase Agreement with various accredited investors whereby we sold shares of our Class A common stock at a price of $0.95 per share.  Each investor also received warrants in an amount equal to 25% of the shares purchased by such respective investor.  These warrants are exercisable to purchase our Class A common stock at an exercise price of $1.25 per share.  We raised approximately $6.7 million pursuant to the 7,090,999 shares of Class A common stock and 1,939,488 million warrants sold pursuant to the purchase agreements.

No underwriter or underwriting discount or commission was involved in any of the transactions set forth above.

The offer and sale of our securities summarized above were made to accredited investors (as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) and without any publicity or advertising, and thus subject to an exemption from registration under Section 4(2) of the Securities Act as a transaction by the issuer not involving a public offering.

Item 27.  Exhibits.

The following exhibits are filed as a part of, or incorporated by reference into, this Report:

2.1*	Agreement and Plan of Reorganization, by and between Neighborhood Connections, Inc., Neighborhood Connections Acquisition Corporation, and Lpath Therapeutics Inc. dated July 15, 2005.

2.2

Acquisition Agreement and Plan of Merger, dated as of March 19, 2004, between Neighborhood Connections, Inc. and JCG, Inc. (filed as Exhibit 2.1 to the Current Report on Form 8-K filed on March 22, 2004 and incorporated herein by reference).

3.1*	Amendment to Articles of Incorporation filed December 1, 2005.

3.2

Articles of Incorporation filed on September 18, 2002 (filed as Exhibit 3.1 to Amendment No. 1 to the Annual Report on Form 10-KSB/A for the year ended December 31, 2003 (the “2003 Amended 10-KSB”) (filed on March 25, 2004 and incorporated herein by reference).

3.3	Amendment to Articles of Incorporation filed on December 27, 2002 (filed as Exhibit 3.3 to the Current Report on Form 8-K/A filed on January 9, 2006 and incorporated herein by reference).

3.4	Amended and Restated By-laws (filed as Exhibit 3.4 to the Quarterly Report on Form 10-QSB filed on November 13, 2006 and incorporated herein by reference).

3.5

Amended and Restated Bylaws, as amended on April 3, 2007 (conformed) (filed as Exhibit 3.5 to the Registration Statement on Form SB-2, SEC File No. 144199 (the “June 2007 SB-2”) and incorporated herein by reference).

3.6	Certificate of Amendment of Articles of Incorporation filed June 8, 2007 (filed as Exhibit 3.6 to the June 2007 SB-2 and incorporated herein by reference).

4.1*	Form of Warrant issued to Western States Investment Corporation for lease guaranty.

4.2*	Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated June 30, 2005.

4.3*	Form of Warrant issued to Johnson & Johnson Development Corporation dated April 3, 2002.

4.4*	Form of Warrant issued to purchasers of Convertible Secured Promissory Notes as amended by the Omnibus Amendment to Convertible Secured Promissory Notes and Warrants dated November 30, 2005.

4.5*	Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated November 30, 2005.

4.6#	Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated January 31, 2006.

4.7

Form of Warrant issued pursuant to the Common Stock and Warrant Purchase Agreement dated March 28, 2006 (filed as Exhibit 4.7 to the registration statement on Form SB-2 filed on March 30, 2006, SEC File No. 333-132850, and incorporated herein by reference).

4.8	Form of Warrant issued pursuant to the Securities Purchase Agreement dated April 6, 2007 (April 2007 Warrants) (filed as Exhibit 4.7 to the June 2007 SB-2 and incorporated herein by reference).

4.9	Form of Warrant issued pursuant to the Securities Purchase Agreement dated June 13, 2007 (June 2007 Warrants) (filed as Exhibit 4.8 to the June 2007 SB-2 and incorporated herein by reference).

4.10

Form of Warrant issued pursuant to the Securities Purchase Agreement dated August 12, 2008 (August 2008 Warrants) (previously filed with the registration statement on Form S-1 filed on September 11, 2008, SEC File No. 333-153423 (the “2008 Form S-1”)).

5.1	Opinion of Eilenberg Krause & Paul LLP (previously filed with the 2008 Form S-1.)

10.1*	Lease Agreement dated August 12, 2005 between Lpath Therapeutics Inc. and Pointe Camino Windell, LLC.

10.2*	Research Agreement dated January 28, 2004 between Medlyte, Inc. and San Diego State University, together with Amendments No.1 and No. 2.

10.3*	Assignment Agreement dated June 9, 2005 between Lpath Therapeutics Inc. and LPL Technologies, Inc.

10.4

Research Collaboration Agreement dated August 2, 2005 between Lpath Therapeutics Inc. and AERES Biomedical Limited (filed as Exhibit 10.4 to the Current Report on Form 8-K/A filed on January 9, 2006 and incorporated herein by reference) (portions of this exhibit have been omitted pursuant to a request for confidential treatment).

10.7*	Lpath, Inc. Amended and Restated 2005 Equity Incentive Plan (filed as Appendix A to the company’s Schedule 14-A Proxy Statement filed on August 28, 2007 and incorporated herein by reference).+

10.8#	Assignment and Assumption Agreement dated December 1, 2005 by and between Lpath, Inc. and Lpath Therapeutics, Inc.

10.9**	Form of Employment Agreement between Lpath, Inc. and Scott R. Pancoast dated as of January 9, 2006.+

10.10**	Form of Employment Agreement between Lpath, Inc. and Gary Atkinson dated as of February 6, 2006.+

10.11**	Form of Consultant Agreement between Lpath, Inc. and William Garland dated as of January 1, 2006.+

10.12**	Form of Consultant Agreement between Lpath, Inc. and Roger Sabbadini dated as of February 1, 2006.+

10.13

Development and Manufacturing Services Agreement dated August 16, 2006 between Lpath Inc. and Laureate Pharma, Inc. (filed as Exhibit 10.13 to the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 filed on November 13, 2006 and incorporated by reference) (portions of this exhibit have been omitted pursuant to a request for confidential treatment).

10.14

Securities Purchase Agreement, dated as of April 6, 2007, by and among Lpath, Inc. and each investor identified therein (filed as Exhibit 10.14 to the June 2007 SB-2 and incorporated herein by reference).

10.15

Registration Rights Agreement, dated as of April 6, 2007, by and among Lpath, Inc. and each investor identified therein (filed as Exhibit 10.15 to the June 2007 SB-2 and incorporated herein by reference).

10.16##	License Agreement dated August 8, 2006 between Lonza Biologics PLC and Lpath, Inc. (portions of this exhibit have been omitted pursuant to a request for confidential treatment).

10.17	Securities Purchase Agreement, dated as of August 12, 2008, by and among Lpath, Inc. and each investor identified therein (previously filed with the 2008 Form S-1.)

10.18	Registration Rights Agreement, dated as of August 12, 2008, by and among Lpath, Inc. and each investor identified therein (previously filed with the 2008 Form S-1.)

14.1#	Code of Ethics of Lpath, Inc.

21.1#	List of Subsidiaries of Registrant

23.1	Consent of LevitZacks (Previously filed with the 2008 Form S-1.)

23.2	Consent of Eilenberg Krause & Paul LLP (Previously filed with the 2008 Form S-1.)

*  Filed as an exhibit to the Current Report on Form 8-K filed with the SEC on December 6, 2005 and incorporated herein by reference

#  Filed as an exhibit to the Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 16, 2006 and incorporated herein by reference

**  Filed as an exhibit to the Current Report on Form 8-K filed with the SEC on March 29, 2006 and incorporated herein by reference

+  Management contract, or compensation plan or arrangement.

## Filed as an exhibit to the Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 2007 filed with the SEC on November 13, 2007 and incorporated herein by reference.

Item 28.  Undertakings.

The undersigned registrant hereby undertakes that:

(1)  It will file, during any period in which it offers or sell securities, a post-effective amendment to this Registration Statement to:

(i)  Include any prospectus required by Section 10(a) of the Securities Act of 1933;

(ii)  Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)  Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)  For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

(3)  It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of San Diego, State of California, on September 19, 2008.

LPATH, INC.

/s/ Scott R. Pancoast
Scott R. Pancoast, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott R. Pancoast	President, Chief Executive Officer, and Director	September 19, 2008
Scott R. Pancoast	(Principal Executive Officer)

/s/ Gary J. G. Atkinson	Vice President and Chief Financial Officer	September 19, 2008
Gary J. G. Atkinson	(Principal Financial and Accounting Officer)

/s/ Charles A. Mathews	Director	September 19, 2008
Charles A. Mathews

/s/ Donald R. Swortwood	Director	September 19, 2008
Donald R. Swortwood

/s/ Roger A. Sabbadini, Ph.D.	Director	September 19, 2008
Roger A. Sabbadini, Ph.D.

/s/ Jeffrey Ferrell	Director	September 19, 2008
Jeffrey Ferrell